EXHIBIT 4.3

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of August 18, 2005

among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as the Lenders,

BANK OF AMERICA, N.A.,
as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as Syndication Agent,

AHERN RENTALS, INC.,

as the Obligated Party,

and

BANC OF AMERICA SECURITIES LLC and
WACHOVIA CAPITAL MARKETS, LLC,
as Co-Lead Arrangers

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, ACCOUNTING TERMS, AND INTERPRETIVE PROVISIONS
Section 1.1	Definitions
Section 1.2	Accounting Terms
Section 1.3	Interpretive Provisions
Section 1.4	No Strict Construction
Section 1.5	No Novation

ARTICLE 2 LOANS AND LETTERS OF CREDIT
Section 2.1	Credit Facility
Section 2.2	Revolving Loans
Section 2.3	[Intentionally Omitted.]
Section 2.4	Letters of Credit
Section 2.5	Bank Products

ARTICLE 3 INTEREST AND FEES
Section 3.1	Interest
Section 3.2	Continuation and Conversion Elections
Section 3.3	Maximum Interest Rate
Section 3.4	Unused Line Fee
Section 3.5	Letter of Credit Fees and Expenses
Section 3.6	Other Fees
Section 3.7	Incremental Commitments

ARTICLE 4 PRINCIPAL PAYMENTS AND PREPAYMENTS
Section 4.1	Repayment
Section 4.2	Termination of Credit Facility
Section 4.3	Mandatory Prepayment of the Loans
Section 4.4	LIBOR Rate Revolving Loan Prepayments
Section 4.5	Payments as Revolving Loans
Section 4.6	Apportionment, Application, and Reversal of Payments
Section 4.7	Indemnity for Returned Payments
Section 4.8	Administrative Agent’s and the Lenders’ Books and Records; Monthly Statements

ARTICLE 5 TAXES, YIELD PROTECTION AND ILLEGALITY
Section 5.1	Taxes
Section 5.2	Illegality
Section 5.3	Increased Costs and Reduction of Return
Section 5.4	Funding Losses
Section 5.5	Inability to Determine Rates
Section 5.6	Certificate of the Affected Lender
Section 5.7	Survival

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ARTICLE 6 BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
Section 6.1	Books and Records
Section 6.2	Financial and Other Information
Section 6.3	Notices

ARTICLE 7 GENERAL WARRANTIES AND REPRESENTATIONS
Section 7.1	Authorization, Validity, and Enforceability of the Transaction Documents
Section 7.2	Validity and Priority of Security Interest
Section 7.3	Organization, Authority, and Good Standing
Section 7.4	Capitalization and Subsidiaries
Section 7.5	Corporate Name; Prior Transactions
Section 7.6	Financial Statements and Projections
Section 7.7	Solvency
Section 7.8	Debt
Section 7.9	Distributions
Section 7.10	Real Estate; Leases
Section 7.11	Proprietary Rights
Section 7.12	Trade Names
Section 7.13	Litigation
Section 7.14	Labor Matters
Section 7.15	Environmental Law
Section 7.16	No Violation of Law
Section 7.17	No Default
Section 7.18	ERISA Compliance
Section 7.19	Taxes
Section 7.20	Regulated Entities
Section 7.21	Use of Proceeds; Margin Regulations
Section 7.22	No Material Adverse Change
Section 7.23	Full Disclosure
Section 7.24	Material Agreements
Section 7.25	Bank Accounts
Section 7.26	Commercial Tort Claims
Section 7.27	Governmental Authorization
Section 7.28	Second Lien Debt
Section 7.29	Certificates of Title
Section 7.30	Subordinated Debt
Section 7.31	Foreign Assets Control Regulations, Etc.
Section 7.32	Ranking

ARTICLE 8 AFFIRMATIVE AND NEGATIVE COVENANTS
Section 8.1	Taxes and Other Obligations
Section 8.2	Legal Existence and Good Standing
Section 8.3	Compliance with Law and Agreements; Maintenance of Licenses
Section 8.4	Maintenance of Property; Inspection of Property
Section 8.5	Insurance

Section 8.6	Condemnation
Section 8.7	Environmental Law
Section 8.8	Compliance with ERISA
Section 8.9	Mergers, Consolidations, or Sales
Section 8.10	Distributions; Capital Change; Restricted Investments
Section 8.11	Guaranties
Section 8.12	Debt
Section 8.13	Prepayment; Amendment of Debt Agreements
Section 8.14	Transactions with Affiliates
Section 8.15	Investment Banking and Finder’s Fees
Section 8.16	Business Conducted
Section 8.17	Liens
Section 8.18	Sale and Leaseback Transactions
Section 8.19	New Subsidiaries
Section 8.20	Fiscal Year
Section 8.21	Financial Covenants
Section 8.22	Use of Proceeds
Section 8.23	Lenders as Depository
Section 8.24	Guaranties of the Obligations
Section 8.25	Additional Collateral; Further Assurances
Section 8.26	Changes in Accounting Treatment
Section 8.27	Invoicing
Section 8.28	Acquired Real Estate
Section 8.29	Ranking
Section 8.30	Kubota and Other Vendors
Section 8.31	Other Debt Limitations

ARTICLE 9 CONDITIONS OF LENDING
Section 9.1	Conditions Precedent to Making of Loans on the Closing Date
Section 9.2	Conditions Precedent to Each Loan

ARTICLE 10 SECURITY
Section 10.1	Grant of Lien
Section 10.2	Perfection and Protection of Security Interest
Section 10.3	Location of Collateral
Section 10.4	Appraisals
Section 10.5	Accounts
Section 10.6	Collection of Accounts; Payments
Section 10.7	Inventory; Perpetual Inventory
Section 10.8	Equipment
Section 10.9	Assigned Contracts
Section 10.10	Documents, Instruments, and Chattel Paper
Section 10.11	Right to Cure
Section 10.12	Power of Attorney
Section 10.13	The Collateral Agent’s, the Administrative Agent’s and the Lenders’ Rights, Duties, and Liabilities

Section 10.14	Patent, Trademark, and Copyright Collateral
Section 10.15	Indemnification
Section 10.16	Grant of License to Use Proprietary Rights
Section 10.17	Limitation on the Agents’ and the Lenders’ Duty in Respect of the Collateral
Section 10.18	Miscellaneous

ARTICLE 11 DEFAULT; REMEDIES
Section 11.1	Events of Default
Section 11.2	Remedies

ARTICLE 12 TERM AND TERMINATION
Section 12.1	Term and Termination

ARTICLE 13 AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
Section 13.1	Amendments and Waivers
Section 13.2	Assignments; Participations

ARTICLE 14 THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
Section 14.1	Appointment and Authorization
Section 14.2	Delegation of Duties
Section 14.3	Liability of the Agents
Section 14.4	Reliance by the Agents
Section 14.5	Notice of Default
Section 14.6	Credit Decision
Section 14.7	Indemnification
Section 14.8	The Collateral Agent and the Administrative Agent in their Individual Capacity
Section 14.9	Successor Agents
Section 14.10	Withholding Tax
Section 14.11	Collateral Matters
Section 14.12	Restrictions on Actions by Lenders; Sharing of Payments
Section 14.13	Agency for Perfection
Section 14.14	Payments by Agents to the Lenders
Section 14.15	Settlement
Section 14.16	Letters of Credit; Intra-Lender Issues
Section 14.17	Concerning the Collateral and the Related Loan Documents
Section 14.18	Field Audit and Examination Reports; Disclaimer by Lenders
Section 14.19	Relation Among the Lenders
Section 14.20	Administrative Agent May File Proofs of Claim
Section 14.21	Co-Lead Arrangers and Syndication Agent

ARTICLE 15 MISCELLANEOUS
Section 15.1	No Waivers; Cumulative Remedies

Section 15.2	Severability
Section 15.3	Governing Law; Choice of Forum; Service of Process
Section 15.4	Waiver of Jury Trial
Section 15.5	Survival of Representations and Warranties
Section 15.6	Other Security and Guaranties
Section 15.7	Fees and Expenses
Section 15.8	Notices and Information
Section 15.9	Waiver of Notices
Section 15.10	Binding Effect
Section 15.11	Indemnity of the Credit Providers by the Obligated Parties
Section 15.12	Limitation of Liability
Section 15.13	Final Agreement
Section 15.14	Counterparts
Section 15.15	Right of Setoff
Section 15.16	Confidentiality
Section 15.17	USA Patriot Act Notice
Section 15.18	Joint and Several Liability
Section 15.19	Contribution and Indemnification among the Obligated Parties
Section 15.20	Agency of Ahern for Each Other Obligated Party
Section 15.21	Additional Borrowers and Guarantors
Section 15.22	Express Waivers By the Obligated Parties In Respect of Cross Guaranties and Cross Collateralization
Section 15.23	Intercreditor Agreements

v

EXHIBITS:

Exhibit A	-	Intentionally Omitted
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Continuation/Conversion
Exhibit F	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Incremental Commitment Agreement

SCHEDULES:

Schedule 1.1(A)	-	Commitments
Schedule 1.1(B)	-	Permitted Investments
Schedule 1.1(C)	-	Permitted Liens
Schedule 1.1(D)	-	Assigned Contracts
Schedule 1.1(E)	-	Excluded Assets
Schedule 7.3	-	Organization; Authority; and Good Standing
Schedule 7.4	-	Capitalization; Subsidiaries
Schedule 7.5	-	Corporate name; Prior Transactions
Schedule 7.6	-	Undisclosed Material Liabilities
Schedule 7.9	-	Distributions
Schedule 7.10	-	Real Estate; Leases
Schedule 7.11	-	Proprietary Rights
Schedule 7.12	-	Trade Names
Schedule 7.13	-	Litigation
Schedule 7.14	-	Labor Matters
Schedule 7.15	-	Environmental Matters
Schedule 7.24	-	Material Agreements
Schedule 7.25	-	Bank Accounts
Schedule 7.26	-	Commercial Tort Claims
Schedule 7.29	-	Certificates of Title
Schedule 8.12	-	Debt
Schedule 8.13	-	GE Sale and Leaseback Agreement Purchase Price Calculation
Schedule 8.14	-	Affiliate Transactions
Schedule 10.3	-	Locations of Collateral

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement, dated as of August 18, 2005, is among the lending institutions from time to time party hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A. (“BofA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association (“Wachovia”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), Ahern Rentals, Inc. (“Ahern”), each of its subsidiaries party from time to time hereto that becomes a borrower hereunder with the prior written consent of all the Lenders (such subsidiaries, together with Ahern, are referred to hereinafter each individually as a “Borrower” and collectively as the “Borrowers”) and each of the other Obligated Parties (as hereinafter defined) signatory to this Agreement.

RECITALS:

WHEREAS, the Borrowers, the Agents and certain of the Lenders party hereto are party to a certain Loan and Security Agreement, dated as of October 29, 2004, as amended through but excluding the date hereof (as so amended, the “Original Loan and Security Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Loan and Security Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Original Loan and Security Agreement shall be, and hereby is, amended and restated in its entirety as follows, effective on and as of the Closing Date.

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS, AND INTERPRETIVE PROVISIONS

Section 1.1                                      Definitions.  Capitalized terms wherever used in this Agreement and the other Loan Documents, unless otherwise defined therein, shall have the meanings specified in this Section 1.1.

“Accelerated Delivery Date” means any date on which the Unused Availability is less than $5,000,000.

“Accelerated Delivery Period” means the period commencing on an Accelerated Delivery  Date and ending on the first day after any full Fiscal Quarter of Ahern, occurring after an Accelerated Delivery Date, during which the Unused Availability equals or exceeds $5,000,000 for each day during such Fiscal Quarter and no Event of Default has occurred or existed.

“Accommodation Payment” has the meaning specified in Section 15.19.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper, or General Intangible (including a payment intangible).

“Accounts” means “accounts”, as such term is defined in the UCC, and any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Accounts Payable” means all trade accounts payable of the Obligated Parties and all Debt and other obligations owing by the Obligated Parties with respect to Inventory or Equipment.

“ACH Transactions” means any cash management, disbursement, or related services, including overdrafts and the automated clearinghouse transfer of funds, by BofA or Wachovia for the account of any Obligated Party.

“Additional Mortgaged Property” has the meaning specified in Section 8.28.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of Ahern, net income of Ahern and its Subsidiaries on a consolidated basis after provision for state and local income taxes (if any) for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such fiscal period, excluding any and all of the following included in the determination of such net income:  (a) gain or loss arising from the sale of any capital assets (which shall not include, in any event, Inventory); (b) gain arising from any write-up in the book value of any asset or non-cash loss arising from any write-down or write-off in the book value of any non-operating asset; (c) earnings of any other Person, substantially all the assets of which have been acquired by Ahern or any of its Subsidiaries in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any other Person (other than a Subsidiary of Ahern) in which Ahern or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by Ahern or any of its Subsidiaries in the form of cash distributions; (e) earnings of any Person to which assets of Ahern or any of its Subsidiaries shall have been sold, transferred, or disposed of, or into which Ahern or any of its Subsidiaries shall have been merged, or which has been a party with Ahern or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of Ahern or any of its Subsidiaries or from cancellation or forgiveness of Debt; and (g) gain or non-cash loss generated or arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; provided that any non-cash loss generated from the write-down or write-off of operating assets shall not be included in this clause (g).

“Administrative Agent” means BofA, solely in its capacity as administrative agent for the Lenders, and any successor administrative agent.

“Affiliate” means, as to any Person (the “subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the subject Person or which owns, directly or indirectly, 5.0% or more of the outstanding Capital Stock of the subject Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent, individually, and “Agents” means both of such Persons, collectively.

“Agent Advances” has the meaning specified in Section 2.2(j).

“Agent-Related Persons” means the Collateral Agent and the Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, representatives, agents, and attorneys-in-fact of the Collateral Agent and the Administrative Agent and their respective Affiliates.

“Agent’s Liens” means the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Credit Providers, pursuant to the terms of this Agreement and the other Loan Documents.

“Aggregate Revolver Outstandings” means, at any time, the sum of (a) the aggregate unpaid balance of the Revolving Loans, (b) the aggregate undrawn amount of all outstanding Letters of Credit, and (c) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means this Amended and Restated Loan and Security Agreement, as it may be further amended, restated, or otherwise modified from time to time.

“Ahern” means Ahern Rentals, Inc., a Nevada corporation.

“Aircraft Mortgage” means the Aircraft Security Agreement, dated as of the Original Closing Date, by and between Ahern and the Collateral Agent, by which the Collateral Agent, for the benefit of the Credit Providers, acquires a Lien on a certain 1979 Hughes model 369D helicopter bearing Serial Number 790544D and FAA Registration Number N58341.

“Allocable Amount” has the meaning specified in Section 15.19.

“Anniversary Date” means an anniversary of the Closing Date.

“Applicable Margin” means, as of the Closing Date,

(a)                                  with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Revolving Loans), .375% per annum, and

(b)                                 with respect to LIBOR Rate Revolving Loans, 2.125%,

in each case subject to adjustment from time to time thereafter to the applicable percentage specified corresponding to the Leverage Ratio, as set forth below, respectively:

Leverage Ratio	Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Revolving Loans)	LIBOR Rate Revolving Loans
greater than 4.75:1.00	.625%	2.375%
4.75:1.00 to 3.50:1.00	.375%	2.125%
less than 3.50:1.00	.125%	1.875%

For the purpose of determining any such adjustments to the Applicable Margin, the Leverage Ratio shall be determined, beginning with the Fiscal Quarter ending March 31, 2006, based upon the Financial Statements of Ahern and its Subsidiaries for the immediately preceding four (4) Fiscal Quarters of Ahern, and for each Fiscal Quarter of Ahern ending thereafter, delivered to the Agents as required by Section 6.2(a) (with respect to the Financial Statements as of the last day of each Fiscal Year) or Section 6.2(b)(i) (with respect to the Financial Statements for each of the other Fiscal Quarters of each Fiscal Year), and any such adjustment, if any, shall become effective prospectively on and after the first day of the calendar month following the date of delivery of such Financial Statements to the Agents.  Concurrently with the delivery of such Financial Statements, Ahern shall deliver to the Agents a certificate, signed by a Responsible Officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margin.  In the event the Obligated Parties fail to timely deliver any such Financial Statements, in addition to any other remedy provided for in this Agreement, the Applicable Margin shall be deemed to be equal to the highest level set forth in the preceding table, until the first day of the calendar month following the date of delivery of such Financial Statements to the Agents, at which time the Applicable Margin shall be determined, prospectively, in accordance with the terms hereof.  If a Default or an Event of Default exists at the time any reduction in the Applicable Margin is to be implemented, such reduction shall not occur until the first day of the calendar month following the date on which such Default or Event of Default is Waived or cured.

“Assigned Contracts” means, collectively, all of each Obligated Party’s rights and remedies under, and all moneys and claims for money due or to become due to such Obligated Party under, those contracts set forth on Schedule 1.1(D) and any other material contracts, and any and all amendments, supplements, extensions, renewals, and other modifications thereof including all rights and claims of such Obligated Party now or hereafter existing:  (a) under any insurance, indemnities, warranties, and guaranties provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers, and privileges thereunder.

“Assignee” has the meaning specified in Section 13.2(a).

“Assignment and Acceptance” has the meaning specified in Section 13.2(a).

“Attorney Costs” means and includes (a) all reasonable fees, expenses, and disbursements of (i) any law firm or other counsel engaged by the Collateral Agent or  the Administrative Agent and (ii) one law firm or other external counsel engaged by the Lenders and (b) the reasonably allocated costs and expenses of internal legal services of the Collateral Agent and the Administrative Agent.

“Bank Product Reserves” means all reserves which either or both of the Agents from time to time establish in its or their reasonable credit judgment for the Bank Products then provided or outstanding.

“Bank Products” means each and any of the following types of services or facilities extended to any of the Obligated Parties by (I) in the case of (b) below, BofA or Wachovia or any Affiliate of BofA or Wachovia and (II) in the case of (a), (c) and (d) below, any Lender or any Affiliate of any Lender:  (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services), (c) Hedge Agreements; and (d) foreign exchange.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the greater of (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate) or (b) the Federal Funds Rate in effect for such day, plus 0.50% per annum, provided, that, in the Agents’ sole discretion, such amount is subject to change at any time without notice to the Borrowers.  With respect to any determination of any Interest Rate which is based on the Base Rate, any change in the prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change, and any change in the Federal Funds Rate shall take effect as of the date of such change.

“Base Rate Revolving Loan” means any portion of the Revolving Loans during any period in which such portion bears interest based on the Base Rate.

“Blocked Availability Amount” means $10,000,000.

“BofA” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower” means, separately and individually, any of Ahern and any other Person who becomes a party to this Agreement as a “Borrower” pursuant to the terms hereof, jointly, severally, and collectively, and “Borrowers” means more than one or all of the foregoing Persons, jointly, severally, and collectively, as the context requires.

“Borrowing” means (a) a borrowing hereunder consisting of Revolving Loans made available to the Borrowers, or any of them, on the same day (i) by the Lenders, (ii) by BofA (in the case of a Borrowing funded as a Non-Ratable Loan), or (iii) by the Administrative Agent (in

the case of a Borrowing consisting of an Agent Advance), or (b) the issuance of a Letter of Credit hereunder.

“Borrowing Base” means, at any time, (a) an amount equal to the least of (i) the Maximum Revolver Amount, (ii) the sum of, without duplication, (1) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus (2) up to the lesser of (A) ninety-five percent (95%) of the Net Book Value of Eligible Rental and Sale Equipment and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Rental and Sale Equipment, plus (3) up to the lesser of (A) ninety-five percent (95%) of the Net Book Value of Eligible Transportation Equipment and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Transportation Equipment, plus (4) up to the lesser of (A) sixty percent (60%) of the value (at the lower of cost, on an average cost basis, or market) of Eligible Spare Parts Inventory and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Spare Parts Inventory, minus (5) the Blocked Availability Amount minus (6) the aggregate amount, if any, by which the Commitments and the Maximum Revolver Amount have been permanently reduced in accordance with Section 4.3(f), and (iii) the maximum amount of Aggregate Revolver Outstandings permitted to be outstanding under Section 4.09(b)(1) of the Second Lien Debt Agreement minus (b) such Reserves as are established from time to time by either or both of the Agents in its or their reasonable credit judgment.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrowers, or Ahern on behalf of the Borrowers, substantially in the form of Exhibit B (or another form acceptable to the Agents) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including to the extent a Borrower has received notice of any Reserve from an Agent, any of the Reserves included in such calculation pursuant to clause (b) of the definition of Borrowing Base), all in such detail as shall be satisfactory to the Agents.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrowers, or Ahern on behalf of the Borrowers, and certified to the Agents; provided that each of the Agents shall have the right to review and adjust, in the exercise of its credit judgment, any such calculation (a) to reflect its estimate of declines in value of any of the Collateral described therein, (b) to reflect the receipt of proceeds of the Collateral, and (c) to the extent that such calculation is not made in accordance with the terms of this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, Nevada Day or a day on which banks in New York, New York or Charlotte, North Carolina are required or permitted to be closed and (b) with respect to all notices, determinations, fundings, and payments in connection with the LIBOR Rate or LIBOR Rate Revolving Loans, any day that is a Business Day pursuant to clause (a) preceding and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.  “Nevada Day” means the holiday celebrating the admission of Nevada into statehood, which occurs on or about October 31st of each year.

“Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other law, rule, or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, with respect to any Person, all payments made by such Person with respect to the cost of any Inventory (other than spare parts Inventory and other than Inventory at all times held for sale and not rental), Fixed Asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including those costs arising in connection with the direct or indirect acquisition of such asset or improvement by way of increased product or service charges or in connection with a Capital Lease, excluding (a) expenditure of insurance proceeds to rebuild or replace any asset or improvement after a casualty loss and (b) leasehold improvement expenditures for which such Person is reimbursed promptly by the lessor.  Without limiting the foregoing and in any event, any and all payments and purchases of Inventory made by or on behalf of Ahern under or with respect to the GE Sale and Leaseback Agreement permitted under Section 8.13(d) shall constitute Capital Expenditures made by Ahern; provided that the purchase of any such Inventory (and the related payment of the purchase price therefor) which is held by Ahern, at all times after such purchase, for sale and not rental shall not constitute Capital Expenditures under this sentence.

“Capital Lease” means any lease of property by a Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

“Change of Control” means the occurrence of any of the following:  (a) except as allowed by Section 8.9, the adoption of a plan relating to the liquidation or dissolution of any Obligated Party; (b) (i) Don Ahern shall cease to own, directly or indirectly, at least 51% of the outstanding voting Capital Stock of Ahern, (ii) Don Ahern, any member of his immediate family and any trust established for the benefit of Don Ahern and/or any member of his immediate family shall cease to own, directly or indirectly, at least 75.0% of the outstanding voting Capital Stock of Ahern, (iii) Don Ahern shall, by agreement or otherwise, cease to have the right to exercise voting control of Ahern or (iv) Don Ahern shall die or shall become incapacitated or disabled such that Don Ahern is unable to properly perform the duties for Ahern that he performs for Ahern on the Original Closing Date; provided, that if Don Ahern shall die or become so incapacitated or disabled, a Change of Control under this clause (b) shall not occur as a result of such death, incapacitation or disability if, within 90 days after the occurrence of his death or such incapacity or disability and at all times thereafter, Ahern shall have employed one or more Persons with requisite experience that are reasonably satisfactory to the Agents to perform those duties for Ahern that Don Ahern performs for Ahern on the Original Closing Date; (c) except as allowed by Section 8.9, any Obligated Party (other than Ahern) shall cease to be a Wholly-Owned Subsidiary of Ahern or (d) there shall occur a “Change of Control” or a “Change in Control” as defined in any Second Lien Debt Document, any Refinancing Second Lien Debt Document or any other document governing material Debt of any Obligated Party.

“Chattel Paper” means “chattel paper”, as such term is defined in the UCC, and any electronic chattel paper.

“Clearing Account” means each bank account maintained with BofA or a Clearing Bank, subject to a Deposit Account Control Agreement providing for the Collateral Agent’s dominion and control of such bank account, to which the funds of an Obligated Party (including proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Collateral Agent or such Obligated Party (as the Agents may determine) on terms acceptable to the Agents.  For purposes of this Agreement, “Clearing Account” includes any Clearing Accounts opened by any Obligated Party with BofA and pledged in accordance with Article 10, and any renewals or rollovers thereof, any successor or substitute deposit accounts, including any such deposit account as it may have been renumbered or retitled, any proceeds thereof (including any interest paid thereon), and any general intangibles and choses in action arising therefrom or related thereto.  Whenever there is more than one Clearing Account, the term “Clearing Account” shall refer to all such Clearing Accounts, collectively.

“Clearing Bank” means any banking institution reasonably acceptable to the Agents with whom a Clearing Account has been established.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Lead Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, solely in their respective capacities as co-lead arrangers.

“Collateral” has the meaning specified in Section 10.1.

“Collateral Agent” means Wachovia, solely in its capacity as collateral agent for the Lenders, and any successor collateral agent.

“Collateral Documents” means this Agreement, the Intercreditor Agreement, the Proprietary Rights Security Agreements, any Mortgages, any Aircraft Mortgage, any Guaranty Agreements, and any other agreements, instruments, and documents heretofore, now or hereafter executed and delivered in connection with this Agreement or the Original Loan and Security Agreement, pursuant to which liens and security interests are granted to the Collateral Agent in the Collateral for the benefit of the Credit Providers.

“Collateral Waiver Agreement” means any agreement, in form and substance reasonably satisfactory to the Agents, between the Collateral Agent (or the Collateral Agent and the Second Lien Agent) and any landlord of any Obligated Party for any Real Estate where any Collateral is located or any third party (including any bailee, consignee, customs broker, processor, warehouseman, or other similar Person) in possession of any Collateral, as such agreement may be amended, restated, or otherwise modified from time to time.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Revolving Commitment” on Schedule 1.1(A) or as set forth in the most recent Assignment and Acceptance to which such Lender is a party, as such Commitment may be (i) increased (or, in the case of a new Lender, established) as a result of such Lender providing Incremental Commitment(s) after the Closing Date and/or (ii) otherwise adjusted from time to time in accordance with the provisions of this Agreement, and “Commitments” means, collectively, the aggregate amount of the Commitment of each of the Lenders, collectively.

“Compliance Certificate” has the meaning specified in Section 6.2(d).

“Contaminant” means any material defined as waste, pollutant, hazardous substance, toxic substance, hazardous waste, or special waste under any Environmental Law (including petroleum or petroleum-derived substance or waste, asbestos in any form or condition, and polychlorinated biphenyls), or any constituent of any such substance or waste.

“Continuation/Conversion Date” means the effective date of (a) any continuation of LIBOR Rate Revolving Loans as LIBOR Rate Revolving Loans and (b) any conversion of LIBOR Rate Revolving Loans to Base Rate Revolving Loans or of Base Rate Revolving Loans to LIBOR Rate Revolving Loans.

“Credit Providers” means, collectively, the Collateral Agent, the Administrative Agent (in its capacity as administrative agent for the Lenders and, additionally, as provider of Agent Advances), the Lenders, BofA, in its capacity as provider of Non-Ratable Loans, each of BofA, Wachovia and each other Lender and their respective Affiliates as a provider of Bank Products, the Letter of Credit Issuer, and the Indemnified Persons, and “Credit Provider” means any of the foregoing, individually.

“Debt” means, without duplication, with respect to any Person (the “subject Person”) all liabilities, obligations, and indebtedness of the subject Person to any other Person, of any kind or nature, now or hereafter owing, arising, due, or payable, howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables and the endorsement of checks and other similar instruments in the ordinary course of business, but including, in any event and without in any way limiting the generality of the foregoing:  (a) in the case of the Obligated Parties, the Obligations; (b) all such indebtedness, liabilities, and obligations of any Person secured by any Lien on the subject Person’s property, even if the subject Person shall not have assumed or become liable for the payment thereof; provided that all such indebtedness, liabilities, and obligations which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (c) all such indebtedness, liabilities, and obligations created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property; provided that all such indebtedness, liabilities, and obligations which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (d) all indebtedness, liabilities, and obligations under Guaranties of Debt; (e) the present value (discounted at the implicit interest rate in such transaction) of lease payments due under synthetic leases; (f) net obligations in respect of Hedge Agreements; (g) all indebtedness, liabilities and obligations of the subject Person evidenced by notes, bonds, debentures or similar instruments; (h) all preferred capital stock issued by the subject Person that is required to be repurchased or redeemed by the subject Person or is repurchaseable or redeemable at the option of the holder thereof; and (i) all indebtedness, liabilities and obligations of the subject Person in respect of letters of credit or instruments serving a similar function issued or accepted for the account of the subject Person

(whether or not representing obligations for borrowed money).  Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (i) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  Debt of any Person shall include the Debt of any partnership or Joint Venture in which such Person is a general partner or a joint venturer, unless such Debt is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, Waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate, plus (b) 2.00% per annum.  The Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

“Defaulting Lender” has the meaning specified in Section 14.15(c).

“Deposit Account Control Agreement” means an agreement, including a blocked account agreement, in form and substance satisfactory to each Agent, among an Obligated Party, a banking institution holding funds of such Obligated Party, the Collateral Agent (or the Collateral Agent and the Second Lien Agent) and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by such Obligated Party with such banking institution.

“Deposit Accounts” means “deposit accounts”, as such term is defined in the UCC.

“Dilution” means, at the time of any relevant determination, the average amount for the twelve (12) consecutive Fiscal Month period most recently ended prior to such time of determination, by which the amount of Eligible Accounts is reduced due to returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property by any Person.

“Distribution” means, with respect to any Person (other than a natural person) (a) the payment or making of any dividend or other distribution of property by such Person in respect of its Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock), other than distributions solely in such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of the same class or (b) the redemption, repurchase, retirement, or other acquisition by such Person of any Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person.

“Documents” means “documents”, as such term is defined in the UCC, and bills of lading, warehouse receipts, and other documents of title.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” mean dollars in the lawful currency of the U.S.  Unless otherwise specified, all payments under any Loan Document shall be made in Dollars.

“Early Termination Fee” has the meaning specified in Section 4.2.

“EBITDA” means, with respect to any fiscal period of Ahern, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for such fiscal period, (a) Interest Expense, (b) federal, state, local, and foreign income taxes, and (c) depreciation and amortization, in each case for Ahern and its Subsidiaries on a consolidated basis.

“Eligible Accounts” means the Accounts of the Borrowers that both of the Agents in the exercise of their reasonable credit judgment determine to be Eligible Accounts.  Without limiting the discretion of the Agents to establish other criteria of ineligibility, Eligible Accounts shall not include any Account (except as may be otherwise specified below):

(a)                                  that does not arise from the sale or lease of Goods or rendition of services in the ordinary course of business of a Borrower;

(b)                                 that is not subject to the Agent’s Liens which are perfected as to such Account, or that is subject to any other Lien (other than the Lien permitted under clause (i) of the defined term Permitted Liens);

(c)                                  with respect to which either (i) any payment, or part thereof, remains unpaid for more than 90 days from the original due date therefor, or (ii) more than 120 days have elapsed from the date of the original invoice therefor, or no invoice has been issued;

(d)                                 with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement are incorrect or have been breached;

(e)                                  with respect to which (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(f)                                    that is the subject of any debit memo or charge-back, but only to the extent of such debit memo or charge-back;

(g)                                 that represents a progress billing (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s completion of any further performance under such contract or agreement, other than, in the case of a lease of Inventory in the ordinary course of business, the performance of any covenant of quiet enjoyment);

(h)                                 with respect to which any one or more of the following events has occurred to the Account Debtor on such Account:  (i) death or judicial declaration of incompetency of such Account Debtor who is a natural person; (ii) the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the Bankruptcy Code or any other Requirement of Law, now or hereafter in effect; (iii) the making of any general assignment by such Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; (v) the institution by or against such Account Debtor of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of such Account Debtor; (vii) the nonpayment generally by such Account Debtor of its debts as they become due; or (viii) the cessation of the business of such Account Debtor as a going concern;

(i)                                     with respect to which 50% or more of the aggregate Dollar amount of outstanding Accounts owed at such time to the Borrowers by the Account Debtor thereon is classified as ineligible pursuant to the other provisions of this definition;

(j)                                     owed by an Account Debtor that:  (i) does not maintain its chief executive office in the U.S.; (ii) is not organized under the laws of the U.S. or any political subdivision, state or territory thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit the terms of which are satisfactory to the Agents in their reasonable credit judgment and which is in the possession of the Collateral Agent and which, together with all related Letter-of-Credit Rights, is subject to a first priority Lien in favor of the Collateral Agent, for the benefit of the Credit Providers;

(k)                                  owed by an Account Debtor that is an Affiliate, officer, director, or employee of any Borrower or any Affiliate of any Borrower;

(l)                                     except as provided in clause (n) following, with respect to which either the perfection or validity of the Agent’s Liens in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(m)                               owed by an Account Debtor to which an Obligated Party or any of its Affiliates, is indebted in any way (including accrued liabilities), or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agents to waive setoff rights, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(n)                                 owed by (i) the government of the U.S., or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Agents’ reasonable satisfaction with respect to such Account or (ii) any state, municipality, or other political subdivision of the U.S., or any department, agency, public corporation, or other instrumentality thereof and as to which either of the Agents determines that the Agent’s Lien therein is not or cannot be perfected;

(o)                                 that represents a sale on a (i) cash or C.O.D. basis or (ii) bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(p)                                 that is owed by an Account Debtor either (i) in respect of Inventory subject to the GE Sale and Leaseback Agreement or any related document or (ii) who is also an Account Debtor in respect of Inventory subject to the GE Sale and Leaseback Agreement or any related document (unless, in the case of this clause (ii), the Inventory subject to the GE Sale and Leaseback Agreement or any related document is invoiced to such Account Debtor pursuant to different invoices than those used for any other Inventory);

(q)                                 that is evidenced by a promissory note or other instrument or by Chattel Paper;

(r)                                    with respect to which either Agent believes, in the exercise of its reasonable credit judgment, that the prospect of collection of such Account is impaired or that such Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(s)                                  except as may be permitted by the Agents in their reasonable credit judgment, with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such state of payment of such Account, unless such applicable Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(t)                                    to the extent constituting finance or similar charges or sales or use tax;

(u)                                 with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by, or have been rejected or objected to by, the Account Debtor or to the extent the services giving rise to such Account have not been performed by the applicable Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(v)                                 owed by an Account Debtor, or group of affiliated Account Debtors, which is obligated to the Borrowers respecting Accounts the aggregate unpaid balance of which exceeds 10% of the aggregate unpaid balance of all Eligible Accounts owed to the

Borrowers at such time by all of the Borrowers’ Account Debtors, but only to the extent of such excess;

(w)                               that is the subject of any unreconciled variance between the aging of Accounts delivered to either Agent, the general ledger of the applicable Borrower, and the applicable Borrowing Base Certificate; or

(x)                                   that either of the Agents determines in its reasonable credit judgment is ineligible for any other reason.

“Eligible Assignee” means (a) a commercial bank, commercial finance company, or other asset based lender having total assets in excess of One Billion Dollars ($1,000,000,000), (b) any Lender, (c) any Affiliate of any Lender, and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agents.

“Eligible Inventory” means Inventory of the Borrowers which both of the Agents, in their reasonable credit judgment, determine to be Eligible Inventory.  Without limiting the discretion of the Agents to establish other criteria of ineligibility, Eligible Inventory shall not include any Inventory (except as may be otherwise specified below):

(a)                                  that is not owned by a Borrower, including goods held by a Borrower on consignment;

(b)                                 that is not subject to the Agent’s Liens, which are perfected as to such Inventory, or that is subject to any Liens pursuant to the GE Sale and Leaseback Agreement or any related document or any other Lien (other than the Liens described in clauses (a), (c), (e) and (i) of the definition of Permitted Liens; provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral);

(c)                                  that is not finished goods or raw materials;

(d)                                 that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e)                                  that is not in good condition, is unmerchantable or not rentable in the ordinary course of business of a Borrower, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale;

(f)                                    that is obsolete or defective;

(g)                                 consisting of airplanes, helicopters or other aircraft or spare parts therefor;

(h)                                 that is located outside the U.S. or that is in transit from vendors or suppliers or to buyers; provided that the Agents may in their discretion include as Eligible Inventory any Inventory which is in transit within the U.S. or Canada to a Borrower’s place of business and any Inventory held for lease which is in transit to lessees shall not be excluded by this clause (h), provided that upon the request of either Agent the Borrowers shall deliver to the Agents a listing of all such Inventory and its location;

(i)                                     that is consigned to third parties or is subject to any bill-and-hold, guaranteed sale, sale on approval, or other repurchase or return basis;

(j)                                     that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, if the applicable warehouseman, bailee, or lessor has not delivered to the Agents a Collateral Waiver Agreement or if, in lieu of such Collateral Waiver Agreement, a Reserve for rents or storage charges (in an amount for any location not to exceed at any time three (3) months’ rent or storage charges plus any then unpaid rent or storage charges owing with respect to such location) has not been established to the extent the Agents deem appropriate in their reasonable credit judgment for Inventory at that location;

(k)                                  that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if either of the Agents is not satisfied that the Collateral Agent may sell or otherwise dispose of such Inventory in accordance with the terms of this Agreement (including Section 11.2) without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if either of the Agents deems it necessary, as to which such Borrower has not delivered to the Agents a consent or sublicense agreement from such licensor in form and substance acceptable to the Agents;

(l)                                     that is not reflected in the details of a current perpetual inventory report;

(m)                               that is leased to any Person which is not in compliance with the terms of the lease agreement relating to such lease and as to which there is any restriction or impediment (legal or otherwise), as determined by either of the Agents in its reasonable credit judgment, on the ability of the Collateral Agent to obtain access thereto in order to repossess same; or

(n)                                 that either of the Agents determines in its reasonable credit judgment is ineligible for any other reason.

Notwithstanding that any Inventory acquired as a result of the termination of the GE Sale and Leaseback Agreement would, absent this sentence, be considered Eligible Inventory, no such Inventory shall be Eligible Inventory unless and until such Inventory is included in an Inventory Appraisal delivered pursuant to Section 10.4.

“Eligible Rental and Sale Equipment” means Eligible Inventory consisting of Inventory (other than spare parts and merchandise Inventory) held for sale or lease in the ordinary course of a Borrower’s business, which is marked with an identifiable serial number.

“Eligible Spare Parts Inventory” means Eligible Inventory consisting of unused spare parts and merchandise inventory located on premises owned or leased by a Borrower, which spare parts and merchandise inventory are held for sale by a Borrower in the ordinary course of its business or for the repair or maintenance of Inventory of a Borrower that is held for sale or lease by such Borrower in the ordinary course of its business.

“Eligible Transportation Equipment” means Transportation Equipment of the Borrowers marked with an identifiable serial number which both of the Agents, in their reasonable credit judgment, determine to be Eligible Transportation Equipment.  Without limiting the discretion of the Agents to establish other criteria of ineligibility, Eligible Transportation Equipment shall not include any Transportation Equipment (except as may be otherwise specified below):

(a)                                  that is not owned by a Borrower, including goods held by a Borrower on consignment;

(b)                                 that is not subject to the Agent’s Liens, which are perfected as to such Transportation Equipment, or that is subject to any Lien (other than the Liens described in clauses (a), (c), (e) and (i) of the definition of Permitted Liens; provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral);

(c)                                  that is not in good condition or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale;

(d)                                 that is obsolete or defective;

(e)                                  consisting of airplanes, helicopters or other aircraft or spare parts therefore;

(f)                                    that is located outside the U.S.; provided that the Agents may in their discretion include as Eligible Transportation Equipment any Transportation Equipment which is in transit within Canada moving Inventory to or from a customer of a Borrower in the ordinary course of such Borrower’s business;

(g)                                 that is consigned to third parties or is subject to any bill-and-hold, guaranteed sale, sale on approval, or other repurchase or return basis;

(h)                                 that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, if the applicable warehouseman, bailee, or lessor has not delivered to the Agents a Collateral Waiver Agreement or if, in lieu of such Collateral Waiver Agreement, a Reserve for rents or storage charges (in an amount for any location not to exceed at any time three (3) months’ rent or storage charges plus any then unpaid rent or storage charges owing with respect to such location) has not been established to the extent the Agents deem appropriate in their reasonable credit judgment for Transportation Equipment at that location;

(i)                                     that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if either of the Agents is not satisfied that the Collateral Agent may sell or otherwise dispose of such Transportation Equipment in accordance with the terms of this Agreement (including Section 11.2) without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties), and, if either of the Agents deems it necessary, as to which such Borrower has not delivered to the Agents a consent or sublicense agreement from such licensor in form and substance acceptable to the Agents; or

(j)                                     that either of the Agents determines in its reasonable credit judgment is ineligible for any other reason.

“Environmental Claim” means any claim, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

“Environmental Compliance Reserve” means any reserve that either of the Agents establishes from time to time in its reasonable credit judgment after prior written notice to the Borrowers for amounts that are reasonably likely to be expended by an Obligated Party in order for such Obligated Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with any Environmental Law or (b) to correct any non-compliance identified in a report delivered to the Agents pursuant to Section 8.7.

“Environmental Law” means any Requirement of Law relating to environmental, health, safety, and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority or any other Person for (a) any liability under any Environmental Law or (b) damages arising from, or costs incurred by such Governmental Authority or other Person in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means “equipment”, as such term is defined in the UCC, and all machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds, and office equipment, as well as all of such types of property leased by the applicable Person and all of such Person’s rights and interests with respect thereto under such leases (including options to purchase), together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto.

“Equipment Appraisal” means, with respect to a Borrower, the most recently delivered appraisal of the Transportation Equipment of such Borrower delivered to the Agents pursuant to Section 10.4.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with an Obligated Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such

Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by an Obligated Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by an Obligated Party or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate a Pension Plan or the termination, insolvency, or reorganization of a Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon an Obligated Party or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 11.1.

“Excess Availability” means Unused Availability determined without giving effect to the deduction of the Blocked Availability Amount in the calculation of the Borrowing Base.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Asset” means any lease (including any fixtures or improvements on the property subject to the lease), license, contract or agreement to which Ahern or any Guarantor is a party or any of its rights or interests thereunder (including any rights or interests in tangible property in which Ahern or any Guarantor grants a Lien pursuant to any such agreement), in each instance, if and only for so long as the grant of a security interest under this Agreement therein shall constitute or result in a breach, termination or default under any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Uniform Commercial Code of any relevant jurisdiction (including, without limitation, under Sections 9-406, 9-407, 9-408 or 9-409 thereof) or any other applicable law or principles of equity); provided that notwithstanding the foregoing (i) no lease, license, contract or agreement or any right or interest thereunder, in each instance, existing on the Closing Date shall constitute an Excluded Asset unless described on Schedule 1.1(E), (ii) no Account or money or other amounts due or to become due to Ahern or any Guarantor under or with respect to any such lease, license, contract or agreement or right or interest thereunder (other than amounts constituting proceeds from the sale of Inventory (other than Eligible Inventory) or Equipment (other than Eligible Transportation Equipment), in each instance, subject to purchase money financing permitted hereunder) shall constitute an Excluded Asset, (iii) no item of tangible property owned by Ahern or any Guarantor shall constitute an Excluded Asset unless such item is subject to purchase money Debt or other financing permitted under this Agreement or is an aircraft (other than the helicopter subject to the Aircraft Mortgage), (iv) any interest of Ahern or any Guarantor, as lessee, in a lease of real property shall constitute an Excluded Asset and (v) such lease, license, contract or agreement or right or interest thereunder shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under this Agreement, immediately and automatically, at such time as such consequences shall no longer result (including, without limitation and in any event, in the case of any item of tangible property which is the subject of purchase money Debt or other financing permitted hereunder when such financing has been paid in full).  The parties hereto acknowledge that Inventory that is leased to Ahern under the GE Sale and Leaseback Agreement is an Excluded Asset.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/8th of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to BofA on such day on such transactions as determined by BofA.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letters” means that certain fee and payment agreement entered into among BofA, Wachovia and the Borrowers and that certain fee and payment agreement entered into between BofA and the Borrowers, each dated the Closing Date, in each case, as amended, supplemented or otherwise modified from time to time.

“Financial Statements” means, according to the context in which used, the financial statements referred to in Section 6.2 and Section 7.6 or any other financial statements required to be given to either of the Agents pursuant to this Agreement.

“Fiscal Month” means a calendar month.  There are twelve Fiscal Months in each Fiscal Year.

“Fiscal Quarter” means a period of three calendar months (with respect to Ahern beginning on the first day of each January, April, July, and October) constituting a Person’s fiscal quarter for financial accounting purposes, with the first of such measurement periods beginning on the first day of each Fiscal Year and the last of such measurement periods ending on the last day of such Fiscal Year.

“Fiscal Year” means, with respect to any Person, such Person’s fiscal year for financial accounting purposes.  The current Fiscal Year of Ahern will end on December 31, 2005, and each Fiscal Year of Ahern is the relevant calendar year.

“Fixed Assets” means, with respect to any Person, the Equipment and Real Estate of such Person.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter of Ahern, determined for Ahern and its Subsidiaries on a consolidated basis for the preceding four Fiscal Quarters, the ratio of EBITDA, divided by Fixed Charges.

“Fixed Charge Rental Fleet CapEx Percentage” means, at any time, that percentage which is (x) 100% minus (y) 85% of the Net Orderly Liquidation Percentage at such time with respect to rental fleet Inventory.

“Fixed Charge Rental Fleet Depreciation Percentage” means, at any time, that percentage which is (x) 100% minus (y) the Fixed Charge Rental Fleet CapEx Percentage at such time.

“Fixed Charges” means, with respect to any fiscal period, determined for Ahern and its Subsidiaries on a consolidated basis, without duplication, the sum of:

(a)                                  cash Interest Expense,

(b)                                 an amount equal to the product of (x) the Fixed Charge Rental Fleet CapEx Percentage in effect on the last day of such fiscal period times (y) the aggregate amount of Capital Expenditures made or incurred during such fiscal period with respect to Inventory which was in the rental fleet of Ahern or any of its Subsidiaries at any time on or prior to the last day of such fiscal period (excluding, in the case of the Obligated Parties, any such Capital Expenditures to the extent  funded with proceeds from the sale of Inventory in the rental fleet of any Obligated Party permitted hereunder),

(c)                                  an amount equal to the product of (x) the Fixed Charge Transportation CapEx Percentage in effect on the last day of such fiscal period times (y) the aggregate amount of Capital Expenditures made or incurred during such fiscal period with respect to Transportation Equipment (excluding, in the case of the Obligated Parties, any such Capital Expenditures to the extent (1) funded with Debt other than Revolving Loans, but including, without duplication, principal payments with respect to any such Debt or (2) funded with proceeds from the sale of Transportation Equipment of any Obligated Party permitted hereunder),

(d)                                 an amount equal to the product of (x) the Fixed Charge Rental Fleet Depreciation Percentage in effect on the last day of such fiscal period times (y) depreciation expense taken in such fiscal period with respect to any Inventory which was in the rental fleet of Ahern or any of its Subsidiaries at any time on or prior to the last day of such fiscal period,

(e)                                  an amount equal to the product of (x) the Fixed Charge Transportation Depreciation Percentage in effect on the last day of such fiscal period times (y) depreciation expense taken in such fiscal period with respect to Transportation Equipment owned by Ahern or any of its Subsidiaries at any time on or prior to the last day of such fiscal period,

(f)                                    cash Distributions in respect of any Capital Stock,

(g)                                 scheduled principal payments of Debt, plus

(h)                                 federal, state, local, and foreign cash income taxes (not less than zero), excluding deferred taxes.

“Fixed Charge Transportation CapEx Percentage” means, at any time, that percentage which is (x) 100% minus (y) 85% of the Net Orderly Liquidation Percentage at such time with respect to Transportation Equipment (it being agreed that until the first Equipment Appraisal is delivered to the Agents pursuant to Section 10.4, the Net Orderly Liquidation Percentage shall be deemed to be 100%).

“Fixed Charge Transportation Depreciation Percentage” means, at any time, that percentage which is (x) 100% minus (y) the Fixed Charge Transportation CapEx Percentage at such time.

“Funding Account” has the meaning specified in Section 2.2(d).

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) that are applicable to the circumstances as of the date of determination.

“GE Intercreditor Agreement” has the meaning specified in Section 9.1(r).

“GE Sale and Leaseback Agreement” means that certain Master Lease Agreement, dated as of February 14, 2003, by and between Ahern and General Electric Capital Corporation, together with all annexes, exhibits and schedules thereto, including without limitation any equipment schedules and inventory addenda, as amended, supplemented or otherwise modified from time to time.

“General Intangibles” means, with respect to any Person, “general intangibles”, as such term is defined in the UCC, and all other choses in action and causes of action, intangible personal property of every kind and nature (other than Accounts), including all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds that may become due to such Person in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Person.

“Goods” means “goods” as such term is defined in the UCC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and any department, agency, board, commission, tribunal, committee, or instrumentality of any of the foregoing.

“Guarantor” means each of (a) the Borrowers and (b) each other Person who becomes a party to any Guaranty Agreement pursuant to the terms of this Agreement, and “Guarantors” means two or more of the foregoing Persons, collectively.

“Guaranty” means, with respect to any Person, all obligations of such Person that in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend, or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, excluding the endorsement of checks and other similar instruments in the ordinary course of business, but including any such obligations incurred through an agreement, contingent or otherwise:  (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.  In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” means each guaranty agreement in favor of the Collateral Agent to which any Person becomes a party pursuant to the terms of this Agreement, and “Guaranty Agreements” means all of such agreements, collectively.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity, or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations, or commodity prices.

“Incremental Commitment” means, for each Incremental Lender, any commitment by such Incremental Lender to make Revolving Loans pursuant to Section 2.1(b) as agreed to by such Incremental Lender in the respective Incremental Commitment Agreement delivered pursuant to Section 2.1(c)(i); it being understood, however, that on each date upon which an Incremental Commitment of any Incremental Lender becomes effective, such Incremental Commitment of such Incremental Lender shall be added to (and thereafter become a part of) the

Commitment of such Incremental Lender for all purposes of this Agreement as contemplated by Section 2.1(b).

“Incremental Commitment Agreement” means an Incremental Commitment Agreement substantially in the form of Exhibit G (appropriately completed and with such modifications as may be acceptable to the Administrative Agent).

“Incremental Lender” has the meaning specified in Section 2.1(c)(i).

“Incremental Revolving Loan” has the meaning specified in Section 2.1(b)(vii).

“Indemnified Liabilities” has the meaning specified in Section 15.11(a).

“Indemnified Person” has the meaning specified in Section 15.11(a).

“Instruments” means “instruments”, as such term is defined in the UCC.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to Ahern or a Subsidiary of Ahern from, which are due from Ahern or a Subsidiary of Ahern to, or which otherwise arise from any transaction by Ahern or a Subsidiary of Ahern with, any Affiliate of Ahern or a Subsidiary of Ahern.

“Intercreditor Agreement” means an Intercreditor Agreement in form and substance satisfactory to the Agents and their respective counsel, dated as of the Closing Date, by and among the Obligated Parties, the Collateral Agent, the Second Lien Agent and Wachovia, as control agent, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means with respect to Ahern and its Subsidiaries for any fiscal period, the aggregate amount of interest required to be paid or accrued on all Debt of Ahern and its Subsidiaries during such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capital Leases or synthetic leases, and including unused commitment fees, facility fees, and similar fees and expenses in connection with the borrowing of money (including all fees and expenses incurred in connection with Hedge Agreements entered into with respect to any Debt).

“Interest Payment Date” means (a) the first day of each calendar month and (b) the Termination Date.

“Interest Period” means, with respect to any LIBOR Rate Revolving Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which such Loan is continued as or converted into a LIBOR Rate Revolving Loan, and ending on the date one, two, or three months thereafter as selected by a Borrower in a Notice of Borrowing or Notice of Continuation/Conversion, provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Inventory” means “inventory”, as such term is defined in the UCC, and inventory, goods, and merchandise to be furnished under any contract of service or held for sale or lease, returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in a Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Inventory Appraisal” means with respect to a Borrower (a) on the Closing Date and until the first appraisal of the relevant class of Inventory of such Borrower is delivered to the Agents pursuant to Section 10.4, (i) the appraisal of Inventory of such Borrower consisting of spare parts and merchandise inventory or (ii) the appraisal of Inventory of such Borrower (other than Inventory consisting of spare parts and merchandise inventory), or both such appraisals, as the context may require, in each case prepared by Rouse Asset Services and dated June 30, 2005 and (b) thereafter, each appraisal of the relevant class of Inventory of such Borrower delivered to the Agents pursuant to Section 10.4.

“Investment” means any acquisition by an Obligated Party of property in exchange for cash or other property, whether in the form of an acquisition of Capital Stock, Debt, or other indebtedness or obligation, or the purchase or acquisition of any other assets or property, or a loan, advance, capital contribution, or subscription, excluding acquisitions in the ordinary course of business of such Obligated Party of Real Estate, Equipment, and Inventory to be used in the business of such Obligated Party.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investment Property” means “investment property”, as such term is defined in the UCC, and any (a) securities, whether certificated or uncertificated, (b) securities entitlements, (c) securities accounts, (d) commodity contracts, and (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Junior Lien Debt” means all obligations of Ahern or any of the other Obligated Parties under or in connection with the term debt issued by Ahern to the Junior Lien Lenders on the Original Closing Date in the original principal amount of $90,000,000 and secured by a junior Lien on the Collateral.

“Junior Lien Lenders” means Special Value Opportunities Fund, LLC and Special Value Expansion Fund, LLC and their respective successors and assigns.

“Latest Projections” means:  (a) on the Closing Date and thereafter until the  Agents receive new projections pursuant to Section 6.2(e), the monthly projections of the Obligated Parties’ financial condition, results of operations, cash flow, Borrowing Base, and Unused Availability, in each case for the period commencing on January 1, 2005 and ending on December 31, 2006 and the annual financial projections for Fiscal Years 2007-2010, each as delivered to the Agents prior to the Closing Date; and (b) thereafter, the projections most recently received by the Agents pursuant to Section 6.2(e).

“Leasehold Property” means any leasehold interest of any Obligated Party as lessee under any lease of real property.

“Lender” means any of the lending institutions signatory to this Agreement as specified on the signature pages hereto or in any Assignment and Acceptance as a “Lender”, the Incremental Lenders, the Administrative Agent to the extent of any Agent Advance outstanding, and BofA to the extent of any Non-Ratable Loan outstanding, and “Lenders” means any two or more of such Persons, collectively.

“Letter of Credit” has the meaning specified in Section 2.4(a).

“Letter of Credit Fee” has the meaning specified in Section 3.5.

“Letter of Credit Fee Percentage” means with respect to any Letter of Credit, on any date of determination, a per annum percentage equal to the Applicable Margin for LIBOR Rate Revolving Loans as of such date of determination, plus, during the existence of any Event of Default, an additional 2.00% per annum.

“Letter of Credit Issuer” means BofA or Wachovia or any Affiliate of BofA or Wachovia.

“Letter-of-Credit Rights” means “letter-of-credit rights”, as such term is defined in the UCC, and any rights to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is entitled to demand payment or performance.

“Letter of Credit Subfacility” means $10,000,000.

“Leverage Ratio” means, as of the end of any Fiscal Quarter of Ahern, determined for Ahern and its Subsidiaries on a consolidated basis, the ratio of (a) outstanding Debt of Ahern and its Subsidiaries as of the last day of such Fiscal Quarter, divided by (b) EBITDA for the four Fiscal Quarters most recently completed.

“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Revolving Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate

=

Offshore Base Rate

1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/8th of 1.00%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Rate Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.  If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Rate Revolving Loan comprising part of such Borrowing would be offered by BofA’s London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Rate Revolving Loan” means any portion of the Revolving Loans during any period in which such portion bears interest based on the LIBOR Rate.

“Lien” means (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes, (b) to the extent not included under clause (a) preceding, any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance affecting property, and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Administrative Agent.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement, the GE Intercreditor Agreement, the Proprietary Rights Security Agreements, any Mortgages, any Aircraft Mortgage, any Guaranty Agreements, any agreements providing for Bank Products, the Fee Letters, any Incremental Commitment Agreement, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing, or otherwise relating to any of the Obligations, any of the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” means, collectively, all loans and advances provided for in Article 2.

“Majority Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate more than 50.0% of the Commitments (or, if no Commitments are outstanding, of the Loans); provided, that the Commitment and Loans of any Defaulting Lender and such Defaulting Lender’s right to vote on any issue shall be excluded for the purpose of making any determination of Majority Lenders; provided, that so long as BofA and Wachovia are the Agents and the Pro Rata Shares of BofA and Wachovia aggregate more than 50.0% of the Commitments (or, if no Commitments are outstanding, of the Loans), “Majority Lenders” means at least three (3) Lenders whose Pro Rata Shares aggregate more than 50.0% of the Commitments (or, if no Commitments are outstanding, of the Loans).

“Management Agreement” means (a) with respect to any corporation, its bylaws, (b) with respect to any limited liability company or other similar entity, its operating agreement, (c) with respect to any limited partnership, its partnership agreement, and (d) with respect to any other entity, any agreement or other document similar in nature to any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Federal Reserve Board.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, (i) the Collateral or (ii) the operations, business, properties, prospects or condition (financial or otherwise) of Ahern and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Obligated Party or any Affiliate of any Obligated Party to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Obligated Party or any Affiliate of any Obligated Party of any Loan Document to which it is a party.

“Material Contract” means any contract or other arrangement to which Ahern or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” means, at any time, the highest rate of interest the Lenders may legally contract for, charge, or receive in respect of the Obligations as allowed by any Requirement of Law.

“Maximum Revolver Amount” means $175,000,000 as such amount shall be increased by the aggregate amount of Incremental Commitments, if any, and as reduced in accordance with Section 4.3(f).

“Mortgage” means and includes any mortgage, deed of trust, deed to secure debt, assignment, or other instrument executed and delivered by any Obligated Party to or for the benefit of the Collateral Agent by which the Collateral Agent, for the benefit of the Credit Providers, acquires a Lien on any Real Estate of such Obligated Party, and all amendments, modifications, and supplements thereto, and “Mortgages” means two or more of such mortgages, deeds of trust, deeds to secure debt, assignments, and other instruments, as the context requires.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current calendar year or the immediately preceding six calendar years contributed to by an Obligated Party or any ERISA Affiliate.

“Negative Pledge” means any agreement, contract, or other arrangement whereby any Obligated Party is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of the Collateral Agent under the Loan Documents.

“Net Amount of Eligible Accounts” means, at any time, without duplication, the gross amount of Eligible Accounts, less sales, excise, or other similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, and other defenses of any nature at any time issued, owing, granted, outstanding, available, or claimed.

“Net Book Value” means, with respect to any item of Eligible Rental and Sale Equipment or Eligible Transportation Equipment of a Borrower, the cost to such Borrower of such item of Eligible Rental and Sale Equipment or Eligible Transportation Equipment, as the case may be, less the accumulated depreciation taken by such Borrower thereon, all as reflected in the books and records of such Borrower.

“Net Orderly Liquidation Percentage” means (a) with respect to any class of Inventory of a Borrower at any time, the ratio (expressed as a percentage) computed by dividing (i) (x) if such percentage is being determined on the Closing Date or on any date prior to the first delivery of an Inventory Appraisal of such Borrower’s Inventory (containing such class of Inventory) required pursuant to Section 10.4, the net recovery value of such class of Inventory of such Borrower (which in any event shall give effect to all costs and expenses of liquidation), as set forth in the Inventory Appraisal of such Borrower’s Inventory (containing such class of Inventory) delivered to the Agents prior to the Closing Date and (y) if such percentage is being determined on or after the date of the first delivery of an Inventory Appraisal of such Borrower’s Inventory (containing such class of Inventory) required pursuant to Section 10.4, the net recovery value of such class of Inventory of such Borrower (which in any event shall give effect to all costs and expenses of liquidation), as set forth in the Inventory Appraisal of such Borrower’s Inventory (containing such class of Inventory) most recently delivered to the Agents pursuant to Section 10.4 by (ii) the value of such class of Inventory of such Borrower, valued at net book value, as set forth in the corresponding Inventory Appraisal and (b) with respect to Transportation Equipment of a Borrower at any time, (x) on the Closing Date or on any date prior to the first delivery of an Equipment Appraisal of such Borrower’s Transportation Equipment pursuant to Section 10.4, zero, and (y) if such percentage is being determined on or after the date of the first delivery of an Equipment Appraisal of such Borrower’s Transportation Equipment pursuant to Section 10.4, the ratio (expressed as a percentage) computed by dividing (i) the net recovery value of the Transportation Equipment of such Borrower (which in any event shall give effect to all costs and expenses of liquidation), as set forth in the Equipment Appraisal of such Borrower’s Transportation Equipment most recently delivered to the Agents pursuant to Section 10.4 by (ii) the value of the Transportation Equipment of such Borrower, valued at net book value, as set forth in the corresponding Equipment Appraisal.

“Net Orderly Liquidation Value” means (x) with respect to the applicable class of Eligible Inventory of a Borrower at any time, an amount equal to the product of (i) the value of such class of Eligible Inventory of such Borrower at such time valued at the lower of Net Book Value (or average cost in the case of Eligible Spare Parts Inventory) or market, multiplied by (ii) the Net Orderly Liquidation Percentage for such class of Eligible Inventory of such Borrower in effect at such time and (y) with respect to the Eligible Transportation Equipment of a Borrower at any time, an amount equal to the product of (i) the value of the Eligible Transportation Equipment of such Borrower at such time valued at the lower of Net Book Value or market, multiplied by (ii) the Net Orderly Liquidation Percentage for the Eligible Transportation Equipment of such Borrower in effect at such time.

“New Aircraft” means a Cessna Citation CJ3 that was ordered by Ahern prior to the Original Closing Date, with a purchase price of approximately $6,000,000.

“Non-Consenting Lender” has the meaning specified in Section 13.1(d).

“Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 2.2(i).

“Notice of Borrowing” has the meaning specified in Section 2.2(c).

“Notice of Continuation/Conversion” has the meaning specified in Section 3.2(b).

“Obligated Party” means each of the Borrowers and the Guarantors, individually, and “Obligated Parties” means two or more of such Persons, collectively.

“Obligations” means (a) all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Obligated Parties, or any of them, to the Administrative Agent, the Collateral Agent, BofA, Wachovia, the Letter of Credit Issuer, each Indemnified Person, and the Lenders, or any of them, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guaranty, indemnification, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees (including Attorney Costs), filing fees, and any other sums chargeable to any Obligated Party hereunder or under any of the other Loan Documents, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy, (b) all debts, liabilities, and obligations owing by the Obligated Parties, or any of them, now or hereafter arising from or in connection with the Letters of Credit and (c) all debts, liabilities, and obligations owing by the Obligated Parties, or any of them, now or hereafter arising from or in connection with Bank Products.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor and excluding Re-Rental Leases.

“Organization Certificate” means, (a) with respect to any corporation, its articles or certificate of incorporation, (b) with respect to any limited liability company or other similar entity, its certificate of formation or organization, (c) with respect to any limited partnership, its certificate of limited partnership, and (d) with respect to any other entity, any certificate or other document similar in nature to any of the foregoing.

“Original Closing Date” means October 29, 2004.

“Original Loan and Security Agreement” has the meaning specified in the recitals of this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies (excluding, in the case of each Lender and each Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Lender’s or such Agent’s gross or net income) that arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” means any commercial bank, financial institution, or other Person that is not an Affiliate of the Obligated Parties who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56, 115 Stat. 272 (Oct. 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that any Obligated Party or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a

Multiemployer Plan has made contributions at any time during the immediately preceding five plan years.

“Permitted Distributions” means with respect to a period during which Ahern is or was an S Corporation or a substantially similar pass-through entity for federal income tax purposes, the making of any Distribution in an amount equal to the aggregate net federal, state and local income and alternative minimum taxes (including federal and state estimated income taxes then payable) attributable to income from Ahern and any Subsidiaries for such period allocated to the holders of Capital Stock of Ahern (after taking into account the reduction in (i) federal income tax liability that will result from the payment of such state and local income taxes, and (ii) federal, state and local income and alternative minimum tax liability that has previously, or will for such tax period, result from the utilization of losses from prior periods attributable to the operations of Ahern and any Subsidiaries that has been allocated to the holders of Capital Stock of Ahern) and, if required to maintain such S Corporation or similar pass-through status, a proportionate distribution to all such holders.

“Permitted Investment” means any Investment made by an Obligated Party at a time when no Default or Event of Default exists or would result therefrom consisting of:  (a) Investments in direct obligations of the U.S., or any agency thereof, or obligations guaranteed by the U.S., provided that such obligations mature within one year from the date of acquisition thereof; (b) Investments in certificates of deposit maturing within one year from the date of investment, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with, a bank or trust company organized under the laws of the U.S. or any state thereof having capital and surplus aggregating at least One Hundred Million Dollars ($100,000,000); (c) Investments in commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (d) Investments in Hedge Agreements entered into for the purpose of limiting the amount of interest payable under this Agreement; (e) Investments in mutual funds substantially all of the assets of which are comprised of securities of the types described in clause (a), clause (b), and clause (c) preceding; (f) Investments by any Obligated Party in any Borrower; (g) existing Investments listed on Schedule 1.1(B); (h) loans to executive officers and employees of the Obligated Parties (that are not also holders of equity of any Obligated Party); provided that (x) at the time of such loan no Default or Event of Default shall exist or result therefrom, (y) the aggregate amount of such loans made by the Obligated Parties and outstanding at any one time does not exceed $100,000, and (z) such loan does not violate any Requirement of Law; and (i) other Investments not included in clause (a) through clause (h) preceding in an aggregate amount at any time not exceeding $100,000.

“Permitted Liens” means:

(a)                                  the Agent’s Liens;

(b)                                 Liens, if any, that are described on Schedule 1.1(C) and Liens that secure Debt permitted pursuant to clause (c) of Section 8.12, provided that any Liens securing refunded, renewed, or extended Debt pursuant to such clause (c) shall not attach to any assets other than those assets securing the Debt being refunded, renewed, or extended;

(c)                                  Liens for (i) taxes, fees, assessments, or other charges of a Governmental Authority that are not delinquent and (ii) taxes, fees, assessments, or other charges of a Governmental Authority in an amount not in excess of $250,000, provided that the payment of such taxes, fees, assessments, or other charges of a Governmental Authority referenced in this clause (ii) that are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the applicable Obligated Party’s books and records and a stay of enforcement of any such Lien is in effect;

(d)                                 Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(e)                                  Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other similar Persons, provided that if any such Lien arises from the nonpayment of such claims or demands when due, such claims or demands do not exceed $250,000 in the aggregate and are being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the applicable Obligated Party’s books and records and a stay of enforcement of any such Lien is in effect;

(f)                                    Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate, provided that any such Liens do not in the aggregate materially interfere with the use of such Real Estate in the ordinary conduct of an Obligated Party’s business;

(g)                                 Liens (i) arising from rights of setoff, but excluding any requirement for provision of cash collateral, in favor of BofA or Wachovia or any of their respective Affiliates arising from any agreement entered into in connection with any Obligated Party obtaining Bank Products from BofA or Wachovia or any of their respective Affiliates and (ii) arising in favor of the Letter of Credit Issuer under the applicable application and reimbursement agreement delivered to the Letter of Credit Issuer in connection with each Letter of Credit;

(h)                                 Liens arising from judgments and attachments in connection with court proceedings, provided that (i) the attachment or enforcement of such Liens would not otherwise result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings diligently pursued, (iii) adequate financial reserves have been established on the applicable Obligated Party’s books and records in accordance with GAAP, (iv) no material Collateral is subject to a material risk of loss or forfeiture, and (v) a stay of execution pending appeal or proceeding for review is in effect;

(i)                                     Liens granted in favor of the Second Lien Agent to secure the repayment of the Second Lien Debt (or if all of the Second Lien Debt is repaid with proceeds of Refinancing Second Lien Debt, in favor of the holders of the Refinancing Second Lien Debt or an agent or trustee therefor to secure the repayment of the Refinancing Second Lien Debt), which Liens are junior and subordinate to the Agent’s Liens and are subject to the terms of the Intercreditor Agreement (or in the case of Liens securing Refinancing Second Lien Debt, an intercreditor agreement substantially identical to the Intercreditor Agreement or otherwise satisfactory to the Agent and the Majority Lenders);

(j)                                     Liens granted in favor of General Electric Capital Corporation pursuant to the terms of the GE Sale and Leaseback Agreement;

(k)                                  Liens that constitute purchase money Liens and secure Debt permitted under clause (h) of Section 8.12 including the lessors’ interests under Capital Leases permitted under clause (h) of Section 8.12, but only to the extent such Liens attach only to the Transportation Equipment, aircraft or computer or office equipment acquired by the incurrence of such Capital Leases and purchase money secured Debt, and Liens securing refinancings of such Debt permitted under clause (c) of Section 8.12; provided that such Liens are not extended to property other than the Transportation Equipment, aircraft or computer or office equipment securing the Debt being refinanced; and

(l)                                     Liens that constitute purchase money Liens and secure Debt permitted under clause (i) of Section 8.12, but only to the extent such Liens attach only to the Inventory acquired by the incurrence of such purchase money secured Debt and not to any Account, including, in any event, any rental proceeds of any such Inventory;

provided that (i) none of such Liens listed in clause (b) through clause (h) or clause (k) through clause (l) preceding may attach to any Accounts of a Borrower, (ii) none of such Liens listed in clause (b) through clause (h) or clause (k) preceding, other than such Liens of a type and to the extent provided by clause (c) and clause (e) preceding, may attach to any Inventory owned by a Borrower and (iii) none of such Liens listed in clause (b) through clause (h), clause (j) or clause (l) preceding, other than such Liens of a type and to the extent provided by clause (c) and clause (e) preceding, may attach to any Transportation Equipment owned by a Borrower.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that any Obligated Party sponsors or maintains or to which any Obligated Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are

outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Loans owed to such Lender and the denominator of which is the aggregate amount of the Loans owed to all Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans and Agent Advances.

“Proprietary Rights” means licenses, franchises, permits, patents, patent rights, copyrights, works that are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, copyright applications, trademark and service mark applications, and licenses and rights related to any of the foregoing, and any other rights under any of the foregoing, extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and any rights to sue for past, present and future infringement of any of the foregoing.  With respect to the Obligated Parties, “Proprietary Rights” includes, without limitation, all of the items listed on Schedule 7.11.

“Proprietary Rights Security Agreements” means the assignments for security and special powers of attorney executed and delivered by one or more of the Obligated Parties to the Collateral Agent, for the benefit of the Credit Providers, to evidence the Agent’s Liens in each such Obligated Party’s present and future patents, trademarks, copyrights and related licenses and rights and/or provide certain rights with respect to such Liens.

“Real Estate” means, with respect to any Person, such Person’s now or hereafter owned or leased estates in real property (as applicable), including fees, leaseholds, and future interests, together with such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.

“Refinancing Second Lien Debt” has the meaning specified in Section 8.12.

“Refinancing Second Lien Debt Documents” has the meaning specified in Section 8.12.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, or Real Estate or other property.

“Report” has the meaning specified in Section 14.18(a).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Re-Rental Lease” means any lease of property entered into by Ahern as lessee which property is immediately subleased by Ahern to another Person in the ordinary course of business of Ahern.

“Reserves” means any and all reserves that either of the Agents deems necessary in the exercise of its reasonable credit judgment to maintain with respect to the Collateral or any Obligated Party that limit the availability of Borrowings hereunder or that represent amounts the Administrative Agent, the Collateral Agent or any Lender may be obligated to pay in the future on behalf of an Obligated Party (including, without limitation, (a) Bank Product Reserves, (b) reserves for accrued, unpaid interest on the Obligations, (c) reserves for rent at each leased location where any Collateral or the books and records of an Obligated Party are maintained or kept, except to the extent a Collateral Waiver Agreement is delivered to the Agents for such leased location, (d) reserves for Inventory shrinkage, (e) Environmental Compliance Reserves, (f) reserves for customs charges and shipping charges relating to any Inventory in transit, (g) reserves for warehousemen’s or bailees’ charges, except to the extent a Collateral Waiver Agreement is delivered to the Agents by the applicable warehouseman or bailee, (h) reserves for taxes, fees, assessments, and other governmental charges, (i) a dilution reserve equal to the difference (if a positive number) between Dilution and 5% of the Net Amount of Eligible Accounts and (j) reserves for any amounts reflected in any Borrower’s ledger accounts under any of the following categories: “Equipment Down Long Term” or “Rebate Accrual”).

“Responsible Officer” means, with respect to any Obligated Party, the chief executive officer, the president, the chief financial officer, the treasurer, the director of finance, any vice president, or any other officer having substantially the same authority and responsibility as any of the foregoing.

“Revolving Loans” has the meaning specified in Section 2.2(a) and includes each Agent Advance, Non-Ratable Loan and Incremental Revolving Loan.

“Second Lien Agent” means Wells Fargo Bank, N.A., as Trustee, in its capacity as collateral trustee for the Second Lien Lenders and its successors and assigns in such capacity from time to time.

“Second Lien Debt” has the meaning set forth in Section 9.1(q) hereof.

“Second Lien Debt Agreement” means the Indenture, dated as of August 18, 2005, between Ahern and Wells Fargo Bank, N.A., as Trustee, providing for the issuance by Ahern of the Second Lien Notes, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Second Lien Debt Documents” means the Second Lien Debt Agreement, the Second Lien Notes, any security agreements in favor of the Second Lien Agent securing the payment of the Second Lien Debt and any other agreements between any of the Obligated Parties and the Second Lien Agent executed from time to time in connection with the Second Lien Debt Agreement, if any.

“Second Lien Lenders” means the holders of the Second Lien Debt.

“Second Lien Notes” means the senior secured notes due 2013 issued by Ahern pursuant to the Second Lien Debt Agreement, as amended, restated, supplemented or substituted for from time to time in accordance with the terms thereof and hereof.

“Settlement” has the meaning specified in Section 14.15(a)(i).

“Settlement Date” has the meaning specified in Section 14.15(a)(i).

“Software” means “software”, as such term is defined in the UCC, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)                                  the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities);

(b)                                 the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured;

(c)                                  it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)                                 it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Termination Date” means the fifth Anniversary Date.

“Subsidiary” means, with respect to any Person (the “subject Person”), any corporation, association, partnership, limited liability company, joint venture, or other business entity of which more than 50.0% of the voting Capital Stock is owned or controlled directly or indirectly by the subject Person, or one or more of the Subsidiaries of the subject Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of an Obligated Party.

“Supporting Cash Deposit” has the meaning specified in Section 2.4(g).

“Supporting Letter of Credit” has the meaning specified in Section 2.4(g).

“Supporting Obligations” means “supporting obligations”, as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Syndication Agent” means Wachovia, solely in its capacity as a syndication agent.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, each Lender and the Collateral Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Administrative Agent’s, such Lender’s or the Collateral Agent’s net income (or on gross income where such tax is in lieu of a tax on net income and is not a withholding tax) in any jurisdiction (whether federal, state, or local and including any political subdivision thereof) under the laws of which the Administrative Agent, such Lender or the Collateral Agent, as the case may be, is organized or maintains a lending office or where the contacts with such jurisdiction (other than the Loan Documents or events contemplated by the Loan Documents) would otherwise subject the Administrative Agent, such Lender or the Collateral Agent, as the case may be, to taxes on such net income.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Commitments are terminated (i) by the Borrowers pursuant to Section 4.2 or (ii) pursuant to Section 11.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Test Period” means, if a Trigger Event shall occur, each period of four consecutive fiscal quarters of Ahern (taken as one accounting period) ending on each of (x) the last day of the fiscal quarter of Ahern most recently ended prior to the occurrence of such Trigger Event for which Financial Statements for Ahern and its Subsidiaries have been delivered to the Administrative Agent pursuant to Section 6.2(a) or 6.2(b)(i) and (y) the last day of each fiscal quarter of Ahern after the fiscal quarter referred to in clause (x) ending prior to or during the Trigger Event Compliance Period for such Trigger Event.

“Time Utilization” means the ratio, calculated on a monthly basis for Ahern and its Subsidiaries, of (i) the average number of units on rent during such month divided by (ii) the average number of units available for rent during such month.

“Title Company” means one of more title insurance companies reasonably satisfactory to the Agents.

“Transaction Documents” means, collectively, the Loan Documents, the Second Lien Debt Documents, the Refinancing Second Lien Debt Documents (if any) and all other documents, instruments and agreements executed and/or delivered in connection therewith.

“Transportation Equipment” means each of the following types of licensed vehicles and trailers owned by any Obligated Party so long as they are not included in the rental fleet available for rental to third parties:  (a) vehicles and trailers used for delivery, (b) vehicles used for service and (c) vehicles used by employees for transportation.

“Trigger Event” means for any reason Excess Availability is less than $25,000,000 at any time.

“Trigger Event Compliance Period” means the period commencing on the occurrence of a Trigger Event and continuing until such time as Excess Availability is greater than $25,000,000 for thirty (30) consecutive calendar days.

“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term as contained in Article or Division 9 shall govern.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Availability” means, at any time, the Borrowing Base minus the Aggregate Revolver Outstandings.

“Unused Letter of Credit Subfacility” means an amount equal to the Letter of Credit Subfacility, minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 3.4.

“U.S.” means the United States of America.

“Wachovia” has the meaning specified in the introductory paragraph of this Agreement.

“Waived” means waived in accordance with Section 13.1.

“Wholly-Owned Subsidiary” means, with respect to any Person (the “subject Person”), a Subsidiary all of the issued and outstanding Capital Stock (other than directors’ qualifying shares) of which are owned by the subject Person or one or more of the subject Person’s other Wholly-Owned Subsidiaries or by the subject Person and one or more of the subject Person’s Wholly-Owned Subsidiaries.

Section 1.2                                      Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.  If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Loan Document, and any of the Obligated Parties, either of the Agents or the Majority Lenders shall request, the Agents, the Lenders and the Obligated Parties shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority

Lenders and the Agents); provided that, until so amended, (a) such covenant or requirement shall continue to be determined in accordance with GAAP prior to such change and (b) the Obligated Parties shall provide to the Agents (with sufficient copies to the Administrative Agent for distribution to each Lender) Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3                                      Interpretive Provisions.

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Terms used herein that are defined in the UCC and are not otherwise defined herein shall have the meanings specified therefor in the UCC.

(b)                                 The words “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced.  The term “including” is not limiting and means “including, without limitation.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  The word “or” is not exclusive.

(c)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, and other modifications thereto, but only to the extent such amendments, restatements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

(d)                                 The captions and headings of this Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement and the other Loan Documents.

(e)                                  This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters.  All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms.

(f)                                    For purposes of Section 11.1, a breach of a financial covenant contained in Section 8.21 shall be deemed to have occurred as of any date of determination thereof by either of the Agents or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to either of the Agents.

Section 1.4                                      No Strict Construction.  This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, each Agent, each Lender, and the Obligated Parties and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent, the Collateral Agent, the Lenders, or the Obligated Parties merely because of their respective involvement in their preparation.

Section 1.5                                      No Novation.  It is the intent of the parties hereto that this Agreement does not constitute a novation of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Loan and Security Agreement or evidence payment of all or any of such obligations and liabilities, and such rights, obligations and liabilities shall continue and remain outstanding under the terms and conditions of, and as amended and restated by, this Agreement, and that this Agreement amends and restates in its entirety the Original Loan and Security Agreement.  Without limiting the generality of the foregoing (i) all Revolving Loans outstanding under the Original Loan and Security Agreement shall on the Closing Date become Revolving Loans hereunder, (ii) all Letters of Credit under the Original Loan and Security Agreement shall on the Closing Date become Letters of Credit hereunder and (iii) all other Obligations outstanding under the Original Loan and Security Agreement shall on the Closing Date be Obligations under this Agreement.  Each of the Borrowers and the other Obligated Parties hereby ratifies and confirms its grant of security interests and Liens in the Collateral (including, without limitation, any and all Collateral granted under the Original Loan and Security Agreement and the other Loan Documents) in which it has rights and confirms and agrees that such Collateral secures any and all of the Obligations, including, without limitation, the Revolving Loans.

The Borrowers acknowledge and agree that as of the close of business on August 17, 2005, the Aggregate Revolver Outstandings under and as defined in the Original Loan and Security Agreement (excluding the aggregate undrawn amount of all outstanding Letters of Credit issued under the Original Loan and Security Agreement) is $141,198,219.49.  As of the date hereof, none of the Obligated Parties or any of their respective Affiliates has offset rights, counterclaims or defenses of any kind against any of their obligations, indebtedness or liabilities under the Original Loan and Security Agreement.  As of the date hereof immediately prior to the amendment and restatement of the Original Loan and Security Agreement contemplated herein, there exists no Default or Event of Default under and as defined in the Original Loan and Security Agreement.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1                                      Credit Facility.

(a)                                  Subject to the terms and conditions of this Agreement, the Lenders agree to make available a credit facility for use by any one or more of the Borrowers from time to time during the term of this Agreement.  Such credit facility shall be composed of a revolving credit facility consisting of Revolving Loans and Letters of Credit as described in Section 2.2 and Section 2.4.

(b)                                 So long as no Default or Event of Default then exists or would result therefrom, the Borrowers, with the prior written consent of the Administrative Agent as to new Lenders as contemplated under clause (b)(v)(z) below, shall have the right to request from time to time prior to the Termination Date that one or more Lenders (and/or one or more other Persons that will become Lenders as provided below) provide Incremental Commitments and, subject to the terms and conditions contained in this Agreement, make Incremental Revolving Loans, as the case may be, pursuant thereto; it being understood and agreed, however, that:

(i)                                     no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrowers, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement as provided in clause (c)(i) of this Section 2.1, such Lender shall not be obligated to fund any Incremental Revolving Loans;

(ii)                                  any Lender (or, in the circumstances contemplated by clause (v) below, any other Person that qualifies as an Eligible Assignee) may so provide an Incremental Commitment without the consent of any other Lender;

(iii)                               the Incremental Commitments provided pursuant to this clause (b) shall be in a minimum aggregate amount (for all Lenders (including in the circumstances contemplated by clause (v) below, Eligible Assignees who will become Lenders)) of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(iv)                              the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.1(b) shall not exceed $50,000,000;

(v)                                 if, after the Borrowers have requested the then existing Lenders (other than Defaulting Lenders) to provide Incremental Commitments pursuant to this clause (b), the Borrowers have not received Incremental Commitments in an aggregate amount equal to that amount of Incremental Commitments which the Borrowers desire to obtain pursuant to such request (as set forth in the notice provided by the Borrowers as provided below), then the Borrowers may request Incremental Commitments from Persons that would qualify as Eligible Assignees hereunder in an aggregate amount equal to such deficiency, provided that (x) any such Incremental Commitment provided by any such Eligible Assignee shall be in a minimum amount (for such Eligible Assignee) of at least $1,000,000, (y) the fees to be paid to such Eligible Assignee shall be no greater than those paid (or which were offered) to the then existing Lenders providing (or which were requested to provide) the respective requested Incremental Commitments and (z) the prior written consent of the Administrative Agent shall be required with respect to each Person (not an existing Lender) which provides any Incremental Commitment;

(vi)                              the prior written consent of each Letter of Credit Issuer to each new Lender providing an Incremental Commitment shall be required;

(vii)                           each Lender agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make revolving loans and advances (each, an “Incremental Revolving Loan” and, collectively, the “Incremental Revolving Loans”) to the Borrowers as specified in such Incremental Commitment Agreement and such Incremental Revolving Loans shall thereafter be deemed to be Revolving Loans for all purposes of this Agreement and the other Loan Documents;

(viii)                        Incremental Revolving Loans to be made pursuant to such Incremental Commitment Agreement shall mature on the Termination Date and shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to other Revolving Loans; and

(ix)                                all actions by the Borrowers pursuant to this clause (b) shall be taken in coordination with the Administrative Agent.

(c)                                  In connection with the Incremental Commitments to be provided pursuant to preceding clause (b):

(i)                                     the Borrowers, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Commitment (each such Lender or Eligible Assignee, an “Incremental Lender”) shall execute and deliver to the Administrative Agent (with a copy to the Borrowers) an Incremental Commitment Agreement, with the effectiveness of such Incremental Lender’s Incremental Commitment to occur upon the delivery of such Incremental Commitment Agreement to the Administrative Agent, the obtaining of the consents required by Section 2.1(b) (v) and/or (vi), if and to the extent required pursuant to said clauses, the payment of any fees required in connection therewith and the satisfaction of any other conditions precedent that may be set forth in such Incremental Commitment Agreement;

(ii)                                  the Borrowers and the other Obligated Parties shall have delivered such amendments, modifications and/or supplements to the Collateral Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the Collateral Documents;

(iii)                               the Administrative Agent shall receive an acknowledgment from the Obligated Parties that the Incremental Revolving Loans to be incurred pursuant to such Incremental Commitments are entitled to the benefits of the Collateral Documents, together with resolutions executed by (x) the Borrowers, authorizing the incurrence of such Incremental Revolving Loans pursuant to such

Incremental Commitments and (y) each other Obligated Party, stating that the Incremental Revolving Loans to be incurred pursuant to such Incremental Commitments are entitled to benefits of the Collateral Documents;

(iv)                              the Borrowers shall deliver to the Administrative Agent a certificate of a Responsible Officer of Ahern certifying that the Incremental Commitment Agreements and the incurrence of Debt in connection therewith does not violate any of the Second Lien Debt Agreement or any of the other Second Lien Debt Documents;

(v)                                 the Borrowers shall deliver to the Administrative Agent an opinion or opinions, in form and substance satisfactory to the Administrative Agent, from counsel to the Borrowers satisfactory to the Administrative Agent and dated the date of such Incremental Commitment Agreement, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Closing Date pursuant to Section 9.1 and such other matters as the Administrative Agent may reasonably request, including non-contravention of the Second Lien Debt Documents;

(vi)                              on the date of the making of such Incremental Revolving Loans, such Incremental Revolving Loans shall be added to (and form part of) each Borrowing of outstanding Revolving Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Revolving Loans, and so that the existing Lenders continue to have the same participation (by amount) in each Borrowing as they had before the making of the new Incremental Revolving Loans; and

(vii)                           the Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and shall deliver to each Lender a copy of same, and at such time Schedule 1.1(A) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lender.

To the extent the provisions contained in clause (c)(vi) above require that Lenders making Incremental Revolving Loans add such Incremental Revolving Loans to then outstanding Borrowings of LIBOR Rate Revolving Loans, it is acknowledged that the effect thereof may result in such new Incremental Revolving Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Rate Revolving Loans and which will end on the last day of such Interest Period).  In connection therewith, the Borrowers may agree, in the respective Incremental Commitment Agreement, to compensate the Lenders making the new Incremental Revolving Loans for funding LIBOR Rate Revolving Loans during an existing Interest Period on such basis as may be agreed by the Borrowers and such respective Lender or Lenders.

Section 2.2                                      Revolving Loans.

(a)                                  Amounts.  Subject to the terms and conditions of this Agreement, each Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Original Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers in amounts not to exceed such Lender’s Pro Rata Share of the Commitments.  The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans that would cause the Aggregate Revolver Outstandings to exceed the Borrowing Base on one or more occasions, but if they do so, neither the Agents nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion.  If any requested Revolving Loan exceeds the Unused Availability then the Lenders may refuse to make or may otherwise restrict the making of such Revolving Loan, subject to the authority of the Administrative Agent, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.2(j).

(b)                                 [Intentionally Omitted.]

(c)                                  Procedure for Borrowing.

(i)                                     Each Borrowing of Revolving Loans shall be made upon a Borrower’s irrevocable written notice delivered to the Administrative Agent, in the form of a notice of borrowing in the form of Exhibit D or such other form as may be acceptable to the Agents in their sole discretion (any such notice being referred to herein as a “Notice of Borrowing”), which must be received by the Administrative Agent prior to 1:00 p.m. (New York time) (y) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Revolving Loans or (z) on the requested Funding Date, in the case of Base Rate Revolving Loans, specifying:

(A)                              the amount of the Borrowing, which in the case of LIBOR Rate Revolving Loans shall be in an amount that is not less than One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof;

(B)                                the requested Funding Date, which must be a Business Day;

(C)                                whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans; provided that if such Borrower fails to specify whether any Revolving Loans are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans, such request shall be deemed a request for Base Rate Revolving Loans;

(D)                               if the requested Revolving Loans are to be LIBOR Rate Revolving Loans, the duration of the Interest Period; provided that if such Borrower fails to select the duration of the Interest Period with respect to any requested LIBOR Rate Revolving Loans, such Borrower shall be deemed to have requested such Revolving Loans be made as LIBOR Rate Revolving Loans with an Interest Period of one month in duration; and

(E)                                 whether the proceeds of such Borrowing are to be deposited to the Funding Account or sent by wire transfer to a third party, in which case such Borrower shall provide the Administrative Agent with written wire transfer instructions satisfactory to the Administrative Agent;

provided that with respect to the Borrowing to be made on the Original Closing Date, such Borrowing will consist of Base Rate Revolving Loans only.

(ii)                                  With respect to any request for Base Rate Revolving Loans, in lieu of delivering a Notice of Borrowing, a Borrower may give the Administrative Agent telephonic notice of such request for advances to the Funding Account not later than the required time specified in clause (i) preceding.  The Administrative Agent at all times shall be entitled to rely on such telephonic notice in making any such Revolving Loans, regardless of whether any written confirmation is received by it.

(iii)                               Whenever checks or other items are presented to BofA for payment against the Funding Account or any other Deposit Account maintained by a Borrower with BofA in an amount greater than the then available balance in the Funding Account or such other Deposit Account, such presentation may, at the election of the Administrative Agent in its sole discretion, be deemed to be a request by the Borrowers for a Base Rate Revolving Loan on the date of such presentation in an amount sufficient to cover all such items presented in the Funding Account or such other Deposit Account on such date.

(iv)                              At the election of either of the Agents or the Majority Lenders, the Borrowers shall have no right to request LIBOR Rate Revolving Loans during the existence of any Default or Event of Default.

(d)                                 Disbursement.  On or prior to the Closing Date, the Borrowers shall have delivered to the Administrative Agent a notice setting forth the deposit account maintained with BofA (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of the Revolving Loans requested hereunder.  Each of the Borrowers agrees that the Funding Account may be established in the name of any other Borrower, and hereby agrees that the Funding Account has been established for the benefit of all of the Borrowers for receipt of the proceeds of Revolving Loans hereunder.  Each Borrower hereby appoints each other Borrower as its agent with respect to receipt of the proceeds of Revolving Loans in the Funding Account as contemplated herein.  The Borrowers may designate a replacement Funding Account from time to time by written notice to the Administrative Agent.  Any designation by the Borrowers of the Funding Account must be reasonably acceptable to the Administrative Agent.

(e)                                  Reliance Upon Authority; No Liability.  The Administrative Agent is entitled to rely conclusively on any individual’s request for Revolving Loans on behalf of a Borrower, as long as the proceeds thereof are to be transferred to the Funding Account or according to such other instructions as may be provided to the Administrative Agent pursuant to Section 2.2(c)(i)(E).  The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower to make such requests on its behalf.  The Administrative Agent shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Section 2.2(c) or Section 2.2(d) which the Administrative Agent reasonably believes to have been given by an officer or other person duly authorized by a Borrower to request Revolving Loans on its behalf or for otherwise acting under this Section 2.2.  The crediting of Revolving Loans to the Funding Account or wire transfer to such Person as a Borrower shall direct shall conclusively establish the obligation of the Borrowers to repay such Revolving Loans as provided herein.

(f)                                    Notice Irrevocable.  Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.2(c) shall be irrevocable and the Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(g)                                 Administrative Agent’s Election.  Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Administrative Agent shall elect in its sole discretion to have the terms of Section 2.2(h), Section 2.2(i), or Section 2.2(j) apply to such requested Borrowing.  If BofA declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 2.2(i), the terms of Section 2.2(h) shall apply to the requested Borrowing unless such requested Borrowing is to be made by the Administrative Agent as an Agent Advance pursuant to Section 2.2(j).

(h)                                 Making of Revolving Loans.  If the Administrative Agent elects to have the terms of this Section 2.2(h) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Administrative Agent shall notify the Lenders by telecopy, telephone, or e-mail of the requested Borrowing.  Each Lender shall transfer its Pro Rata Share of the requested Borrowing to the Administrative Agent, in immediately available funds, to the account from time to time designated by the Administrative Agent not later than 3:30 p.m. (New York time) on the applicable Funding Date.  After receipt by the Administrative Agent of all proceeds of such requested Borrowing, it shall make the proceeds of such requested Borrowing available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the Funding Account or as otherwise requested by such Borrower in accordance with Section 2.2(c)(i)(E).  Unless the Lenders in their unanimous discretion consent otherwise, no Borrowing under this clause (h) shall be permitted if the requested Borrowing exceeds the Unused Availability on the applicable Funding Date prior to giving effect to such requested Borrowing.

(i)                                     Making of Non-Ratable Loans.  If the Administrative Agent elects, with the consent of BofA, in its capacity as a Lender, to have the terms of this Section 2.2(i) apply to a requested Borrowing, BofA shall make a Revolving Loan in the amount of such requested Borrowing available to the Borrowers on the applicable Funding Date by transferring same day funds to the Funding Account or as otherwise requested by the applicable Borrower in accordance with Section 2.2(c)(i)(E).  Each Revolving Loan made solely by BofA pursuant to this Section 2.2(i) is referred to hereinafter as a “Non-Ratable Loan,” and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.”  Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments of principal and interest thereon shall be payable to BofA solely for its own account.  The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $10,000,000.  The Administrative Agent shall not request BofA to make any Non-Ratable Loan if (A) the Administrative Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 9 will not be satisfied on the requested Funding Date for the applicable Borrowing or (B) the Administrative Agent has actual knowledge (based solely on the Borrowing Base Certificate most recently delivered to it or written notice from any Lender thereof) that the requested Borrowing exceeds the Unused Availability on the applicable Funding Date prior to giving effect to such requested Borrowing.  The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(j)                                     Agent Advances.  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in its sole discretion in such capacity, after the occurrence of a Default or an Event of Default or at any time that any of the other conditions precedent set forth in Article 9 have not been satisfied, to make Base Rate Revolving Loans to the Borrowers or any Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed $10,000,000 which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (including through the Borrowers using any proceeds of such Revolving Loans to pay payroll and associated tax obligations), or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 15.7 (any of such advances are herein referred to as “Agent Advances”); provided that after giving effect to the making of any Agent Advance, the Aggregate Revolver Outstandings shall not exceed the Maximum Revolver Amount.  The Majority Lenders may at any time revoke the authorization of the Administrative Agent to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the receipt by the Administrative Agent thereof.  The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

Section 2.3                                      [Intentionally Omitted.]

Section 2.4                                      Letters of Credit.

(a)                                  Agreement to Cause to Issue.  Subject to the terms and conditions of this Agreement, the Agents agree to cause the Letter of Credit Issuer to issue for the account of any of the Borrowers (whether one or more) one or more commercial/documentary and standby letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”) from time to time during the term of this Agreement.

(b)                                 Amounts; Outside Expiration Date.  The Agents shall not cause to be issued any Letter of Credit at any time if:  (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from such Borrower in connection with the opening thereof exceeds the Unused Availability prior to giving effect to issuance of such requested Letter of Credit; (iii) such Letter of Credit has an expiration date later than 30 days prior to the Stated Termination Date; or (iv) such Letter of Credit has an expiration date later than twelve calendar months from the date of issuance for standby letters of credit and six calendar months from the date of issuance for commercial/documentary letters of credit, provided that any Letter of Credit issued hereunder may, subject to this clause (iv) and the other provisions of this Section 2.4, include an “evergreen” or automatic renewal provision of the type referenced in Section 2.4(d)(iii) without contravening the requirement contained in this Section 2.4(b).

(c)                                  Other Conditions.  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 9, the obligation of the Agents to cause any Letter of Credit to be issued is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agents and the Letter of Credit Issuer:

(i)                                     the Borrowers shall have delivered to the Letter of Credit Issuer, at such times and in such manner as the Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to the Letter of Credit Issuer and reasonably satisfactory to each Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms, and purpose of the proposed Letter of Credit shall be reasonably satisfactory to each Agent and the Letter of Credit Issuer (provided that in the event any term of such application or any other document is inconsistent with the terms of this Agreement and the Letter of Credit Issuer is either the same Person as an Agent or any Lender, then the terms of this Agreement shall be controlling); and

(ii)                                  as of the date of issuance, no order of any court, arbitrator, or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule, or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit.

(d)                                 Issuance of Letters of Credit.

(i)                                     Request for Issuance.  Any Borrower that wishes to cause the issuance of a Letter of Credit shall notify each Agent and the Letter of Credit Issuer of such request for issuance at least three Business Days prior to the proposed issuance date.  Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)                                  Responsibilities of the Agents; Issuance.  As of the Business Day immediately preceding the requested issuance date of the Letter of Credit set forth in the notice from a Borrower pursuant to Section 2.3(d)(i), the Agents shall determine (A) the amount of the Unused Letter of Credit Subfacility and (B) the Unused Availability (based solely on the Borrowing Base Certificate most recently delivered to the Agents).  If the face amount of the requested Letter of Credit is not greater than the Unused Letter of Credit Subfacility (prior to giving effect to issuance of such requested Letter of Credit) and the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof do not exceed the Unused Availability (prior to giving effect to issuance of such requested Letter of Credit and based solely on the Borrowing Base Certificate most recently delivered to the Agents), the Agents shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date if the other conditions hereof and of the application for such requested Letter of Credit are met.

(iii)                               Extensions and Amendments.  The Agents shall not be obligated to cause the Letter of Credit Issuer to extend, renew, or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 2.4 are met as though a new Letter of Credit were being requested and issued.  With respect to any Letter of Credit that contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless such Lender shall have provided to each Agent written notice that such Lender declines to consent to any such extension or renewal at least 30 days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew such Letter of Credit; provided that, notwithstanding the foregoing, if all of the requirements of this Section 2.4 are met and no Default or Event of Default exists, no Lender may decline to consent to any such extension or renewal.

(e)                                  Payments Pursuant to Letters of Credit.  The Borrowers agree to reimburse the Letter of Credit Issuer immediately for any draw under any Letter of Credit and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense, or other right that any Borrower may have at any time against the Letter of Credit Issuer or any other Person.  Each drawing under any Letter of Credit shall constitute a request by the Borrower for whose account such Letter of Credit was issued for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing.  The Funding Date with respect to such Borrowing shall be the date of such drawing.

(f)                                    Indemnification; Exoneration; Power of Attorney.

(i)                                     Indemnification.  In addition to amounts payable as elsewhere provided in this Section 2.4, each Borrower agrees to protect, indemnify, pay, and save the Lenders, the Agents, and the Letter of Credit Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees) that any Lender, either Agent, or the Letter of Credit Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit.  The foregoing indemnity shall not apply to the Letter of Credit Issuer to the extent of any wrongful honor or dishonor of a drawing against any Letter of Credit or to the extent of any gross negligence or willful misconduct of the Letter of Credit Issuer as determined in a final, nonappealable judgment by a court of competent jurisdiction.  The Borrowers’ obligations under this Section 2.4(f) shall survive payment of all other Obligations.

(ii)                                  Assumption of Risk by the Borrowers.  As among the Borrowers, the Lenders, the Agents, and the Letter of Credit Issuer, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Lenders, the Agents, and the Letter of Credit Issuer shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of any of the Lenders, either of the Agents, or the Letter of Credit Issuer, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit.  None of the foregoing shall affect, impair, or prevent the vesting of any rights or powers of either Agent, any Lender, or, subject to Section 2.4(f)(iv), the Letter of Credit Issuer under this Section 2.4(f).

(iii)                               Exoneration.  Without limiting the foregoing, no action or omission whatsoever by either Agent, any Lender, or the Letter of Credit Issuer under or in connection with any of the Letters of Credit or any related matters shall result in any liability of either Agent, any Lender, or the Letter of Credit Issuer to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person.

(iv)                              Rights Against the Letter of Credit Issuer.  Nothing contained in this Section 2.4(f) is intended to limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer that arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer.

(v)                                 Account Party.  Each Borrower hereby authorizes and directs the Letter of Credit Issuer to name any Borrower as the “Account Party” in any Letter of Credit and to deliver to the Agents all instruments, documents, and other writings and property received by the Letter of Credit Issuer pursuant to each such Letter of Credit, and to accept and rely upon either Agent’s instructions and agreements with respect to all matters arising in connection with each such Letter of Credit or the application therefor.

(g)                                 Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 2.4(b) and Section 12.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Collateral Agent, for the benefit of the Agents, the Letter of Credit Issuer, and the Lenders, with respect to each such Letter of Credit then outstanding, either (i) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to each Agent, issued by an issuer satisfactory to the Agents in their sole discretion in an amount equal to 105% of the maximum undrawn amount of such Letter of Credit, plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Collateral Agent is entitled to draw amounts necessary to reimburse the Agents, the Letter of Credit Issuer, and the Lenders for payments to be made by either of the Agents, the Letter of Credit Issuer, and any of the Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit or (ii) cash (a “Supporting Cash Deposit”) in an amount equal to 105% of the maximum undrawn amount of such Letter of Credit, plus any fees and expenses associated with such Letter of Credit.  Such Supporting Letter of Credit or Supporting Cash Deposit shall be held by the Collateral Agent, for the benefit of the Agents, the Letter of Credit Issuer, and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding and the fees and expenses associated with such Letters of Credit.

Section 2.5                                      Bank Products.  Any Obligated Party may obtain Bank Products from BofA or Wachovia or any of BofA’s or Wachovia’s Affiliates, or, subject to the definition of Bank Products, another Lender or any of such Lender’s Affiliates, although no Obligated Party is required to do so.  To the extent Bank Products are provided by an Affiliate of BofA, Wachovia or another Lender, the Obligated Parties agree to indemnify and hold the Agents and BofA, Wachovia or such other Lender, as applicable, harmless from any and all costs and obligations now or hereafter incurred by any of the Credit Providers which arise from any indemnity given by BofA, Wachovia or such other Lender, as applicable, to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit any Obligated Party’s rights, with respect to BofA, Wachovia or such other Lender, as applicable, or its Affiliates, if any, that arise as a result of the execution of documents by and between such Obligated Party and BofA, Wachovia or such other Lender, as applicable, or its Affiliates that relate to Bank Products.  The agreement contained in this Section 2.5 shall survive termination of this Agreement.  Each Obligated Party acknowledges and agrees that the obtaining of Bank Products from BofA, Wachovia , any other Lender or any of their respective Affiliates (a) is in the sole and absolute discretion of BofA, Wachovia, such other Lender or such Affiliate, and (b) is subject to all rules and regulations of BofA, Wachovia, such other Lender or such Affiliate.

ARTICLE 3

INTEREST AND FEES

Section 3.1                                      Interest.

(a)                                  Interest Rates.  All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate, as applicable, plus the Applicable Margin as set forth below, but not to exceed the Maximum Rate.  If at any time Loans are outstanding with respect to which a Borrower has not delivered to the Administrative Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, such Loans shall be Base Rate Revolving Loans and bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Administrative Agent in accordance with this Agreement and such notice has become effective.  Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)                                     for all Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Revolving Loans) at a fluctuating per annum rate equal to the lesser of (A) the Base Rate, plus the Applicable Margin or (B) the Maximum Rate; and

(ii)                                  for all LIBOR Rate Revolving Loans at a per annum rate equal to the lesser of (A) the LIBOR Rate, plus the Applicable Margin or (B) the Maximum Rate.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) preceding as of the effective date of such change.  Subject to Section 3.3, all interest charges on the Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).

(b)                                 Interest Payments.  The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, accrued interest in arrears on each Interest Payment Date, as applicable.

(c)                                  Default Rate.  During the existence of any Default or Event of Default if either of the Agents or the Majority Lenders in their discretion so elect, the Obligations shall, subject to Section 3.3, bear interest at a rate per annum equal to the lesser of (i) the Default Rate applicable thereto or (ii) the Maximum Rate.

(d)                                 Interest Periods.  After giving effect to any Borrowing of any LIBOR Rate Revolving Loan, there may not be more than ten (10) different Interest Periods in effect hereunder.

Section 3.2                                      Continuation and Conversion Elections.

(a)                                  A Borrower may upon irrevocable written notice to the Administrative Agent in accordance with Section 3.2(b):

(i)                                     provided that Borrowing of LIBOR Rate Revolving Loans is permitted pursuant to Section 2.2, elect, as of any Business Day, in the case of Base Rate Revolving Loans to convert any such Base Rate Revolving Loans (or any part thereof in an amount not less than One Million Dollars ($1,000,000), or that is in an integral multiple of One Million Dollars ($1,000,000) in excess thereof) into LIBOR Rate Revolving Loans;

(ii)                                  provided that Borrowing of LIBOR Rate Revolving Loans is permitted pursuant to Section 2.2, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Revolving Loans having Interest Periods expiring on such day (or any part thereof) in an amount not less than One Million Dollars ($1,000,000), or that is in an integral multiple of One Million Dollars ($1,000,000) in excess thereof as LIBOR Rate Revolving Loans; or

(iii)                               elect, as of any Business Day subject to Section 5.4, in the case of LIBOR Rate Revolving Loans to convert any such LIBOR Rate Revolving Loans (or any part thereof not being continued pursuant to clause (ii) preceding) into Base Rate Revolving Loans;

provided that if at any time the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than One Million Dollars ($1,000,000), such LIBOR Rate Revolving Loans shall automatically convert into Base Rate Revolving Loans; provided, further, that if the notice shall fail to specify the duration of the Interest Period of any LIBOR

Rate Revolving Loan to result from any such continuation or conversion, such Interest Period shall be one month in duration.

(b)                                 For any continuation or conversion pursuant to clause (a) preceding, the Borrowers shall deliver a notice of continuation/conversion in the form of Exhibit E or such other form as may be acceptable to the Agents, in their sole discretion (any such notice being referred to herein as a “Notice of Continuation/ Conversion”) to the Administrative Agent not later than 1:00 p.m. (New York time) at least three Business Days in advance of the Continuation/Conversion Date specifying:

(i)                                     the proposed Continuation/Conversion Date;

(ii)                                  the aggregate amount of such Loans to be continued or converted and, if continuing LIBOR Rate Revolving Loans, the specific Loans (or portions thereof) to be continued or converted;

(iii)                               the type of Loans resulting from the proposed continuation or conversion; and

(iv)                              the duration of any requested Interest Period, provided, however, the Borrowers may not select an Interest Period that ends after the Stated Termination Date.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Rate Revolving Loans, the Borrowers have failed to timely select a new Interest Period to be applicable to such LIBOR Rate Revolving Loans, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Revolving Loans into Base Rate Revolving Loans effective as of the expiration date of such Interest Period.

(d)                                 On or before the deadline set forth in clause (b) preceding, in lieu of delivering a Notice of Continuation/Conversion, the Borrowers may give the Administrative Agent telephonic notice of any request for a continuation or conversion.  The Administrative Agent shall be entitled to rely on such telephonic notice in continuing or converting such Loans, regardless of whether any written confirmation is received.

(e)                                  The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion.  All continuations and conversions shall be made ratably according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which such notice was given.

(f)                                    After giving effect to any continuation or conversion of any LIBOR Rate Revolving Loan, there may not be more than ten (10) different Interest Periods in effect hereunder.

(g)                                 At the election of either of the Agents or the Majority Lenders, the Borrowers shall have no right to convert any Base Rate Revolving Loans into LIBOR Rate Revolving Loans or to continue any LIBOR Rate Revolving Loans as LIBOR Rate Revolving Loans during the existence of any Default or Event of Default.

Section 3.3                                      Maximum Interest Rate.  In no event shall any Interest Rate provided for in this Agreement exceed the Maximum Rate.  If any Interest Rate, absent the limitation set forth in this Section 3.3, would otherwise exceed the Maximum Rate, then such Interest Rate shall be the Maximum Rate, and, if in the future, such Interest Rate would otherwise be less than the Maximum Rate, then such Interest Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the Interest Rate had not been limited to the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been charged, paid, or accrued if the Interest Rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged, paid, or accrued if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have been charged, paid, or accrued had the Interest Rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually charged, paid, or accrued under this Agreement.  If a court of competent jurisdiction determines that either Agent and/or any Lender has charged, received, or demanded interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed charged, received, or demanded on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the applicable Agent and/or such Lender shall refund to the Borrowers (as applicable) such excess.

Section 3.4                                      Unused Line Fee.  Subject to Section 3.3, until the Revolving Loans have been paid in full and this Agreement and the Commitments are terminated, the Borrowers agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, on the first day of each calendar month and on the Termination Date, an unused line fee (the “Unused Line Fee”) computed at a rate per annum equal to 0.25%, multiplied by the amount by which (A) the average daily Maximum Revolver Amount exceeded (B) the sum of the average daily outstanding amount of the Revolving Loans other than Non-Ratable Loans and the average daily undrawn amount of all outstanding Letters of Credit during the immediately preceding calendar month or shorter period if calculated for the first calendar month following the Closing Date or on the Termination Date.  Subject to Section 3.3, the Unused Line Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed.  For purposes of calculating the Unused Line Fee pursuant to this Section 3.4, any payment received by the Administrative Agent (if received prior to 12:00 noon (New York time)) shall be deemed to be credited to the Borrowers’ Loan Account on the Business Day such payment is received by the Administrative Agent.

Section 3.5                                      Letter of Credit Fees and Expenses.

(a)                                  Subject to Section 3.3, the Borrowers agree to pay to the Administrative Agent for the account of the Lenders in accordance with their respective Pro Rata Shares a fee (the “Letter of Credit Fee”) equal to the Letter of Credit Fee Percentage, multiplied by the average undrawn amount of each Letter of Credit issued and outstanding hereunder.  The Letter of Credit Fee shall be (i) computed on the basis of a 360 day year for the actual number of days elapsed and (ii) payable monthly in arrears on the first day of each month following any month in which a Letter of Credit was issued and/or in which a Letter of Credit remained outstanding and on the Termination Date.

(b)                                 Subject to Section 3.3, the Borrowers agree to pay to the Letter of Credit Issuer, for its sole benefit, (i) all out-of-pocket costs, fees, and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing, issuance, renewal, extension, or amendment of any Letter of Credit and (ii) a “fronting fee” in an amount equal to 0.125% of the face amount of such Letter of Credit on the date of issuance, renewal, or extension of each Letter of Credit.

Section 3.6                                      Other Fees.  Subject to Section 3.3, the Borrowers agree to pay the Agents when due all other fees and expenses as set forth in the Fee Letters.

Section 3.7                                      Incremental Commitments.  The Borrowers may agree to pay to any Incremental Lender such up-front fees, and amounts as contemplated by the last paragraph of Section 2.1, as are specified in the Incremental Commitment Agreement pursuant to which such Incremental Commitment has been provided, with such amounts to be payable at the times set forth in such Incremental Commitment Agreement.  It is understood that the interest and regularly accruing fees with respect to the extensions of credit provided pursuant to any Incremental Commitment, as well as the regularly accruing fees with respect to any Commitment provided pursuant to any Incremental Commitment Agreements, shall be as provided in this Agreement.

ARTICLE 4

PRINCIPAL PAYMENTS AND PREPAYMENTS

Section 4.1                                      Repayment.

(a)                                  Revolving Loans.  The Borrowers shall repay the outstanding principal balance of the Revolving Loans, together with all other non-contingent Obligations, including all accrued and unpaid interest thereon, on the Termination Date (or with respect to any Bank Products, any applicable earlier date).  The Borrowers may prepay the Revolving Loans, in whole or in part, at any time and from time to time and, subject to the terms of this Agreement, reborrow prior to the Termination Date.  In addition, and without limiting the generality of the foregoing, the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the amount, if any and without duplication, by which the Aggregate Revolver Outstandings exceed the Borrowing Base.

(b)                                 [Intentionally Omitted.]

(c)                                  Payments. All payments to be made by the Borrowers with respect to the Loans shall be made without setoff, recoupment, or counterclaim.  Unless otherwise expressly provided herein, all payments by the Borrowers shall be made to the Administrative Agent, for the account of the Lenders, to the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York time) on the date specified herein.  Any payment received by the Administrative Agent after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(d)                                 LIBOR Rate Revolving Loan Payment Dates.  Subject to the provisions set forth in the definition of Interest Period, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 4.2                                      Termination of Credit Facility.  The Borrowers may terminate this Agreement upon at least ten Business Days prior written notice thereof to the Agents, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, and the cancellation and return of all outstanding Letters of Credit (or alternatively with respect to each such Letter of Credit, the furnishing to the Collateral Agent of either a Supporting Cash Deposit or a Supporting Letter of Credit as required by Section 2.4(g)), (b) the payment of the Early Termination Fee defined in the following sentence (if applicable), and (c) the payment in full of all reimbursable expenses and other Obligations (including any amount due under Section 5.4) together with accrued and unpaid interest thereon.  Subject to Section 3.3, if this Agreement is terminated at any time prior to the second Anniversary Date, whether pursuant to this Section or pursuant to Section 11.2, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, an early termination fee (the “Early Termination Fee”) determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee
On or prior to the first Anniversary Date	1.00% of the Maximum Revolver Amount
After the first Anniversary Date, but prior to the second Anniversary Date	0.50% of the Maximum Revolver Amount

Notwithstanding the foregoing, no such Early Termination Fee shall be payable in the event this Agreement is terminated in connection with refinancing of the Obligations in a transaction in which (i) BofA or any of its Affiliates and (ii) Wachovia or any of its Affiliates jointly arrange replacement financing; provided that each Lender (other than BofA and Wachovia) shall continue to be entitled to its Pro Rata Share of such Early Termination Fee unless such Lender shall have been given the opportunity to participate in such replacement financing and such replacement financing shall be on market terms or terms materially the same as the terms of this credit facility.  The Maximum Revolver Amount shall not be reduced except in connection with termination of the Commitments and payment in full of all Obligations as provided by this Section 4.2 or as otherwise provided in Section 4.3(f) or Section 11.2.

Section 4.3                                      Mandatory Prepayment of the Loans.  Without limiting Section 4.1, each of the Borrowers agrees to make a prepayment with respect to the outstanding Loans and other Obligations as follows:

(a)                                  On any Business Day, if the Aggregate Revolver Outstandings exceed the Borrowing Base, the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the amount (if any) of such excess for application to the principal amount of the Revolving Loans and, if after such application there remains any portion of such excess, such remaining unapplied amount shall be delivered to and held by the Collateral Agent as cash collateral for the Obligations (contingent or otherwise) with respect to outstanding Letters of Credit.

(b)                                 All cash proceeds received by any Borrower from the Disposition or sale of Inventory or collection of Accounts in the ordinary course of business shall be applied to repayment of the Obligations promptly (and in any event within one Business Day of receipt) as specified in Section 4.6(c).

(c)                                  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, promptly (and in any event within one Business Day of receipt) all net cash proceeds received by an Obligated Party in connection with any Disposition, excluding proceeds received pursuant to clause (b) preceding, for application to the Obligations as provided in Section 4.6(c).  As used in this Section 4.3(c), “net cash proceeds” means the proceeds of any applicable Disposition, minus (i) commissions and other reasonable and customary transaction costs, fees, and expenses properly attributable to such transaction and payable by such Obligated Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes and (iii) amounts payable to holders of Liens (to the extent such Liens constitute Permitted Liens hereunder and such Liens are senior to the Agent’s Liens), if any, on the property subject to such Disposition to the extent the documentation governing such senior Liens required such payment to such holders upon such Disposition.

(d)                                 All cash payments or other cash proceeds received by any Obligated Party constituting proceeds of a Distribution, loan, or other advance (other than a Distribution, loan or advance by an Obligated Party to an Obligated Party) to such Obligated Party, excluding proceeds of Revolving Loans, the Second Lien Debt or the Refinancing Second Lien Debt, such proceeds which are proceeds of a loan or advance from one Borrower to another Obligated Party, and other than such proceeds which are proceeds of a loan or advance permitted under clause (c) through clause (j) of Section 8.12, shall be paid to the Administrative Agent promptly upon such receipt, for application to the Obligations as specified in Section 4.6(c).

(e)                                  Upon any issuance of any Capital Stock of any Obligated Party, no later than two Business Days after such issuance, the Borrowers shall make a prepayment in an amount equal to the proceeds of such issuance, net of underwriting discounts, commissions, and other reasonable and customary transaction costs, fees, and expenses properly attributable to such transaction and payable by such Obligated Party in connection therewith (in each case paid to Persons who are not Affiliates of any Obligated Party) for application to the Obligations in accordance with Section 4.6(c).

(f)                                    In any event, if any Obligated Party receives (i) net cash proceeds in connection with any Disposition, (ii) cash payments or other cash proceeds of a

Distribution, loan, or other advance to such Obligated Party or (iii) proceeds of any issuance of Capital Stock, on or after the Closing Date, any such proceeds or payments shall be applied to the payment of the Revolving Loans to the extent necessary to avoid any requirement under any Second Lien Debt Documents or Refinancing Second Lien Debt Documents to prepay or redeem (or to make any offer to prepay or redeem) any portion of the Second Lien Debt or Refinancing Second Lien Debt, together with a permanent reduction of the Commitments and the Maximum Revolver Amount in the amount of any such application to the Revolving Loans (such reduction to result in each Lender’s Commitment being permanently reduced by its Pro Rata Share of such reduction).

No provision contained in this Section 4.3 shall constitute a consent to an asset disposition, Distribution, loan, advance or equity issuance that is otherwise not permitted by the terms of this Agreement.

Section 4.4                                      LIBOR Rate Revolving Loan Prepayments.  In connection with any prepayment, if any LIBOR Rate Revolving Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, the amounts described in Section 5.4, provided that the Borrowers shall not be required to pay the amounts described in Section 5.4 in connection with any Lender’s entering into an Assignment and Acceptance.

Section 4.5                                      Payments as Revolving Loans.  At the election of the Administrative Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, reimbursable expenses (including all reimbursement for expenses pursuant to Section 15.7), other sums payable under the Loan Documents, and any and all amounts equal to the excess of checks and other items presented to BofA for payment against the Funding Account or any other Deposit Account maintained by a Borrower with BofA in an amount greater than the then available balance in such Deposit Account may be paid with the proceeds of Revolving Loans made hereunder whether made following a request for such purpose by the Borrowers pursuant to Section 2.2 or pursuant to a deemed request as provided in this Section 4.5.  The Borrowers hereby irrevocably authorize the Administrative Agent to charge the Loan Account for the purpose of paying all amounts from time to time due under the Loan Documents (including as described in this Section 4.5) and agree that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances) and that all such Revolving Loans shall be deemed to have been requested pursuant to Section 2.2; provided that, except as set forth in the succeeding sentence, so long as no Event of Default exists, the Administrative Agent shall not charge the Loan Account for expenses until 10 days have elapsed since the Administrative Agent has sent an invoice therefor to Ahern.  In the event the Collateral Agent is required to make any payment to Wells Fargo Bank, N.A. (“WFB”) pursuant to the payoff letter delivered by WFB to Ahern and the Collateral Agent on the Original Closing Date with respect to that certain Credit and Security Agreement, dated as of July 25, 2003, the Administrative Agent shall immediately charge the Loan Account for the purpose of reimbursing the Collateral Agent for all such payments and all such amounts charged shall constitute Revolving Loans.

Section 4.6                                      Apportionment, Application, and Reversal of Payments.

(a)                                  Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to BofA, Wachovia, the Agents or either of them and the Letter of Credit Issuer and except as provided in Section 13.1(c).

(b)                                 Except as provided otherwise in this Agreement, all payments shall be remitted to the Administrative Agent or, if applicable, to the Collateral Agent, and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of any Obligated Party’s Accounts or any other Collateral received by the Administrative Agent or the Collateral Agent, shall be applied, ratably, subject to the other provisions of this Agreement, FIRST, to pay any fees, indemnities, or expense reimbursements then due to either of the Agents from any Obligated Party, SECOND, to pay any fees, indemnities, or expense reimbursements then due to any of the Credit Providers other than the Agents from any Obligated Party, THIRD, to pay interest then due in respect of the Loans, including Non-Ratable Loans and Agent Advances, FOURTH, to pay or prepay principal of the Non-Ratable Loans and the Agent Advances, FIFTH, to pay or prepay principal of the Revolving Loans (other than the Non-Ratable Loans and the Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit, SIXTH, during the existence of a Default or an Event of Default, to pay an amount to the Collateral Agent equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit, to be held as cash collateral for such Obligations, and SEVENTH, to the payment of any other Obligation including any amounts relating to Bank Products due to BofA, Wachovia, any other Lender or any of their respective Affiliates by any of the Obligated Parties. Subject to items “first” through “seventh” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)                                  Payments received pursuant to Section 4.3(b), Section 4.3(c), Section 4.3(d) and Section 4.3(e) shall be applied, ratably, subject to the other provisions of this Agreement, in the order of priority set forth for items “first” through “fifth” of clause (b) preceding at any time other than during the existence of a Default or an Event of Default, and during the existence of any Default or Event of Default, as specified in clause (b) preceding.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, unless so directed by a Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Rate Revolving Loan, except (i) on the expiration date of the Interest Period applicable to any such LIBOR Rate Revolving Loan or (ii) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans and, in any such event, the Borrowers shall pay the LIBOR breakage losses in accordance with Section 5.4.

Section 4.7                                      Indemnity for Returned Payments.  If after receipt of any payment or of any proceeds of Collateral that is applied to the payment of all or any part of the Obligations, any Credit Provider is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Credit Provider and the Borrowers shall be liable to pay to the Administrative Agent, for the benefit of the Credit Providers, and each Borrower hereby indemnifies the Credit Providers and holds the Credit Providers harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 4.7 shall be and remain effective notwithstanding any release of Collateral or guarantors, cancellation or return of Loan Documents, or other contrary action that may have been taken by any Credit Provider in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Credit Providers’ rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 4.7 shall survive the termination of this Agreement.

Section 4.8                                      Administrative Agent’s and the Lenders’ Books and Records; Monthly Statements.  The Administrative Agent shall record the principal amount of the Loans, the undrawn amount of all outstanding Letters of Credit, and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books.  In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records.  Failure by the Administrative Agent or any Lender to make any such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit.  The Borrowers agree that the Administrative Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Administrative Agent will provide to the Borrowers and the Lenders a monthly statement of Loans, payments, and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 4.6 and corrections of errors discovered by either of the Agents), unless a Borrower notifies the Administrative Agent in writing to the contrary within 30 days after such statement is rendered.  In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE 5

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 5.1                                      Taxes.

(a)                                  Any and all payments by the Obligated Parties, or any of them, to either Agent or any Lender under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, subject to Section 14.10(c), the Obligated Parties shall pay all Other Taxes.

(b)                                 The Obligated Parties agree to indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.1) paid by the Administrative Agent, the Collateral Agent or any Lender and any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date the Administrative Agent, the Collateral Agent or any Lender makes written demand therefor.

(c)                                  If an Obligated Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Administrative Agent, the Collateral Agent or any Lender, then:

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this Section 5.1) the Administrative Agent, the Collateral Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                                  such Obligated Party shall make such deductions and withholdings;

(iii)                               such Obligated Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law; and

(iv)                              such Obligated Party shall also pay to the Administrative Agent, for the account of each Lender, or each Lender at the time interest is paid, all additional amounts that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 Within 30 days after the date of any payment by any Obligated Party of Taxes or Other Taxes, such Obligated Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e)                                  If the Obligated Parties are required to pay additional amounts to any Lender pursuant to Section 5.1(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Obligated Parties that may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

Section 5.2                                      Illegality.

(a)                                  If any Lender determines that, after the date of this Agreement, the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make LIBOR Rate Revolving Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make LIBOR Rate Revolving Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b)                                 If a Lender determines that it is unlawful to maintain any LIBOR Rate Revolving Loan, the Borrowers shall, upon receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Rate Revolving Loans of such Lender then outstanding, together with accrued and unpaid interest thereon and amounts required under Section 5.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans.  If the Borrowers are required to so prepay any LIBOR Rate Revolving Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Revolving Loan.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender.

Section 5.3                                      Increased Costs and Reduction of Return.

(a)                                  If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation after the date of this Agreement or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the date of this Agreement, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining any LIBOR Rate Revolving Loans, then the Borrowers shall be liable for, and shall from time to time, within three Business Days of demand by such Lender (with a copy of such demand to be sent to the Administrative

Agent), pay to the Administrative Agent, for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)                                 If any Lender shall have determined that (to the extent it occurs after the date of this Agreement) (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits, or obligations under this Agreement, then, within three Business Days of demand by such Lender (with a copy of such demand to be sent to the Administrative Agent), the Borrowers shall pay to the Administrative Agent, for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

Section 5.4                                      Funding Losses.  The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of:

(a)                                  the failure of the Borrowers to make on a timely basis any payment of principal of any LIBOR Rate Revolving Loan;

(b)                                 except as permitted by Section 5.5, the failure of the Borrowers to (i) borrow any requested LIBOR Rate Revolving Loan, (ii) continue any LIBOR Rate Revolving Loan, or (iii) convert a Base Rate Revolving Loan to a LIBOR Rate Revolving Loan, in each case, after any Borrower has given (or is deemed to have given) a Notice of Borrowing, a Notice of Continuation/Conversion, or any telephonic notice in lieu thereof with respect thereto; or

(c)                                  the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Revolving Loans on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender (but excluding loss of the Applicable Margin) to maintain its LIBOR Rate Revolving Loans or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees, including a processing fee (the processing fee is currently Three Hundred Fifty Dollars ($350) but is subject to change from time to time by the Administrative Agent without notice), charged by the Administrative Agent or any Lender in connection with the foregoing.

Section 5.5                                      Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Revolving Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing.  Upon receipt of a notice pursuant to the first sentence of this Section 5.5, the Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by any of them.  If the Borrowers do not revoke any such Notice of Borrowing or Notice of Continuation/Conversion, the Lenders shall make, convert, or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by a Borrower, but such Loans shall be made, converted, or continued as Base Rate Revolving Loans instead of LIBOR Rate Revolving Loans.

Section 5.6                                      Certificate of the Affected Lender.  If any Lender claims reimbursement or compensation under this Article 5, the affected Lender shall determine the amount thereof and shall deliver to the Borrowers (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

Section 5.7                                      Survival.  The agreements and obligations of the Borrowers in this Article 5 shall survive the payment of all other Obligations.

ARTICLE 6

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

Section 6.1                                      Books and Records.  The Obligated Parties shall maintain, and shall cause each of their Subsidiaries to maintain, at all times, correct and complete books, records, and accounts in which full, true, complete, correct, and timely entries are made of such Person’s transactions in accordance with GAAP consistently applied.  The Obligated Parties shall reflect, and shall cause each of their Subsidiaries to reflect, by means of appropriate entries, in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  The Obligated Parties shall maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Agents shall reasonably require, including, but not limited to, timely records of (a) all payments received and all credits and extensions granted with respect to the Accounts, (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory, and (c) all other dealings affecting the Collateral.

Section 6.2                                      Financial and Other Information.  The Obligated Parties shall promptly furnish to the Agents all such information regarding the Obligated Parties’ and each of their Subsidiaries’ financial and business affairs as either of the Agents or any Lender (through either of the Agents, and the applicable Agent agrees to pass along all such reasonable requests by any Lender to the Obligated Parties) may reasonably request.  Without limiting the foregoing, the

Obligated Parties will furnish, or cause to be furnished, to both Agents (with sufficient copies to the Administrative Agent for distribution to each Lender) the following, in such detail as either of the Agents or the Lenders (through either of the Agents, and the applicable Agent agrees to pass along all such reasonable requests by any Lender to the Obligated Parties) shall reasonably request:

(a)                                  The Obligated Parties will furnish, or cause to be furnished, as soon as available, but in any event not later than 120 days after the close of each Fiscal Year of Ahern, consolidated audited balance sheets and statements of income, cash flow, and stockholders’ equity for Ahern and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of Ahern and its Subsidiaries on a consolidated basis as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP; provided that the Obligated Parties will furnish or cause to be furnished unaudited drafts of each of such financial statements to the Agents as soon as available, but in any event not later than 90 days after the close of each Fiscal Year of Ahern.  Such Financial Statements shall be audited in accordance with generally accepted auditing standards by and accompanied by a report thereon containing an opinion that is unqualified in any respect of, independent certified public accountants selected by Ahern (it being agreed by the parties hereto, however, that at any time after the Closing Date, the Agents shall have the right, in their reasonable discretion, to require that Ahern and its Subsidiaries retain independent certified public accountants of national standing to perform such examinations and provide such reports).  The Obligated Parties hereby authorize each of the Agents to communicate directly with the Obligated Parties’ certified public accountants and, by this provision, authorizes such accountants to disclose to each of the Agents any and all financial statements and other supporting financial documents and schedules relating to the Obligated Parties and to discuss directly with each of the Agents the finances and affairs of the Obligated Parties, provided that the applicable Agent shall provide the Obligated Parties the opportunity to attend and participate in such discussions.

(b)                                 The Obligated Parties will furnish or cause to be furnished,

(i)                                     as soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter, other than a Fiscal Quarter that is a year end, an unaudited balance sheet, income statement, and statement of cash flow for Ahern and its Subsidiaries prepared on a consolidated basis for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and fairly presenting the financial position and results of operations of Ahern and its Subsidiaries as at the date thereof and for such period, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year, and in the Latest Projections, and prepared in accordance with GAAP (other than the omission of footnotes and subject to normal year-end audit adjustments, if any) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a) and

(ii)                                  as soon as available, but in any event not later than 30 days after the end of each Fiscal Month, an unaudited balance sheet, income statement, and statement of cash flow for Ahern and its Subsidiaries prepared on a consolidated basis for the period from the beginning of the current Fiscal Year to the end of such Fiscal Month, all in reasonable detail and fairly presenting the financial position and results of operations of Ahern and its Subsidiaries as at the date thereof and for such period, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year, and in the Latest Projections, and prepared in accordance with GAAP (other than the omission of footnotes and subject to normal year-end audit adjustments, if any, and, solely in the case of the financial statements for the Fiscal Months of January and February of each Fiscal Year, subject to normal year-end audit adjustments from the prior Fiscal Year that have an impact on the financial statements for such Fiscal Months) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a).

Ahern shall certify by a certificate signed by a Responsible Officer that all such Financial Statements have been prepared in accordance with GAAP (other than the omission of footnotes and subject to normal year-end audit adjustments, if any) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a) and present fairly, subject to normal year-end audit adjustments, the financial position of Ahern and its Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

(c)                                  The Obligated Parties will cause to be furnished, with each of the Financial Statements delivered pursuant to Section 6.2(a), a letter from the independent certified public accountants that audited such Financial Statements to the effect that such accountants are familiar with this Agreement and that, in auditing such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant set forth in Section 8.21, except for those, if any, described in reasonable detail in such letter.

(d)                                 The Obligated Parties will furnish or cause to be furnished, with each of the Financial Statements delivered pursuant to Section 6.2(a), and with each of the Financial Statements delivered pursuant to Section 6.2(b)(i), a certificate of a Responsible Officer of Ahern in the form of Exhibit C (a “Compliance Certificate”), or another form acceptable to the Agents in their discretion, (i) setting forth in reasonable detail the calculations required to establish compliance with the covenants set forth in Section 8.21 during the period covered by such Financial Statements and as at the end thereof and (ii) except as explained in reasonable detail in such certificate, (A) stating that all of the representations and warranties of the Obligated Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) stating that the Obligated Parties are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) stating that no Default or Event of Default then exists or existed during the period covered by such Financial Statements,

(D) analyzing in reasonable detail the material variances of the figures in the Latest Projections and corresponding Financial Statements for the prior Fiscal Year and (E) certifying, to the Obligated Parties’ knowledge, that the amount of the Unused Availability during the period covered by such certificate did not fall to an amount which would give rise to an Accelerated Delivery Date and that the amount of the Excess Availability during the period covered by such certificate did not fall to an amount which would give rise to a Trigger Event, or, if the Unused Availability or Excess Availability fell to any such amount, the first date on which such event occurred.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Obligated Parties have taken or propose to take with respect thereto.  In addition, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited Financial Statements referred to in Section 7.6(a), the consolidated Financial Statements of Ahern and its Subsidiaries delivered pursuant to Section 6.2(a) or (b) will differ in any material respect from the consolidated Financial Statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then the Obligated Parties will deliver to both Agents (with sufficient copies to the Administrative Agent for distribution to each Lender) (i) together with the first delivery of Financial Statements pursuant to Section 6.2(a) or (b) following such change, consolidated Financial Statements of Ahern and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) one full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of Financial Statements pursuant to Section 6.2(a) or (b) following such change, subject to Section 1.2, a written statement of a Responsible Officer of Ahern setting forth the differences (including, subject to Section 1.2, any differences that would affect any calculations relating to the financial covenants set forth in Section 8.21) which would have resulted if such Financial Statements had been prepared without giving effect to such change.  The Obligated Parties will furnish or cause to be furnished, with each of the Financial Statements delivered pursuant to Section 6.2(b)(ii), a monitoring report, in form, scope and substance reasonably satisfactory to the Agents, for the Fiscal Month covered by such Financial Statements.

(e)                                  The Obligated Parties will furnish, or cause to be furnished, no sooner than 60 days but not less than 30 days prior to the beginning of each Fiscal Year of Ahern, annual forecasts prepared by Ahern (to include forecasted consolidated balance sheets, income statements, statements of cash flow, and Borrowing Base and Unused Availability projections) for Ahern and its Subsidiaries as at the end of and for each Fiscal Month of such Fiscal Year and the following Fiscal Year.

(f)                                    Upon the request of either of the Agents, the Obligated Parties will furnish, or cause to be furnished, within three Business Days of such request, a copy of the most recent annual report or other requested filing filed with the PBGC, IRS or any other Governmental Authority with respect to each Plan of any Obligated Party.

(g)                                 The Obligated Parties will furnish, or cause to be furnished, within three Business Days after filing thereof, copies of (i) all reports, if any, or other documents filed by Ahern or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act or any other similar Governmental Authority pursuant to any Requirement of Law, (ii) all reports, notices, or statements sent or received by Ahern or any of its Subsidiaries to or from the holders of any Debt of Ahern or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued, and (iii) all press releases and other statements made available generally by Ahern or any of its Subsidiaries to the public concerning material developments in the business of Ahern or any of its Subsidiaries.

(h)                                 The Obligated Parties will furnish, or cause to be furnished, as soon as available, but in any event not later than fifteen days after Ahern’s or any of its Subsidiaries’ receipt thereof, a copy of all reports and letters prepared by any independent certified public accountants of Ahern or any of its Subsidiaries and submitted by such independent certified public accountants to the board of directors (or the audit committee of the board of directors) of Ahern or any of its Subsidiaries; provided that the Obligated Parties shall request such reports and letters at least once per year.

(i)                                     The Obligated Parties will furnish, or cause to be furnished, (i) concurrently with distribution thereof to the owners of Capital Stock of any Obligated Party, copies of any and all proxy statements and financial statements which such Obligated Party makes available to any such Person, (ii) concurrently with distribution thereof to the primary recipients, copies of any and all proxy statements, financial statements, and reports which any Obligated Party makes available to any holder of any Debt of any Obligated Party, (iii) not later than three (3) Business Days after execution, receipt or delivery thereof, copies of any material notices or other communications that any Obligated Party executes, receives or delivers in connection with any Second Lien Debt Document or any Refinancing Second Lien Debt Document and (iv) not later than five (5) Business Days (or such lesser number of Business Days as agreed to by the Agents) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Second Lien Debt Document, Refinancing Second Lien Debt Document or any related document, and promptly after the execution thereof, copies of any executed amendment, supplement, waiver or other modification with respect to any Second Lien Debt Document, any Refinancing Second Lien Debt Document or any related document.

(j)                                     If requested by either of the Agents, the Obligated Parties will furnish, or cause to be furnished, promptly after such request, a copy of each tax return filed by Ahern or any of its Subsidiaries with the IRS or any other Governmental Authority.

(k)                                  The Obligated Parties will furnish, or cause to be furnished to the Agents,

(i)                                     as soon as available, but in any event within twenty (20) days after the end of each Fiscal Month of Ahern as of the end of such Fiscal Month, and at such other times as may be requested by either of the Agents, a Borrowing Base Certificate and supporting information in connection therewith; provided, that during each Accelerated Delivery Period, the Borrowers shall deliver a Borrowing Base Certificate and supporting information in connection therewith to the Agents on a weekly basis (not later than the fourth Business Day after the last Business Day of the previous week) with the information thereon to be as of the last Business Day of such previous week;

(ii)                                  within twenty (20) days of the end of each Fiscal Month, or more frequently if requested by either of the Agents, a schedule (in form reasonably satisfactory to the Agents) of each Borrower’s Accounts created, credits given, cash collected, and other adjustments made to such Borrower’s Accounts as of the last day of such Fiscal Month since the date of the previous such schedule;

(iii)                               within twenty (20) days of the end of each Fiscal Month, or more frequently if requested by either of the Agents, an aging (in form reasonably satisfactory to the Agents) of each Borrower’s Accounts as of the last day of such Fiscal Month, together with a reconciliation to the corresponding Borrowing Base and to such Borrower’s general ledger;

(iv)                              within twenty (20) days of the end of each Fiscal Month, or more frequently if requested by either of the Agents, an aging (in form reasonably satisfactory to the Agents) of each Borrower’s accounts payable as of the last day of such Fiscal Month together with a reconciliation to the corresponding general ledger of such Borrower;

(v)                                 within twenty (20) days of the end of each Fiscal Month, or more frequently if requested by either of the Agents, a detailed calculation (in form reasonably satisfactory to the Agents) of Eligible Accounts, Eligible Transportation Equipment and Eligible Inventory as of the last day of such Fiscal Month;

(vi)                              within twenty (20) days of the end of each Fiscal Month, or more frequently if requested by either of the Agents, Inventory and Transportation Equipment reports by each Borrower, category, quantity, cost, and location (in form reasonably satisfactory to the Agents), together with a reconciliation to the corresponding Borrowing Base and to the Borrowers’ general ledger as of the last day of such Fiscal Month;

(vii)                           within twenty (20) days of the end of each Fiscal Month, a schedule identifying each location, if any, where any Collateral is located with a sales representative, agent, contractor, or other Person under any bailee, consignee, or warehouse arrangement, in each case setting forth, as of the last day of the immediately preceding Fiscal Month, (A) the name and address of each such sales representative, agent, contractor, or other Person and a description of the nature of any such arrangement and (B) the cost of such Inventory and Transportation Equipment at each such location;

(viii)                        upon request by either of the Agents, within three (3) Business Days of such request, copies of invoices, customer statements, credit memos, remittance advices and reports, leases, lease forms, deposit slips, and leasing, shipping and delivery documents with respect to each Borrower’s Accounts and Inventory, and purchase orders and invoices with respect to any Equipment or Inventory acquired by any Borrower or a written explanation of why the requested items can not be delivered within such three (3) Business Day period (in which case, such requested items shall then be delivered as promptly thereafter as is reasonably practicable);

(ix)                                within twenty (20) days of the end of each Fiscal Month, a report in a format to be agreed upon between the Agents and Ahern with relevant operating information including Time Utilization by product category, average discount and average rental rates;

(x)                                   upon request by either of the Agents, within three (3) Business Days of such request, a statement of the balance of each of the Intercompany Accounts; and

(xi)                                within three (3) Business Days, such other reports with respect to the Collateral as either of the Agents may reasonably request or a written explanation of why the requested reports can not be delivered within such three (3) Business Day period (in which case such requested reports shall then be delivered as promptly thereafter as is reasonably practicable).

With the delivery of each of the foregoing, the Obligated Parties shall furnish a certificate executed by a Responsible Officer of the Borrowers certifying as to the accuracy and completeness of the foregoing.  If any of any Borrower’s records or reports with respect to the Collateral are prepared by an accounting service or other agent, such Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Administrative Agent for distribution to the Lenders.

(l)                                     The Obligated Parties will provide the Agents the information required by Section 8.7(b).

(m)                               Within 30 days following the date franchise taxes are due, the Obligated Parties will, unless the Agents shall each otherwise consent, provide to the Administrative Agent a certificate of the applicable Governmental Authority evidencing each Obligated Party’s good standing in its jurisdiction of formation, incorporation, or organization, as applicable.

(n)                                 The Obligated Parties will furnish, or cause to be furnished, such additional information as either Agent and/or any Lender (through either of the Agents, and the applicable Agent agrees to pass along all such reasonable requests by any Lender to the Obligated Parties) may from time to time reasonably request regarding the financial and business affairs of Ahern or any Subsidiary of Ahern.

(o)                                 The Obligated Parties will furnish, or cause to be furnished, with each of the Financial Statements delivered pursuant to Section 6.2(b), a description of any commercial tort claim acquired by any Obligated Party during the period covered by such Financial Statements.

(p)                                 The Obligated Parties will furnish, or cause to be furnished, with each of the Financial Statements delivered pursuant to Section 6.2(b), a description of all Collateral acquired by any Obligated Party during the period covered by such Financial Statements which is subject to any certificate of title law of the U.S. or any state.

(q)                                 After any item of Inventory is no longer subject to a Lien described in clause (l) of the definition of “Permitted Liens”, the Obligated Parties will furnish, or cause to be furnished, either a UCC partial release for such item of Inventory or a statement from the vendor of such item of Inventory that such vendor no longer has a Lien in such item of Inventory, and until such partial release or statement is delivered to the Agents such item of Inventory shall in no event constitute Eligible Inventory and no Accounts created with respect to such Inventory shall constitute Eligible Accounts.

(r)                                    After any item of Transportation Equipment is no longer subject to a Lien described in clause (k) of the definition of “Permitted Liens”, the Obligated Parties will furnish, or cause to be furnished, (i) if a certificate of title is not required with respect to such item of Transportation Equipment under the titling statutes of any relevant Governmental Authority, either a UCC partial release for such item of Transportation Equipment or a statement from the vendor or lessor of such item of Transportation Equipment that such vendor or lessor, as the case may be, no longer has a Lien in such item of Transportation Equipment or (ii) if a certificate of title has been issued with respect to such item of Transportation Equipment, such certificate of title endorsed by the secured party releasing its Lien in such item of Transportation Equipment or, if such original certificate of title cannot be furnished, such other lien release as is acceptable to the Governmental Authority issuing such certificate of title to permit the issuance of a replacement certificate of title without the notation of such Lien, and until such partial release, statement, certificate of title or other release, as applicable, is delivered to the Agents such item of Transportation Equipment shall in no event constitute Eligible Transportation Equipment.

Section 6.3                                      Notices.  The Obligated Parties shall notify each Agent in writing of the following matters at the following times:

(a)                                  immediately after a Responsible Officer’s becoming aware of any Default or Event of Default;

(b)                                 within three (3) Business Days after a Responsible Officer’s becoming aware of the assertion by the holder of any Capital Stock of Ahern or any Subsidiary of Ahern or the holder of any Debt of Ahern or any Subsidiary of Ahern in excess of $500,000 that a default exists with respect thereto or that any such Person is not in compliance with the terms thereof, or the written threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c)                                  within five (5) Business Days after a Responsible Officer’s becoming aware of any pending or threatened (in writing) action, suit, proceeding, or counterclaim by any Person, or any pending or threatened (in writing) investigation by a Governmental Authority, that could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(d)                                 within five (5) Business Days after a Responsible Officer’s becoming aware of any pending or threatened (in writing) strike, work stoppage, unfair labor practice claim or other similar labor dispute affecting any Obligated Party that could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(e)                                  within five (5) Business Days after a Responsible Officer’s becoming aware of any violation of any Requirement of Law affecting any Obligated Party that reasonably could be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(f)                                    within five (5) Business Days after (i) a Responsible Officer’s receipt of any written notice of any violation by any Obligated Party of any Environmental Law or (ii) a Responsible Officer’s obtaining knowledge that any Governmental Authority has asserted that any Obligated Party is not in compliance with any Environmental Law or that any Governmental Authority is investigating any Obligated Party’s compliance therewith, which in any event under clause (i) or clause (ii) preceding could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(g)                                 within five (5) Business Days after a Responsible Officer’s receipt of any written notice from any Governmental Authority or other Person or otherwise obtaining knowledge that any Obligated Party is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Obligated Party is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant that, in either case, could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(h)                                 within five (5) Business Days after a Responsible Officer’s receipt of any written notice of the imposition of any Environmental Lien against any property of any Obligated Party;

(i)                                     not less than 30 days prior to any change in any Obligated Party’s (i) name as it appears in the jurisdiction of its formation, incorporation, or organization, (ii) type of entity, (iii) organizational identification number, or (iv) trade names under which such Obligated Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable;

(j)                                     within five (5) Business Days after any Responsible Officer knows or has reason to know, (i) that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred or (ii) that any action has been taken or threatened (in writing) by the IRS, the DOL, or the PBGC with respect to any such ERISA Event or prohibited transaction;

(k)                                  upon either Agent’s request, copies of the following:  (i) each annual report (form 5500 series), including Schedule B thereto, filed with the DOL or the IRS with respect to each Plan; (ii) a copy of each funding waiver request filed with the IRS with respect to any Plan and all communications received by any Obligated Party or any ERISA Affiliate from the IRS with respect to such request; and (iii) a copy of each other filing or notice filed with the PBGC, the DOL, or the IRS, with respect to each Plan by any Obligated Party or any ERISA Affiliate;

(l)                                     upon request from either Agent, copies of each most recent actuarial report for any Plan (except that in the case of a Multiemployer Plan, the Obligated Party will request of the plan administrator thereof that a copy of each actuarial report and annual report for the Multiemployer Plan be sent to the requesting Agent), and within five (5) Business Days after receipt thereof by any Obligated Party or any ERISA Affiliate, copies of the following:  (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability;

(m)                               within five (5) Business Days after the occurrence thereof:  (i) any changes in the benefits of any existing Plan which the Obligated Party expects to increase any Obligated Party’s annual costs with respect thereto by an amount in excess of $500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Obligated Party or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Obligated Party or any ERISA Affiliate to make a required installment or any other required payment to any Plan in excess of $250,000 under Section 412 of the Code on or before the due date for such installment or payment;

(n)                                 within five (5) Business Days after commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $500,000;

(o)                                 within five (5) Business Days after any Responsible Officer becomes aware that any material assumption on which the Obligated Parties prepared and presented the Latest Projections is no longer valid;

(p)                                 with each of the financial statements required to be delivered pursuant to Section 6.2(b), a listing of (i) each Deposit Account opened by any Obligated Party and (ii) any Proprietary Rights registered with the United States Patent and Trademark Office or the United States Copyright Office, in the preceding Fiscal Month;

(q)                                 within five (5) Business Days after the occurrence thereof, any loss, damage, or destruction to the Collateral, whether due to any casualty, condemnation, or other reason, having a value in excess of $500,000, whether or not covered by insurance;

(r)                                    within five (5) Business Days after any Responsible Officer becomes aware of any Lien (other than Permitted Liens) against, or any claim in excess of $100,000 made or asserted in writing against, any of the Collateral;

(s)                                  within five (5) Business Days after a Responsible Officer’s becoming aware of any event or circumstance not covered by clause (a) through clause (r) preceding that could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(t)                                    not less than ten (10) Business Days prior to the lease under the GE Sale and Leaseback Agreement of any item of property which was not leased under that agreement on the Original Closing Date, a description in reasonable detail (including serial numbers thereof, if any) of the item of property to be leased (including, without limitation, any such item to be leased as a result of Ahern’s exercise of a replacement option under the GE Sale and Leaseback Agreement or as a result of the occurrence of a casualty to another item of property leased thereunder);

(u)                                 promptly, any material additions to or deletions from any Obligated Party’s Inventory or Transportation Equipment that are not made in the ordinary course of business;

(v)                                 promptly, any material change in insurance coverage maintained by any Obligated Party, specifying the changes and reasons therefor;

(w)                               promptly, and in any event within ten (10) Business Days after any Material Contract of any Obligated Party set forth on Schedule 7.24 is terminated or amended in a manner that is materially adverse to any Obligated Party, a written statement describing such event with copies of such material amendments, and an explanation of any actions being taken with respect thereto; and

(x)                                   not less than ten (10) days prior to any Asset Sale (as defined in the Second Lien Debt Agreement) or any application of proceeds thereof to the payment of any Obligations, in each instance, that will result in a reduction of the maximum amount of Aggregate Revolver Outstandings permitted to be incurred under Section 4.09(b)(1) of the Second Lien Debt Agreement (other than solely as a result of a reduction due to the borrowing base formula under Section 4.09(b)(1)(b) of the Second Lien Debt Agreement), notice of such Asset Sale and the amount of such reduction.

Each notice given under this Section 6.3 shall describe the subject matter thereof in reasonable detail, and shall set forth the action that any Obligated Party or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 7

GENERAL WARRANTIES AND REPRESENTATIONS

Each Obligated Party warrants and represents to the Agents and the other Credit Providers as follows:

Section 7.1                                      Authorization, Validity, and Enforceability of the Transaction Documents.  Each Obligated Party has the power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party, to incur the indebtedness, liabilities, and obligations it has agreed to undertake under the Transaction Documents to which it is a party, and to grant the Agent’s Liens.  Each Obligated Party has taken all necessary action (including obtaining approval of the owners of its Capital Stock or any other Person required to provide approval or consent, if necessary) to authorize its execution, delivery, and performance of the Transaction Documents to which it is a party.  The Transaction Documents to which each Obligated Party is a party have been duly executed and delivered by such Obligated Party, and constitute the legal, valid, and binding obligations of such Obligated Party, enforceable against it in accordance with their respective terms without defense, setoff, or counterclaim except as such enforceability is limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.  Each Obligated Party’s execution, delivery, and performance of the Transaction Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in or require the creation or imposition of any Lien upon any property of any Obligated Party by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, document, or instrument to which such Obligated Party is a party or that is binding upon it, (b) any Requirement of Law applicable to such Obligated Party, or (c) the Organization Certificate or Management Agreement of such Obligated Party.  Each Borrowing and each delivery by any or all of the Borrowers (or Ahern on behalf of the Borrowers) of a Borrowing Base Certificate constitutes a representation and warranty by Ahern that, as of the date of such Borrowing or delivery, as the case maybe (both before and after giving effect to such Borrowing, if applicable), the financial accommodations provided to the Borrowers hereunder do not violate the debt incurrence limits set forth in the Second Lien Debt Agreement or exceed the Maximum First Lien Principal Indebtedness (as defined in the Intercreditor Agreement).  Without limitation of the foregoing, the Borrowers represent and warrant that (i) each Borrowing is permitted under Section 4.09(b)(1) of the Second Lien Debt Agreement, (ii) each Borrowing is permitted to be incurred and secured by all applicable Secured Debt Documents (as defined in the Second Lien Debt Agreement) and constitutes Priority Lien Debt (as defined in the Second Lien Debt Agreement), (iii) all Obligations constitute “First Lien Obligations” as defined in the Intercreditor Agreement, (iv) there are in existence no Credit Facilities (as defined in the Second Lien Debt Agreement) other than this Agreement and (v) there is in existence no Parity Lien Debt (as defined in the Second Lien Debt Agreement) other than Second Lien Debt.

Section 7.2                                      Validity and Priority of Security Interest.  The provisions of the Loan Documents create legal and valid Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Credit Providers, and such Liens (a) constitute perfected and continuing Liens on the Collateral, securing the Obligations, (b) are enforceable against the applicable Obligated

Party and all third parties, and (c) have priority over all other Liens on the Collateral except for those Liens identified in clause (b) through clause (h) or clause (k) through clause (l) of the definition of Permitted Liens (but only to the extent any such Permitted Liens would have priority over the Agent’s Liens pursuant to any Requirement of Law) and Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

Section 7.3                                      Organization, Authority, and Good Standing.  Each of the Obligated Parties

(a)                                  is a corporation, limited liability company, partnership, limited partnership, or other business entity duly and properly formed, incorporated, or organized and validly existing under Requirements of Law of the jurisdiction of its formation, incorporation, or organization as set forth in Schedule 7.3, and such jurisdiction is the only jurisdiction under which it is formed, incorporated, or organized,

(b)                                 has all requisite power and authority to conduct its business in each jurisdiction in which it conducts business and to own its property, and

(c)                                  to the extent applicable, is qualified and in good standing under the Requirements of Law of (i) its jurisdiction of formation, incorporation, or organization and (ii) each other jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business.

Section 7.4                                      Capitalization and Subsidiaries.  As of the Closing Date, Schedule 7.4 sets forth (a) a correct and complete list of the relationship of the Obligated Parties and all of their respective Subsidiaries, (b) the location of the chief executive office of each of the Obligated Parties, (c) a true and complete listing of each class of the Capital Stock of each of the Obligated Parties, of which all of such issued shares or other interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified in Schedule 7.4, (d) the type of entity of each of the Obligated Parties, (e) the jurisdiction of formation, incorporation or organization of each of the Obligated Parties and the employer or taxpayer identification number of each of the Obligated Parties and the organizational identification number issued by each of the Obligated Parties’ jurisdiction of formation, incorporation, or organization (or a statement that no such number has been issued).  Each Obligated Party has only one state of formation, incorporation, or organization.

Section 7.5                                      Corporate Name; Prior Transactions.  As of the Closing Date, Schedule 7.5 sets forth a correct and complete list of the name of each Obligated Party as it appears in official filings in the jurisdiction of its formation, organization, or incorporation.  Except as set forth in Schedule 7.5, no Obligated Party has, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

Section 7.6                                      Financial Statements and Projections.

(a)                                  The Obligated Parties have delivered to each Agent and the Lenders the audited financial statements for Ahern and its Subsidiaries for the Fiscal Years ended December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, accompanied by the report thereon of Ahern’s independent certified public accountants, Piercy Bowler Taylor & Kern.  The Obligated Parties have also delivered to each Agent and the Lenders the unaudited balance sheet and related statements of income and cash flow for Ahern and its Subsidiaries on a consolidated basis as of the end of each Fiscal Month ending January 31, 2005 through June 30, 2005.  All such financial statements have been prepared in accordance with GAAP and fairly present the financial position of Ahern and its Subsidiaries as at the dates thereof and their results of operations for the periods then ended (except with respect to the unaudited financial statements referred to immediately above, for the omission of applicable footnotes and subject to normal year-end audit adjustments).  Except as set forth on Schedule 7.6, as of the Closing Date, Ahern and its Subsidiaries do not have any material liabilities that are not disclosed in such financial statements.

(b)                                 The Latest Projections when submitted to the Agents as required herein represent the Obligated Parties’ good faith estimate of the future financial performance of the Borrowers for the periods set forth therein.  The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Obligated Parties believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Agents.

(c)                                  The pro forma balance sheet of Ahern and its Subsidiaries as at June 30, 2005, delivered to the Agents presents fairly and accurately Ahern’s and its Subsidiaries’ financial condition as of such date and after giving effect to consummation of the transactions contemplated by this Agreement and the Second Lien Debt Documents.

Section 7.7                                      Solvency.  As of the Closing Date, prior to and after giving effect to all of the transactions to occur on the Closing Date (including the Borrowings to be made on the Closing Date), and at all times after the Closing Date, each of the Obligated Parties is Solvent.

Section 7.8                                      Debt.  As of the Closing Date, after giving effect to the Borrowings to be made on the Closing Date, the Obligated Parties and their Subsidiaries have no Debt, except (a) the Obligations and (b) Debt permitted pursuant to Section 8.12.

Section 7.9                                      Distributions.  Schedule 7.9 accurately sets forth, as of the date hereof, all Distributions which have been declared, paid, or made upon or in respect of any Capital Stock of Ahern since December 31, 2003.

Section 7.10                                Real Estate; Leases.  As of the Closing Date, Schedule 7.10 sets forth a correct and complete list of all Real Estate owned by each Obligated Party, all leases and subleases of real or personal property by each Obligated Party as lessee or sublessee (other than leases of personal property as to which such Obligated Party is lessee or sublessee for which the value of such personal property under any such lease in the aggregate is less than $10,000, and

Re-Rental Leases) and all leases and subleases of real or personal property by each Obligated Party as lessor or sublessor.  Schedule 7.10 also sets forth a correct and complete list, as of the Closing Date, of all inventory and equipment that is subject to the GE Sale and Leaseback Agreement.  Each material lease and sublease between an Obligated Party and DFA LLC is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.  All other leases and subleases of the Obligated Parties are in full force and effect, and no default by any party to any such lease or sublease exists, except if the result thereof would not have a Material Adverse Effect; provided that, as of the Closing Date, each lease and sublease set forth on Schedule 7.10 is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.  Each Obligated Party has good and indefeasible title in fee simple to the Real Estate identified in Schedule 7.10 as “owned” by such Obligated Party, or valid leasehold interests in all Real Estate identified in Schedule 7.10 as “leased” by such Obligated Party, and each Obligated Party has good, indefeasible, and merchantable title to all of its other property reflected on the June 30, 2005 Financial Statements of Ahern and its Subsidiaries delivered to the Agents and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.

Section 7.11                                Proprietary Rights.  As of the Closing Date, (a) Schedule 7.11 sets forth a correct and complete list of all of each Obligated Party’s registered patents, trademarks, copyrights, and other material Proprietary Rights, (b) none of the Proprietary Rights listed in Schedule 7.11 is subject to any licensing agreement or similar arrangement except as set forth in Schedule 7.11, (c) the Proprietary Rights listed in Schedule 7.11 constitute all of the property of such type necessary to the current and anticipated future conduct of the Obligated Parties’ business, (d) to the best of each Obligated Party’s knowledge, none of the Proprietary Rights listed in Schedule 7.11 infringes upon or conflicts with any rights held by any other Person, and (e) no claim or litigation regarding any of the foregoing is pending or threatened (in writing).

Section 7.12                                Trade Names.  All trade names or styles under which any Obligated Party will sell or lease Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed in Schedule 7.12.

Section 7.13                                Litigation.  Except as set forth in Schedule 7.13, there is no pending or threatened (in writing), action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority, or any basis for any of the foregoing, that could reasonably be expected to have a Material Adverse Effect.

Section 7.14                                Labor Matters.  As of the Closing Date, except as set forth in Schedule 7.14, (a) there is no collective bargaining agreement or other labor contract covering employees of any Obligated Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the best of any Obligated Party’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Obligated Party or for any similar purpose, (d) to the best of any Obligated Party’s knowledge, there is no pending or threatened strike, work stoppage, unfair labor practice claim, or other material dispute against or affecting any Obligated Party or its employees, and (e) to the best of any Obligated Party’s knowledge, there is no pending or threatened unfair labor practice claim or other similar labor dispute against or affecting any Obligated Party or its employees that could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or that could reasonably be expected to have a Material Adverse Effect.

Section 7.15                                Environmental Law.  Except as otherwise set forth in Schedule 7.15 and except as could not reasonably be expected to result in liability in excess of $500,000 in the aggregate for all the Obligated Parties and otherwise could not reasonably be expected to have a Material Adverse Effect:

(a)                                  Each Obligated Party is in compliance with all applicable Environmental Laws, and neither any Obligated Party nor any of their respective presently or previously owned Real Estate or presently conducted or prior operations, is subject to any enforcement order from, or liability agreement with, any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from a Release or threatened Release of a Contaminant.

(b)                                 Each Obligated Party has obtained all permits necessary for its current operations under applicable Environmental Law, and all such permits are in good standing, and each Obligated Party is in compliance with all terms and conditions of such permits.

(c)                                  No Obligated Party is in violation of any Environmental Law with respect to storage, treatment, or disposal of any hazardous waste (as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law).

(d)                                 No Obligated Party has received any summons, complaint, order, or similar written notice of any Environmental Claim indicating that it is not currently in compliance with, or that any Governmental Authority is currently investigating such Obligated Party’s compliance with, any Environmental Law or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)                                  To the best of each Obligated Party’s knowledge, none of the present or past operations of any Obligated Party is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)                                    To the best of each Obligated Party’s knowledge, there is not now on the Real Estate of any Obligated Party in violation of any Environmental Law:

(i)                                     any underground storage tanks or surface impoundments,

(ii)                                  any asbestos-containing material, or

(iii)                               any polychlorinated biphenyls used in hydraulic oils, electrical transformers, or other equipment.

(g)                                 No Obligated Party has filed, or has had the obligation to file, any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h)                                 No Obligated Party has entered into any pending or ongoing negotiations or any currently effective settlement agreements with any Person (including any prior owner of such Obligated Party’s property) imposing obligations or liabilities on any Obligated Party with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i)                                     None of the products manufactured, distributed, or sold by any Obligated Party or any Subsidiary of any Obligated Party contains asbestos containing material.

(j)                                     No presently effective Environmental Lien has attached to any of the Real Estate owned by any Obligated Party.

Section 7.16                                No Violation of Law.  No Obligated Party is in violation of any Requirement of Law applicable to it, which violation could reasonably be expected to have a Material Adverse Effect.

Section 7.17                                No Default.  No Obligated Party is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Obligated Party is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

Section 7.18                                ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law;

(b)                                 Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of each Obligated Party, nothing has occurred which would cause the loss of such qualification;

(c)                                  Each Obligated Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan;

(d)                                 There are no pending or, to the best knowledge of any Obligated Party, threatened (in writing) claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e)                                  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(f)                                    Except where the occurrence or existence could not, individually or in the aggregate, result in liability in excess of $500,000 or otherwise be reasonably expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) no Obligated Party and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) no Obligated Party and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) no Obligated Party and no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 7.19                                Taxes.  Each Obligated Party has filed all federal, state, and other tax returns and reports required to be filed (or appropriate extensions have been timely filed), and has paid all federal, state, and other taxes, assessments, fees, and other governmental charges levied or imposed upon it or its properties, income, or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

Section 7.20                                Regulated Entities.  No Obligated Party or Affiliate of any Obligated Party is an “Investment Company” within the meaning of the Investment Company Act of 1940.  No Obligated Party or Affiliate of any Obligated Party is subject to regulation under the Public Utility Holding Company Act of 1935, any state public utilities Requirement of Law, the Federal Power Act, the Interstate Commerce Act, or any other Requirement of Law limiting its ability to incur indebtedness.

Section 7.21                                Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes specified in Section 8.22.  No Obligated Party is engaged in the business of buying or selling Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.  Margin Stock constitutes less than 5.0% of the value of those assets of the Obligated Parties that are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 7.22                                No Material Adverse Change.  No Material Adverse Effect has occurred since the date of the latest Financial Statements delivered to the Agents and the Lenders referenced in Section 7.6(a).

Section 7.23                                Full Disclosure.  None of the representations or warranties made by any Obligated Party in any of the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any document, agreement, exhibit, report, statement, or certificate furnished by or on behalf of any Obligated Party in connection with the Loan Documents (including any offering and disclosure materials delivered by or on behalf of any Obligated Party to either of the Agents or any of the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 7.24                                Material Agreements.  As of the Closing Date, Schedule 7.24 sets forth a complete and accurate list of all material agreements and contracts (other than the Loan Documents) to which any Obligated Party is a party or is bound.

Section 7.25                                Bank Accounts.  As of the Closing Date, Schedule 7.25 contains a complete and accurate list of all bank accounts maintained by each Obligated Party with any bank or other financial institution.

Section 7.26                                Commercial Tort Claims.  As of the Closing Date, Schedule 7.26 contains a complete and accurate list of all commercial tort claims owned by each Obligated Party.

Section 7.27                                Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, any Obligated Party of any Transaction Document except for those that have been duly obtained by the Obligated Parties, copies of which, with respect to the Loan Documents, have been provided to the Agents, and for filing of financing statements and recording of Mortgages (if any).

Section 7.28                                Second Lien Debt.  The transactions contemplated by the Second Lien Debt Documents have been duly and validly consummated in accordance with the terms, conditions and provisions of such documents.  Each of the representations and warranties made by any of the Obligated Parties pursuant to any of the Second Lien Debt Documents is true and correct, in all material respects.  None of the transactions contemplated by this Agreement, any of the other Loan Documents or any of the Second Lien Debt Documents shall result in a breach of any of the representations and warranties or other provisions contained in any of the Transaction Documents.

Section 7.29                                Certificates of Title.  As of the Closing Date, Schedule 7.29 contains a complete and accurate list of all Collateral owned by each Obligated Party which is subject to a certificate of title law of the U.S. or any state.

Section 7.30                                Subordinated Debt.  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Debt of the Obligated Parties.

Section 7.31                                Foreign Assets Control Regulations, Etc.

(a)                                  None of the execution, delivery or performance of the Loan Documents by the Obligated Parties nor the use of the proceeds of the Revolving Loans hereunder will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Patriot Act.  No part of the proceeds from the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)                                 No Obligated Party (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(c)                                  Each Obligated Party and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

Section 7.32                                Ranking.  All Obligations constitute direct, unconditional and general obligations of the Obligated Parties and rank in right of payment either pari passu or senior to all other Debt of the Obligated Parties.

ARTICLE 8

AFFIRMATIVE AND NEGATIVE COVENANTS

Each Obligated Party covenants to each Agent and each Lender that as long as any of the Obligations remain outstanding or this Agreement is in effect each Obligated Party will keep and perform each of the following covenants:

Section 8.1                                      Taxes and Other Obligations.  Except as otherwise permitted by the terms of this Agreement, each Obligated Party shall (a) file when due (after giving effect to all timely filed appropriate extensions) all tax returns and other reports that it is required to file, (b) pay, or provide for the payment, when due, of all taxes, fees, assessments, and other governmental charges against it or upon its property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items in accordance with GAAP, and provide to the Agents and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing, and (c) pay when due all Debt and claims owed to materialmen, mechanics, carriers, warehousemen, landlords, processors, and other like Persons, and all other indebtedness, liabilities, and obligations the nonpayment of which could result in a Lien on any of the Collateral; provided that upon prior written notice to each Agent, such Obligated Party need not pay any of the foregoing (x) which it is contesting in good faith by appropriate proceedings diligently pursued, (y) for which it has established proper reserves as required in accordance with GAAP, and (z) for which no Lien (other than a Permitted Lien) results from such non-payment.

Section 8.2                                      Legal Existence and Good Standing.  Except as allowed by Section 8.9, each Obligated Party shall maintain (i) its legal existence and good standing in the jurisdiction of its formation, incorporation, or organization and (ii) its qualification and good standing in all other jurisdictions in which the failure to maintain such qualification and good standing could reasonably be expected to have a Material Adverse Effect.  No Obligated Party shall change the jurisdiction of its formation, incorporation, or organization or change its type of entity as identified on Schedule 7.3 without the prior written consent of the Agents.

Section 8.3                                      Compliance with Law and Agreements; Maintenance of Licenses.  Each Obligated Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law.  Each Obligated Party shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Original Closing Date or as permitted by Section 8.16.  No Obligated Party shall modify, amend, or alter its Organization Certificate or Management Agreement other than in a manner that does not adversely affect the rights of the Lenders or the Agents under any of the Loan Documents.

Section 8.4                                      Maintenance of Property; Inspection of Property.

(a)                                  Each Obligated Party shall (i) maintain all of its inventory, equipment and facilities necessary and useful in the conduct of its business in good operating order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof.

(b)                                 Each Obligated Party shall permit employees, representatives and independent contractors of each of the Agents (accompanied by any Lender that so elects with the consent of such Agent, such consent not to be unreasonably withheld) to visit and inspect any of such Obligated Party’s properties, to examine, audit, make extracts from or copies of and inspect any or all of such Obligated Party’s Collateral, its corporate, financial, and operating records, files, and books of account, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its officers, directors, and independent public accountants (provided that the relevant Agent shall provide the Obligated Parties the opportunity to attend and participate in such discussions with such public accountants) at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to such Obligated Party, provided that during the existence of any Event of Default, each Agent (accompanied by any Lender that so elects with the consent of such Agent, such consent not to be unreasonably withheld) may do any of the foregoing at any time without advance notice.  Each Obligated Party will deliver to each Agent any instrument necessary for such Agent to obtain records from any service bureau maintaining records for such Obligated Party.  Each Agent shall have the right, at any time, in the applicable Obligated Party’s name, in such Agent’s name, or in the name of a nominee of such Agent, to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.  The Obligated Parties shall reimburse each of the Agents for its expenses incurred in connection with any such audit, inspection, and examination as provided in Section 15.7.  Each of the Agents may, without expense to any of them, use such of each Obligated Party’s respective personnel, supplies, and Real Estate as may be necessary for maintaining or enforcing the Agent’s Liens.

Section 8.5                                      Insurance.

(a)                                  Each Obligated Party shall maintain with financially sound and reputable insurers having a rating of at least A+ or better by Best Rating Guide (or self-insure with respect to workers compensation, health, and other insurance (excluding insurance of the Collateral), including deductible and loss retention provisions, compatible with the standards set forth in this Section 8.5(a)), insurance against (i) loss or damage by fire (with extended coverage), theft, burglary, pilferage, and loss in transit, (ii) public liability and third party property damage, (iii) larceny, embezzlement, or other criminal liability, (iv) business interruption, and (v) such other hazards or of such other types as is customary for Persons engaged in the same or similar business, in amounts, and under policies reasonably acceptable to the Agents.  Without limiting the foregoing, in the event that any improved Real Estate covered by a Mortgage is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the applicable Obligated Party shall purchase and maintain flood insurance on such improved Real Estate and any Equipment and Inventory located on such Real Estate.  Each Obligated Party shall also maintain flood insurance for its Inventory and Equipment that is, at any time, located in a SFHA.  Without limiting the Agents’ discretion with respect to the amount of any insurance as provided by the first sentence of this Section 8.5, the amount of any flood insurance required by this Section 8.5 shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973.

(b)                                 For each of the insurance policies issued as required by this Section 8.5 that insures Collateral against loss or damage, each Obligated Party shall cause the Collateral Agent to be named as secured party or mortgagee and loss payee, in a manner acceptable to the Collateral Agent.  Each policy of insurance shall contain (i) a clause or endorsement requiring the insurer to give not less than ten days prior written notice to the Collateral Agent in the event of cancellation of such policy for non-payment of premiums and not less than thirty days prior written notice to the Collateral Agent in the event of cancellation of such policy for any other reason whatsoever and (ii) a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of the insured Person or the owner of any premises for purposes more hazardous than are permitted by such policy.  All premiums for insurance required to be maintained by this Section 8.5 shall be paid by the applicable Obligated Party when due.  Certificates of insurance and, if requested by either of the Agents, photocopies of the policies shall be delivered to each of the Agents (with sufficient copies to the Administrative Agent for distribution to each of the Lenders).  If any Obligated Party fails to procure (or cause to be procured) such insurance or to pay the premiums therefor when due, the Administrative Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans.

(c)                                  The Obligated Parties shall deliver all proceeds of any insurance policies covering any Collateral to the Administrative Agent.  If any Obligated Party fails to promptly do so or if any Event of Default exists, the Collateral Agent may directly collect all insurance proceeds in respect of any loss, damage, or destruction of Collateral.  All proceeds of any insurance policy covering any Collateral received by the Administrative Agent or the Collateral Agent shall be applied to the Obligations in the manner provided for in Section 4.3 as if such Collateral were the subject of a Disposition permitted pursuant to this Agreement.

Section 8.6                                      Condemnation.  The Obligated Parties shall deliver to the Administrative Agent all proceeds received with respect to any Collateral that is the subject of any condemnation or other similar proceeding.  If any Obligated Party fails to promptly do so or if any Event of Default exists, the Collateral Agent may directly collect all such proceeds.  All proceeds resulting from any condemnation or other similar proceeding received by the Administrative Agent or the Collateral Agent shall be applied to the Obligations in the manner provided for in Section 4.3 as if such Collateral were the subject of a Disposition permitted pursuant to this Agreement.

Section 8.7                                      Environmental Law.

(a)                                  Each Obligated Party shall conduct, and shall cause each of its Subsidiaries to conduct, its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant.  Each Obligated Party shall take, and shall cause each of its Subsidiaries to take, prompt and appropriate action to respond to any non-compliance with any Environmental Law.  Each Obligated Party shall regularly report to the Agents on any such response with respect to any circumstance that could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

(b)                                 Without limiting the generality of the foregoing, the Obligated Parties shall submit to each of the Agents (with sufficient copies to the Administrative Agent for distribution to the Lenders) annually, or more frequently if requested by either of the Agents, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue concerning any Obligated Party or any Subsidiary of an Obligated Party or any of their respective properties or operations (whether past or present), if any, that could reasonably be expected to result in, or has resulted in, liability in excess of $500,000 or otherwise could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.  Each Agent (or any Lender through either of the Agents) may request, in which case the Borrowers will promptly furnish or cause to be promptly furnished to each of the Agents (with sufficient copies to the Administrative Agent for distribution to the Lenders), copies of technical reports prepared or received by any Obligated Party or any Subsidiary of an Obligated Party and its communications with any Governmental Authority to determine whether such Obligated Party or Subsidiary of an Obligated Party is proceeding reasonably to correct, cure, or contest in good faith any alleged non-compliance or environmental liability.  Each Obligated Party shall, at either of the Agent’s request (or at the Majority Lenders’ request through either of the Agents) and at such Obligated Party’s expense, (i) retain an independent environmental engineer acceptable to the Agents to evaluate any site, including tests if appropriate, where the non-compliance or alleged non-compliance with any Environmental Law has occurred and prepare and deliver to each of the Agents (with sufficient copies to the Administrative Agent for distribution to the Lenders) a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to each of the Agents (with sufficient copies to the Administrative Agent for distribution to the Lenders) a supplemental report of such engineer whenever the scope of the environmental problems (if any), or the response thereto or the estimated costs thereof, shall increase in any material respect.

Section 8.8                                      Compliance with ERISA.  Each Obligated Party shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, and Requirements of Law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code in a timely fashion; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 8.9                                      Mergers, Consolidations, or Sales.  No Obligated Party shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise Dispose of all or any part of its property, or sell or issue any of its preferred Capital Stock, or wind up, liquidate, or dissolve, or agree to do any of the foregoing, except for (A) sales and other Dispositions of Inventory in the ordinary course of its business, (B) sales or other Dispositions of Equipment in the ordinary course of business that is (1) damaged, worn out, unserviceable, or obsolete, (2) no longer necessary for the proper conduct of business with a good faith estimated value not in excess of $100,000 in any Fiscal Year of Ahern, or (3) contemporaneously replaced with Equipment of comparable utility, in each case in the ordinary course of business and operations of the Obligated Parties and on a basis consistent with past practices, (C) the sale of the helicopter that is the subject of the Aircraft Mortgage or the Cessna 525 aircraft (serial number 525-0341); provided that the purchase price received by the relevant Obligated Party for each such aircraft shall not be less than the fair market value of such aircraft and at least 75% of the purchase price therefor shall be payable in cash on the closing date of such sale or by the assumption of Debt secured by such aircraft, (D) payments of cash in the ordinary course of business and as otherwise permitted by this Agreement, and (E) subject to Section 8.10, other transactions between or among the Obligated Parties in the ordinary course of each Obligated Party’s business consistent with past practices; provided that, notwithstanding the foregoing or any other provision of this Agreement, as long as no Default or Event of Default exists or would result therefrom and provided Ahern gives the Agents prior written notice:

(a)                                  a Borrower (other than Ahern) may wind-up, dissolve, or liquidate if (i) its property is transferred to another Borrower and (ii) the Borrower acquiring such property complies with its obligations under Section 8.25 and Section 10.2 simultaneously with such acquisition;

(b)                                 an Obligated Party that is not a Borrower may wind-up, dissolve, or liquidate if (i) its property is transferred to another Obligated Party and (ii) the Obligated Party acquiring such property complies with its obligations under Section 8.25 and Section 10.2 simultaneously with such acquisition;

(c)                                  a Borrower may merge or consolidate with another Borrower, provided that if Ahern is a party to any such merger or consolidation, Ahern shall be the surviving entity;

(d)                                 an Obligated Party may transfer assets in connection with a Permitted Investment; and

(e)                                  an Obligated Party that is not a Borrower may merge or consolidate with another Obligated Party, provided that if a Borrower is a party to any such merger or consolidation, such Borrower shall be the surviving entity, and a Subsidiary of an Obligated Party that is not an Obligated Party may merge or consolidate with an Obligated Party; provided that the Obligated Party is the survivor of any such merger or consolidation.

The inclusion of proceeds in the definition of Collateral shall not be deemed to constitute the Administrative Agent’s, the Collateral Agent’s or any Lender’s consent to any sale or other Disposition of the Collateral except as expressly permitted herein.

Section 8.10                                Distributions; Capital Change; Restricted Investments.  Ahern will not, nor will it permit any of its Subsidiaries to, (a) directly or indirectly declare or pay any Distributions, except that (i) any Subsidiary of Ahern that is an Obligated Party may make Distributions to a Borrower, and (ii) any Subsidiary of Ahern that is not an Obligated Party may make Distributions to Ahern or any other Subsidiary of Ahern that is an Obligated Party, and Ahern may make Permitted Distributions (but only to the extent that such Permitted Distribution is not prohibited to be made under the terms of any other agreement to which Ahern is a party or by which it is otherwise bound), (b) make any change in its capital structure which could have an adverse effect on the ability of any of the Obligated Parties to perform any of its duties and obligations under any Loan Document or pay the Obligations when due, or (c) make any Investment other than Permitted Investments.

Section 8.11                                Guaranties.  No Obligated Party shall make, issue, or become liable on any Guaranty, except (a) Guaranties of Debt allowed under Section 8.12 and (b) endorsement in the ordinary course of business of negotiable instruments for deposit or collection.

Section 8.12                                Debt.  No Obligated Party shall incur or maintain any Debt, other than:

(a)                                  the Obligations;

(b)                                 the Debt existing on the Closing Date described in Schedule 8.12;

(c)                                  Debt evidencing a refunding, renewal, or extension of the Debt described in clause (b) preceding or in clause (h) below; provided that (i) the principal amount thereof is not increased at the time of such renewal, refinancing, refunding, or extension thereof; (ii) no Obligated Party that is not an obligor or guarantor of such Debt as of the Closing

Date shall become an obligor or guarantor thereof, (iii) the terms of such refunding, renewal, or extension are no less favorable to the Obligated Parties and the Lenders than the original Debt and (iv) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended (except additions to the aircraft);

(d)                                 Debt owing by an Obligated Party to another Obligated Party for intercompany loans and advances made for working capital in the ordinary course of business; provided that (i) all such intercompany Debt shall be evidenced by promissory notes, (ii) all such intercompany Debt owed by Ahern to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement satisfactory to the Agents, and (iii) any payment by any Subsidiary of Ahern under any guaranty of the Obligations or the Second Lien Debt shall result in a pro tanto reduction of the amount of any intercompany Debt owed by such Subsidiary to Ahern or to any of its Subsidiaries for whose benefit such payment is made;

(e)                                  subject to clause (c)(ii) above, Guaranties permitted under Section 8.11;

(f)                                    Debt incurred in connection with the financing of premiums payable with respect to insurance policies required to be maintained by the Obligated Parties pursuant to this Agreement;

(g)                                 the Second Lien Debt; provided that the aggregate principal amount of such Debt under this clause (g) shall not at any time exceed $200,000,000 less all payments and prepayments of principal thereon, and the refinancing thereof (the Debt under or with respect to such refinancing, the “Refinancing Second Lien Debt” and the agreements evidencing, governing, securing or guaranteeing any of the Refinancing Second Lien Debt (as amended, modified or supplemented from time to time in a manner not in contravention of the terms of this Agreement), collectively, the “Refinancing Second Lien Debt Documents”); provided that such refinancing shall be permitted only so long as (i) all, and not a portion of, the Second Lien Debt is refinanced and the principal amount of such refinancing is not greater than the principal amount of Debt being refinanced (other than with respect to any reasonable fees and other costs of refinancing and with respect to accrued interest on the Second Lien Debt), (ii) the Liens, if any, securing such refinancing do not attach to any assets in addition to those assets securing the Second Lien Debt and those Liens shall be junior and subordinate to the Agent’s Liens and be subject to the terms and conditions of an intercreditor agreement between the Collateral Agent and the holders of the Refinancing Second Lien Debt (or an agent or trustee therefor) substantially identical to the Intercreditor Agreement or otherwise satisfactory to the Agents and the Majority Lenders, (iii) no Person that is not an obligor or guarantor of the Second Lien Debt immediately prior to the refinancing shall become an obligor or guarantor of the Refinancing Second Lien Debt, unless such Person simultaneously becomes a Guarantor, (iv) the terms under the Refinancing Second Lien Debt Documents are no less favorable in all material respects to the Obligated Parties, the Agents and the Lenders than the terms under the Second Lien Debt Documents (without in any way limiting the foregoing, in no event shall the financial or other covenants or events of default in the Refinancing Second Lien Debt Documents be more restrictive than those in the Second Lien Debt Documents in effect on the Closing Date), (v) no payments of principal on the Refinancing Second Lien Debt shall be scheduled to be due and payable prior to one year after the Stated Termination Date and the final scheduled maturity of the Refinancing Second Lien Debt shall be no earlier than the final scheduled maturity of the Second Lien Debt under the Second Lien Debt Documents as in effect on the Closing Date and (vi) no Default or Event of Default shall exist either immediately prior to or after giving effect to such refinancing;

(h)                                 Capital Leases of Transportation Equipment, the New Aircraft and/or computer and office equipment and Debt to finance (as purchase money or otherwise (any such financing that is not purchase money Debt to be on terms reasonably satisfactory to the Agents)) Transportation Equipment, the New Aircraft (purchase money Debt only) and/or computer and office equipment; provided that (1) the aggregate amount of Debt (including Capital Leases but excluding Revolving Loans) relating to Transportation Equipment incurred in any Fiscal Year shall not exceed $4,000,000, (2) the aggregate amount of Debt (including Capital Leases) permitted to be outstanding under this Section 8.12 (including, without limitation, under clauses (b), (c) and (h) hereof) relating to Transportation Equipment (but excluding Revolving Loans) shall not exceed $15,000,000 at any time outstanding, (3) the aggregate amount of Debt relating to the New Aircraft (including, without limitation, any refinancings thereof) shall not exceed $6,000,000 at any time outstanding and (4) the aggregate amount of Debt (including Capital Leases) relating to computer and office equipment under this clause (h) and any refinancings thereof under clause (c) shall not exceed $2,000,000 at any time outstanding;

(i)                                     purchase money Debt to vendors to finance the purchase from such vendors of Inventory not to exceed an aggregate amount at any time outstanding equal to $10,000,000 less the aggregate amount of inventory consigned to the Obligated Parties at such time; provided that (1) on or prior to the incurrence of any such Debt, the applicable Obligated Party has identified to the Agents in writing, in reasonable detail, the specific items of Inventory being financed thereby, (2) the applicable Obligated Party shall be able to readily identify such financed Inventory in its computer records in a manner reasonably satisfactory to the Agents; provided that during the existence of an Event of Default, if requested by either Agent, the applicable Obligated Party shall attach to such Inventory in a conspicuous location an insignia, stencil, plaque, or other form of notice indicating in a manner satisfactory to the Agents that such Inventory is being financed by such vendor, (3) the Liens created in connection with such purchase money Debt shall attach only to (and any UCC financing statements filed by any such vendor with respect to such Liens shall only cover) either (x) the specific items of Inventory being purchased and proceeds of the sale of such Inventory or (y) Inventory purchased from time to time by such Obligated Party from such vendor for which there remains an unpaid purchase price owing and proceeds of the sale of such Inventory (and a copy of each UCC financing statement filed by a vendor shall be delivered to the Agents promptly after filing thereof with the appropriate Governmental Authority), (4) the Liens created in connection with such purchase money Debt shall not attach to any Account arising from the rental of such Inventory, and (5) such Obligated Party shall cause any vendor whose

Lien and UCC financing statement is of the type included in clause (3)(y) above to deliver to the Agents a monthly statement, in form and substance reasonably satisfactory to the Agents, detailing those items of Inventory for which there remains an unpaid purchase price and the amount of such unpaid purchase price and those items of Inventory that have been released from the vendor’s Lien since the last day of the period covered by the last monthly statement delivered to the Agents; and

(j)                                     other unsecured Debt; provided that the aggregate amount of unsecured Debt outstanding under this clause (j) does not exceed $2,000,000 at any time outstanding.

Section 8.13                                Prepayment; Amendment of Debt Agreements.

(a)                                  No Obligated Party shall voluntarily prepay or redeem any Debt, except the Obligations or through the proceeds of a refinancing permitted under Section 8.12(c) or (g) or as permitted under clause (c) or (d) below.

(b)                                 No Obligated Party shall, directly or indirectly, amend, modify, supplement, waive compliance with or consent to any departure from any provision of (1) existing Debt (other than the Second Lien Debt Documents or the Refinancing Second Lien Debt Documents) or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto (other than the Second Lien Debt Documents or the Refinancing Second Lien Debt Documents), other than any amendments or modifications to such Debt which do not in any way materially adversely affect the interests of the Credit Providers and are otherwise permitted under Section 8.12; (2) any of the Second Lien Debt Documents or any of the Refinancing Second Lien Debt Documents in any material respect; or (3) the GE Sale and Leaseback Agreement or any related document in any material respect.

(c)                                  In no event shall any Borrower or any other Obligated Party make any payment or prepayment of principal or interest on any Second Lien Debt or any Refinancing Second Lien Debt, except (i) scheduled payments of interest on the Second Lien Debt and the Refinancing Second Lien Debt when due and payable, (ii) the scheduled payment of principal on the Second Lien Debt or the Refinancing Second Lien Debt, as the case may be, on the stated maturity date thereof and (iii) in the case of Second Lien Debt, through the proceeds of a refinancing permitted under Section 8.12(g).

(d)                                 In no event shall any Borrower or any other Obligated Party make any payment or prepayment of any obligation or liability under or in connection with the GE Sale and Leaseback Agreement or purchase any Inventory subject to the GE Sale and Leaseback Agreement, except in connection with the termination of the lease arrangements under the GE Sale and Leaseback Agreement, the payment in full of all obligations under the GE Sale and Leaseback Agreement (the amount of which payment shall be determined in accordance with Schedule 8.13) and the concurrent purchase by Ahern of all Inventory subject to the GE Sale and Leaseback Agreement, but only so long as no Default or Event of Default exists immediately prior to or after giving effect to such payment and purchase.

Section 8.14                                Transactions with Affiliates.  Except as otherwise provided in Section 8.10, Section 8.11, Section 8.12 and this Section 8.14 or except as set forth on Schedule 8.14, during the term of this Agreement, no Obligated Party shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate that is not a Borrower, or lend or advance money or property to any Affiliate that is not a Borrower, or invest in (by capital contribution or otherwise) or purchase or repurchase any Capital Stock or indebtedness, or any property, of any Affiliate that is not a Borrower, or become liable on any Guaranty of the indebtedness, liabilities, dividends, or other obligations of any Affiliate that is not a Borrower, or enter into a lease for real or personal property with any Affiliate that is not a Borrower or extend or renew any such lease (whether such lease is existing on the Closing Date or entered into thereafter).  Notwithstanding the foregoing, if no Default or Event of Default is in existence or would result therefrom, an Obligated Party may engage in transactions with an Affiliate that is not a Borrower (including, without limitation, any such transaction that constitutes an extension or renewal of a transaction permitted under this Section 8.14 that was in existence on the Original Closing Date) in the ordinary course of such Obligated Party’s business consistent with past practices in amounts and upon terms fully disclosed to the Agents and the Lenders and no less favorable to such Obligated Party than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; provided, that (i) with respect to any transaction or series of transactions with an Affiliate that is not a Borrower involving aggregate consideration in excess of $500,000, such transaction shall require the approval of the Board of Directors of Ahern and evidence of such approval shall be delivered to the Agents; provided further, that with respect to any transaction or series of transactions with an Affiliate that is not a Borrower involving aggregate consideration in excess of $2,500,000, the relevant Obligated Party shall obtain a favorable written opinion as to the fairness of such transaction to such Obligated Party from a financial point of view from an independent investment banking firm of national reputation in the U.S. or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the U.S., and a copy of such opinion shall be delivered to the Agents.

Section 8.15                                Investment Banking and Finder’s Fees.  No Obligated Party shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.  The Obligated Parties shall defend and indemnify the Agents and the Lenders against and hold them harmless from (a) all claims of any Person that any Obligated Party is obligated to pay any such fees and (b) all costs and expenses (including reasonable attorneys’ fees and Attorney Costs) incurred by either Agent and/or any Lender in connection therewith.

Section 8.16                                Business Conducted.  The Obligated Parties shall not engage, directly or indirectly, in any line of business other than the lines of business in which the Obligated Parties are engaged on the Closing Date and those reasonably similar, related, or incidental thereto.

Section 8.17                                Liens.

(a)                                  No Obligated Party shall create, incur, assume, or permit to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any

Lien on any property now owned or hereafter acquired by it, except Permitted Liens.  Each Obligated Party will defend the right, title, and interest of the Collateral Agent in and to any of such Obligated Party’s rights under the Collateral against the claims and demands of all Persons whomsoever.  Each Obligated Party will advise each Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral and (ii) of the occurrence of any other event with respect to the Collateral that could reasonably be expected to have, or has resulted in, a Material Adverse Effect.

(b)                                 Other than as set forth in the GE Sale and Leaseback Agreement or in connection with the creation of any Debt under Section 8.12(c), (h) or (i) or in any agreement relating to the lease of an Excluded Asset by an Obligated Party as lessee or sublessee, no Obligated Party will enter into or become subject to any Negative Pledge; provided that any Negative Pledge under the GE Sale and Leaseback Agreement shall be limited to property being leased to Ahern thereunder; and provided further that any Negative Pledge entered into or existing in connection with the creation of Debt under Section 8.12(c), (h) or (i) or in any agreement relating to the lease of an Excluded Asset by an Obligated Party as lessee or sublessee shall be limited to the applicable property being financed or leased, as the case may be.

(c)                                  No Obligated Party shall create, incur, assume or otherwise cause or permit to exist or become effective any consensual encumbrance, condition, prohibition or restriction of any kind on any Obligated Party’s right to:  (a) incur or repay Debt (whether owing to any Obligated Party or otherwise); (b) guarantee the Obligations pursuant to any Guaranty Agreement; (c) amend, modify, extend or renew any agreement evidencing Debt; (d) repay any obligations owed to any Obligated Party; (e) make loans or advances to any Obligated Party; (f) pay dividends or make any other distributions on any Subsidiary’s Capital Stock owned by Ahern or any other Subsidiary of Ahern; or (g) transfer any of its property to any Obligated Party, in each case except as provided in this Agreement, the other Loan Documents and the Second Lien Debt Documents or the Refinancing Second Lien Debt Documents and, in the case of clause (g), as provided in the GE Sale and Leaseback Agreement or in connection with any Debt permitted under Section 8.12(h) or (i), or in any agreement relating to the lease of an Excluded Asset by any Obligated Party as lessee or sublessee.

Section 8.18                                Sale and Leaseback Transactions.  No Obligated Party shall, directly or indirectly, enter into or otherwise be subject to any arrangement with any Person providing for such Obligated Party to lease or rent property that such Obligated Party has sold or will sell or otherwise transfer to such Person other than pursuant to the GE Sale and Leaseback Agreement (but only to the extent of the Inventory subject thereto on the Original Closing Date).

Section 8.19                                New Subsidiaries.  No Obligated Party shall, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary without the prior written consent of the Majority Lenders, other than those listed on Schedule 7.4.

Section 8.20                                Fiscal Year.  Each Obligated Party (other than Ahern) shall cause its Fiscal Year to be the same as Ahern’s.  Ahern shall not change its Fiscal Year.

Section 8.21                                Financial Covenants.

(a)                                  Fixed Charge Coverage Ratio.  As of the last day of each Fiscal Quarter of Ahern, the Obligated Parties will not permit the Fixed Charge Coverage Ratio of Ahern and its Subsidiaries for any Test Period to be less than 1.00 to 1.00:

(b)                                 Leverage Ratio.  As of the last day of each Fiscal Quarter of Ahern, the Obligated Parties will not permit the Leverage Ratio of Ahern and its Subsidiaries for any Test Period to exceed the ratio specified corresponding to the applicable Fiscal Quarter end in the table below, respectively:

Fiscal Quarter End	Leverage Ratio
September 30, 2005	5.10 to 1.00
December 31, 2005	5.10 to 1.00
March 31, 2006	5.10 to 1.00
June 30, 2006	5.10 to 1.00
September 30, 2006	5.00 to 1.00
December 31, 2006	5.00 to 1.00
March 31, 2007	4.90 to 1.00
June 30, 2007	4.90 to 1.00
September 30, 2007	4.80 to 1.00
December 31, 2007	4.80 to 1.00
March 31, 2008	4.70 to 1.00
June 30, 2008	4.70 to 1.00
September 30, 2008	4.60 to 1.00
December 31, 2008	4.60 to 1.00
March 31, 2009	4.50 to 1.00
June 30, 2009	4.50 to 1.00
September 30, 2009 and each Fiscal Quarter end thereafter	4.50 to 1.00

(c)                                  [Intentionally Omitted].

(d)                                 Minimum Equipment Utilization.  The Obligated Parties shall not permit the average actual customer lease utilization of all of the Borrowers’ aerial lift Inventory during any two consecutive Fiscal Quarter period ending during a Trigger Event Compliance Period and during the two consecutive Fiscal Quarter period most recently ended prior to the commencement of such Trigger Event Compliance Period to be less than 45% of the maximum average customer lease utilization possible for all such Inventory during such two consecutive Fiscal Quarter period (assuming that all such Inventory of the Borrowers was available to be leased at all times during such two consecutive Fiscal Quarter period).

Section 8.22                                Use of Proceeds.  The Borrowers shall use the proceeds of the Loans (a) to pay costs and expenses incurred in connection with the closing of this Agreement and the transactions contemplated hereby, (b) to pay interest, costs, and expenses incurred in connection with this Agreement, (c) to issue Letters of Credit and to repay reimbursement obligations related thereto, and (d) to finance ongoing general working capital needs and Capital Expenditures (in each case, not otherwise prohibited by this Agreement) of the Obligated Parties in the ordinary course of business, and shall not use any portion of the Revolving Loan proceeds, directly or indirectly, (x) to fund a personal loan to or for the benefit of a director or executive officer of any Obligated Party or for any purpose that is prohibited by the Sarbanes-Oxley Act of 2002 (Pub. L. No. 107-204, 116 Stat. 745), (y) to buy or carry any Margin Stock, to repay or otherwise refinance indebtedness of any of the Borrowers or others incurred to buy or carry any Margin Stock, to extend credit for the purpose of buying or carrying any Margin Stock, or to acquire any security in any transaction that is subject to Sections 13 or 14 of the Exchange Act, or (z) for any purpose that is prohibited by any Requirement of Law.

Section 8.23                                Lenders as Depository.  Each Obligated Party shall maintain one or both of BofA and Wachovia as its principal depository, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.  Without limitation of the foregoing, each Obligated Party shall use and maintain its deposit accounts, securities accounts and cash management systems in a manner reasonably satisfactory to the Agents.

Section 8.24                                Guaranties of the Obligations.  Each Obligated Party, including any Person that becomes a Borrower or a Guarantor after the Closing Date pursuant to the terms of this Agreement, shall guarantee payment and performance of the Obligations (other than Obligations owing by such Obligated Party) pursuant to a Guaranty Agreement, duly executed by each such Obligated Party.

Section 8.25                                Additional Collateral; Further Assurances.

(a)                                  Subject to Requirements of Law, each Obligated Party shall, unless the Majority Lenders otherwise consent in writing, cause each Subsidiary of Ahern to become a Guarantor.

(b)                                 Upon request of either of the Agents, each Obligated Party shall (i) grant Liens to the Collateral Agent, for the benefit of the Credit Providers, pursuant to such agreements, certificates, documents, and instruments as such Agent, as the case may be, may reasonably deem necessary and deliver such property, agreements, certificates, documents, and instruments as such Agent, as the case may be, may request to perfect the Liens of the Collateral Agent in any property of such Obligated Party that constitutes Collateral, (ii) execute a Guaranty Agreement as required by Section 8.24, and (iii) in connection with the foregoing requirements, or either of them, deliver to the Agents all items of the type required by Section 9.1 (as applicable).  Upon execution and delivery of such Loan Documents and other agreements, certificates, documents, and instruments, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(c)                                  Without limiting the foregoing, each Obligated Party shall, and shall cause each of Ahern’s Subsidiaries that is required to become an Obligated Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and shall take or cause to be taken such actions as either of the Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 8.26                                Changes in Accounting Treatment.

(a)                                  No Borrower shall, without the prior written consent of each of the Agents, change any accounting treatment for, or method of valuation of, its Inventory or its Transportation Equipment, including with respect to the method of depreciation of Inventory or Transportation Equipment, from that in effect on the Original Closing Date; provided that a Borrower may make such changes as are required by GAAP.

(b)                                 No Borrower shall, without the prior written consent of each of the Agents, change in any respect from that in effect on the Original Closing Date and consistent with past practices the manner or method in which such Borrower keeps its books and records or makes entries with respect to any of its ledger accounts “Equipment Down Long Term”, “Rebate Accrual” or “Rent Purchase Option” or any items recorded therein, including without limitation and in any event, any change which would in any manner affect the type or amount of any item that would or should be recorded in any such general ledger account; provided that a Borrower may make such changes as are required by GAAP.

(c)                                  Notwithstanding the proviso in either clause (a) or (b) of this Section 8.26, unless otherwise agreed to in writing by the Agents and the Lenders, the Borrowing Base and all related definitions (including, without limitation, Net Book Value and Reserves) shall continue to be determined as if no such change had been made.

Section 8.27                                Invoicing.  Each Obligated Party shall invoice customers for all Inventory which is subject to the GE Sale and Leaseback Agreement separately from invoices relating to Inventory that is Collateral.

Section 8.28                                Acquired Real Estate.  From and after the Closing Date, in the event that (i) any Obligated Party acquires any Real Estate in fee interest or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any Real Estate in fee interest (any such Real Estate described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), such Obligated Party will deliver to the Agents:

(a)                                  A fully executed and notarized Mortgage in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Obligated Party in such Additional Mortgaged Property;

(b)                                 A boundary survey prepared and certified to the Collateral Agent by a credentialed surveyor acceptable to the Agents,

(c)                                  A mortgagee’s policy of title insurance, or, in the Agents’ discretion, a commitment for the issuance of such title insurance, containing only such exceptions as may be acceptable to the Agents, such insurance to be in an amount equal to 110% of the fair market value of such parcel of Real Estate,

(d)                                 An appraisal prepared by a credentialed independent appraiser acceptable to each of the Agents, satisfying Requirements of Law and indicating whether or not such Real Estate is located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area, and

(e)                                  Such other information, documentation, and certifications, including an environmental assessment, as may be reasonably requested by either of the Agents.

Section 8.29                                Ranking.  Each Obligated Party shall ensure that, at all times, all Obligations shall rank in right of payment either pari passu or senior to all other Debt of the Obligated Parties.

Section 8.30                                Kubota and Other Vendors.  No Inventory manufactured, sold or consigned by Kubota Tractor Corporation or consigned by any other vendor to any Obligated Party shall be rented by an Obligated Party to a customer of such Obligated Party unless and until such Obligated Party shall have purchased such Inventory and paid the purchase price for such Inventory in full.

Section 8.31                                Other Debt Limitations.  No Obligated Party shall (i) enter into or permit to exist any Credit Facilities (as defined in the Second Lien Debt Agreement) other than this Agreement or (ii) issue or permit to exist any Parity Lien Debt (as defined in the Second Lien Debt Agreement) other than Second Lien Debt or designate, in an officer’s certificate or otherwise, any Debt as Parity Lien Debt for purposes of the Second Lien Debt Agreement.

ARTICLE 9

CONDITIONS OF LENDING

Section 9.1                                      Conditions Precedent to Making of Loans on the Closing Date.  The obligation of the Lenders to make any Revolving Loans on the Closing Date, and the obligation of the Agents to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to each Agent and each Lender.

(a)                                  This Agreement shall have been executed and delivered by each party hereto.

(b)                                 The Agents shall have received duly executed copies of each of the Proprietary Rights Security Agreements, the Intercreditor Agreement, the GE Intercreditor Agreement, each Fee Letter and the Aircraft Mortgage.

(c)                                  The Agents shall have received each of the following from each Obligated Party, all of which shall be satisfactory in form and substance to each of the Agents and the Lenders:

(i)                                     copies of the Organization Certificate of such Obligated Party, with all amendments thereto, each certified by the appropriate Governmental Authority of the jurisdiction of such Obligated Party’s formation, incorporation, or organization (as applicable) certified by the secretary, general partner, or comparable authorized representative of such Obligated Party as being true, correct, complete, and in effect on the Closing Date;

(ii)                                  copies of the Management Agreement of such Obligated Party certified by the secretary, general partner, or comparable authorized representative of such Obligated Party as being true, correct, complete, and in effect on the Closing Date;

(iii)                               copies of duly approved Resolutions authorizing the execution and delivery of the Loan Documents to which such Obligated Party is a party, and, with respect to the Borrowers, authorizing the Borrowings, certified by the secretary, general partner, or comparable authorized representative of such Obligated Party as being true, correct, complete, and in effect on the Closing Date;

(iv)                              a certificate evidencing the existence of such Obligated Party, and certificates evidencing the good standing and tax status of such Obligated Party in the jurisdiction of its organization and in each other jurisdiction in which it is required to be qualified as a foreign business entity to transact its business as presently conducted; and

(v)                                 a certificate of incumbency and specimen signatures with respect to each individual authorized to execute and deliver this Agreement and the other Loan Documents on behalf of such Obligated Party, and any other individual executing any document, certificate, or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request Borrowings.

(d)                                 The Agents shall have received, in form and substance satisfactory to each Agent, each of the following:

(i)                                     with respect to any Letter of Credit to be issued, all documentation required by Section 2.4, duly executed by a Responsible Officer of the applicable Borrower;

(ii)                                  a Guaranty Agreement duly executed and delivered by each Obligated Party as required pursuant to Section 8.24;

(iii)                               a certificate of the Borrowers executed by a Responsible Officer of each Borrower:

(A)                              specifying the account of the Borrowers that is the Funding Account,

(B)                                attaching certified copies of (1) each of the Second Lien Debt Documents and (2) the GE Sale and Leaseback Agreement, each to be in form and substance satisfactory to each of the Agents, and

(C)                                certifying to such other factual matters as may be reasonably requested by either Agent or any Lender;

(iv)                              each Deposit Account Control Agreement required to be provided pursuant to Section 10.2(g) and Section 10.6(c);

(v)                                 each Collateral Waiver Agreement required to be provided pursuant to Section 10.2(c);

(vi)                              acknowledgment copies of proper UCC financing statements with respect to the Collateral, duly authorized by each of the Obligated Parties, filed on or before the Original Closing Date in all jurisdictions that either of the Agents may deem necessary or desirable in order to perfect the Agent’s Liens or, at the Agents’ option, such other evidence satisfactory to the Agents of the filing of such financing statements;

(vii)                           UCC-3 financing statements and such other instruments, in form and substance satisfactory to each Agent, as shall be necessary to terminate all existing UCC filings on the property of each of the Obligated Parties that are not Permitted Liens, and satisfactory evidence that the Collateral Agent has a valid, exclusive (except for Permitted Liens), and perfected first priority (except for Permitted Liens that according to the terms of this Agreement are permitted to have priority over the Agent’s Liens) Lien as of the Closing Date in the Collateral as security for the Obligations, to the extent any such Liens may be perfected under the UCC (but excluding any Liens perfected solely by possession, but only to the extent neither of the Agents has requested possession of such Collateral), in each case in form and substance satisfactory to each of the Agents; provided that upon either of the Agent’s request, the Obligated Parties shall provide any additional agreement, document, instrument, certificate, or other item relating to any other Collateral as may be required for perfection under any Requirement of Law;

(viii)                        a Borrowing Base Certificate that calculates the Borrowing Base as of the end of the Business Day immediately preceding the Closing Date;

(ix)                                evidence, in form, scope, and substance satisfactory to each of the Agents, of all insurance coverage, with appropriate loss payable endorsements, as required by this Agreement;

(x)                                   satisfactory evidence that all filings, consents, or approvals with or of the owners of any Capital Stock of any Obligated Party, any Governmental Authority, or any other third party have been made or obtained, as applicable;

(xi)                                a revised sources and uses table with respect to the transactions contemplated to occur under the Transaction Documents on the Closing Date, which shall be in form and substance satisfactory to the Agents and shall, in any event, include all of the transaction costs with respect thereto; and

(xii)                             such other agreements, certificates, documents, and instruments as either Agent or any Lender may reasonably request.

(e)                                  The Agents shall have received signed opinions of counsel for the Obligated Parties, opining as to such matters in connection with the transactions contemplated by this Agreement as either of the Agents may reasonably request, each such opinion to be in form, scope, and substance satisfactory to the Agents, the Lenders, and their respective counsel.

(f)                                    After giving effect to all Borrowings on the Closing Date and payment of all fees and expenses due hereunder or due with respect to the other transactions contemplated under the Transaction Documents (consistent with the sources and uses table delivered pursuant to clause (d)(xi) above), and with all of the Borrowers’ indebtedness, liabilities, and obligations current, the Unused Availability shall not be less than $25,000,000.

(g)                                 All representations and warranties made hereunder and in the other Loan Documents shall be true and correct.

(h)                                 The Borrowers shall have paid (i) all fees and expenses of the Agents and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced and (ii) all fees payable to the Lenders on the Closing Date (or shall have made provision for the direct payment of all such fees, expenses and Attorney Costs out of the proceeds of any Borrowing to be funded on the Closing Date).

(i)                                     No Default or Event of Default shall exist or would exist after giving effect to the Borrowings to be made on the Closing Date.

(j)                                     The Agents and the Lenders shall have had an opportunity to examine the books of account and other records and files of the Obligated Parties and to make copies thereof, to inspect each of the locations where any Obligated Party maintains any Inventory or other Collateral, to review each of the material licenses of any Obligated Party and the contracts referenced in Section 7.24, and to conduct a pre-closing audit that shall include verification of Inventory, Accounts, and the Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Agents and the Lenders in all respects.

(k)                                  All proceedings taken by the Obligated Parties in connection with the execution of this Agreement, the other Transaction Documents, and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agents and the Lenders.

(l)                                     Without limiting the generality of the items described above, each of the Obligated Parties and each other Person guaranteeing payment of any of the Obligations shall have delivered or caused to be delivered to the Agents (in form and substance reasonably satisfactory to each of the Agents), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions, and other items required by either of the Agents and the Lenders.

(m)                               Since December 31, 2003 there shall not have occurred any event, and no circumstances shall exist, that could reasonably be expected to result in a Material Adverse Effect.

(n)                                 There shall exist no action, suit, investigation, litigation or proceeding pending, or to the knowledge of any of the Obligated Parties, threatened in any court or before any arbitrator or governmental instrumentality that (i) either of the Agents has determined could reasonably be expected to have a Material Adverse Effect or (ii) purports to adversely affect any of the Loan Documents or other Transaction Documents or any of the transactions contemplated thereby in any material respect.

(o)                                 Each of the material agreements and contracts set forth on Schedule 7.24 shall be in form and substance satisfactory to each of the Agents.

(p)                                 Each Inventory Appraisal prepared by Rouse Asset Services dated June 30, 2005 shall be in form and substance satisfactory to each of the Agents, and the Agents shall have received an update of each such Inventory Appraisal, each in form and substance satisfactory to each of the Agents.

(q)                                 Ahern shall have received cash proceeds of at least $200,000,000 from the issuance to the Second Lien Lenders of the Second Lien Notes secured by a second Lien on the Collateral (hereinafter referred to as the “Second Lien Debt”), which Second Lien Debt and Liens securing the same shall have been issued and granted on terms and conditions and pursuant to documentation satisfactory to the Agents and their counsel in their sole discretion and shall be subject to the Intercreditor Agreement.

(r)                                    The lessor under the GE Sale and Leaseback Agreement shall have entered into an intercreditor agreement with the Collateral Agent in form and substance satisfactory to the Agents (the “GE Intercreditor Agreement”).

(s)                                  The Obligated Parties and their Subsidiaries shall have established cash management systems in form and substance satisfactory to each of the Agents.

(t)                                    Each of the Agents shall be satisfied that no Inventory purchased by a Borrower from Xtreme Manufacturing, LLC contains or bears any Proprietary Rights of a third party (including Xtreme Manufacturing, LLC) which would make such Inventory ineligible under clause (k) of the definition of Eligible Inventory.

(u)                                 Each of the Agents shall have received the Latest Projections referred to in clause (a) of that definition and the financial statements and pro forma balance sheet referred to in Sections 7.6(a) and (c), all of which shall be satisfactory to the Agents and the Lenders.

(v)                                 The Junior Lien Debt shall have paid in full and all Liens granted in connection therewith shall have been released.

The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by each of the Obligated Parties to the effect that all of the conditions precedent to the making of such Loans or issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agents and the Lenders of a certificate signed by a Responsible Officer of each of the Obligated Parties, dated the Closing Date, to such effect.  Execution and delivery to either of the Agents by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (1) all conditions precedent in this Section 9.1 have been fulfilled to the satisfaction of such Lender, (2) the decision of such Lender to execute and deliver to either of the Agents an executed counterpart of this Agreement was made by such Lender independently and without reliance on either of the Agents or any other Lender as to the satisfaction of any condition precedent set forth in this Section 9.1, and (3) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.

Section 9.2                                      Conditions Precedent to Each Loan.  The obligation of the Lenders to make each Loan, including any Loans on the Closing Date, and the obligations of the Agents to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such Borrowing the following statements shall be true, and the request or deemed request by the Borrowers of any Borrowing shall be deemed to be a statement by each of the Obligated Parties to the effect set forth in clause (a), clause (b), clause (c), clause (d) and clause (e) following with the same effect as the delivery to the Agents of a certificate signed by a Responsible Officer of each of the Obligated Parties, dated the date of such extension of credit, stating that:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such Borrowing as though made on and as of such date, other than any such representation or warranty that relates to a specified prior date and except to the extent the Agents and the Lenders have been notified in writing by the Obligated Parties that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty;

(b)                                 no event or circumstance exists, or would result from such Borrowing, that constitutes a Default or an Event of Default;

(c)                                  no event or circumstance exists, or would result from such Borrowing, that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d)                                 the proposed Borrowing does not exceed the Unused Availability prior to giving effect to such Borrowing; and

(e)                                  the proposed Borrowing does not violate the borrowing or debt incurrence limits set forth in any of the Second Lien Debt Documents and is permitted to be incurred and secured by all applicable Secured Debt Documents (as defined in the Second Lien Debt Agreement).

provided that the foregoing conditions precedent are not conditions to any Lender (i) participating in or reimbursing BofA (individually or in its capacity as the Administrative Agent, as applicable) for such Lender’s Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Section 2.2(i) or Section 2.2(j) or (ii) participating in any Letter of Credit in accordance with the provisions of Section 14.16(b).

ARTICLE 10

SECURITY

Section 10.1                                Grant of Lien.  As security for the Obligations, each Obligated Party hereby grants to the Collateral Agent, for the benefit of the Credit Providers, a continuing security interest in, lien on, pledge of, collateral assignment of, and right of setoff against, all of the following property and assets of such Obligated Party, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(a)                                  Accounts;

(b)                                 Inventory;

(c)                                  contract rights, including Assigned Contracts and rights under leases of personal property whether as lessor or lessee (including any option to purchase thereunder);

(d)                                 Chattel Paper;

(e)                                  Documents;

(f)                                    Instruments;

(g)                                 Supporting Obligations and Letter-of-Credit Rights;

(h)                                 General Intangibles (including payment intangibles and Software);

(i)                                     Goods;

(j)                                     Equipment;

(k)                                  Investment Property;

(l)                                     money, cash, and cash equivalents;

(m)                               Deposit Accounts, credits, and balances with and other claims against any financial institution with which such Obligated Party maintains deposits, including any Clearing Accounts;

(n)                                 a Hughes model 369D helicopter bearing manufacturer’s serial number 790544D and U.S. registration number N58341, together with one (1) Allison Model 250-C20B helicopter engine bearing manufacturer’s serial number CAE-832068, which has less than 750 rated take off horsepower, and five (5) Main Rotor Blades bearing manufacturer’s serial numbers 8231, 8310, 8311, 8314 and 8235, respectively, and all available operating, repair, and maintenance records pertaining to the foregoing;

(o)                                 books, records, and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software, and other property and General Intangibles at any time evidencing or relating to any of the foregoing;

(p)                                 the commercial tort claims described in Schedule 7.26 and from time to time disclosed to the Agents pursuant to Section 6.2(o); and

(q)                                 any and all accessions and additions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with any Real Estate covered by any Mortgage and all other property of any of the Obligated Parties in which either of the Agents or any Lender may at any time be granted a Lien as collateral for any of the Obligations, is herein collectively referred to as the “Collateral.”  Notwithstanding anything contained herein to the contrary, Collateral shall not include Excluded Assets.

Section 10.2                                Perfection and Protection of Security Interest.

(a)                                  Actions By the Obligated Parties.  Each Obligated Party shall, at the expense of the Borrowers, perform all steps reasonably requested by either of the Agents at any time to perfect, maintain, protect, and enforce the Agent’s Liens, including, as applicable:  (i) executing, delivering, and filing and recording of the Mortgage(s), the Proprietary Rights Security Agreements and the Aircraft Mortgage and authorizing the filing of financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Agents; (ii) delivering to the Collateral Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the Collateral for which certificates of title have been issued indicating the Collateral Agent as the lienholder thereon; (iii) at any time during the existence of an Event of Default, transferring Inventory to warehouses or other locations designated by the Collateral Agent; (iv) placing notations on such Obligated Party’s books of account to disclose the Agent’s Liens; and (v) taking such other steps as are deemed necessary or desirable by either of the Agents to maintain and protect the Agent’s Liens.

(b)                                 Delivery of Collateral.  Upon the Administrative Agent’s or the Collateral Agent’s request, each Obligated Party shall promptly deliver to the Collateral Agent all Collateral consisting of negotiable Documents, certificated securities (accompanied by stock powers executed in blank), Chattel Paper, and Instruments.

(c)                                  Landlords and Bailees  Each Obligated Party will use its best efforts in good faith to provide to the Collateral Agent upon the Administrative Agent’s or the Collateral Agent’s request, an executed Collateral Waiver Agreement (i) from each landlord of leased Real Estate on which any Collateral is located and (ii) from each Person that is not an Obligated Party and is in possession of any Collateral (other than a customer of a Borrower in possession of an item or items of Inventory leased to such customer by such Borrower in the ordinary course of such Borrower’s business), in each case, without the payment of fees or giving of other consideration to such landlord or other Person, as applicable.  In the event that any Collateral Waiver Agreement requested by either of the Agents pursuant to this Section 10.2(c) is not provided, in lieu of such delivery, either of the Agents may, in its discretion, establish a Reserve as contemplated in the definitions of Eligible Inventory and Eligible Transportation Equipment with respect to any Collateral located on any leased Real Estate or in the possession of any third party that is not an Obligated Party for which the Collateral Agent has not received such executed Collateral Waiver Agreement, and/or exclude such Collateral from the determination of the Borrowing Base.

(d)                                 Control Agreements.  Upon the Administrative Agent’s or the Collateral Agent’s request, each Obligated Party shall obtain authenticated control agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for such Obligated Party.

(e)                                  Letter of Credit Agreements.  If any Obligated Party is or becomes the beneficiary of any letter of credit arising from the sale or other disposition of Collateral, such Obligated Party shall promptly notify the Agents thereof and, upon either of the Agent’s request, enter into a tri-party agreement (in form and substance reasonably satisfactory to the Agents) with the Collateral Agent and the issuer and/or the confirmation bank with respect to all Letter-of-Credit Rights thereunder assigning such Letter-of-Credit Rights to the Collateral Agent and directing all payments thereunder to a Clearing Account.

(f)                                    Electronic Chattel Paper.  In accordance with the UCC (or other applicable Requirement of Law) and to the extent requested by either of the Agents, each Obligated Party shall take all steps reasonably necessary to grant the Collateral Agent control of all of such Obligated Party’s electronic chattel paper and all “transferable records” as defined in the Uniform Electronic Transactions Act.

(g)                                 Deposit Accounts  In accordance with the UCC (or other applicable Requirement of Law) and to the extent requested by either of the Agents, each Obligated Party shall take all steps reasonably necessary to grant the Collateral Agent control of all of such Obligated Party’s Deposit Accounts, including delivery of such Deposit Account Control Agreements as either of the Agents may request.

(h)                                 Financing Statements.  Each Obligated Party hereby irrevocably authorizes each of the Agents at any time and from time to time to file in, transmit to, or communicate with any filing office any financing statements and amendments thereto that (i) indicate the Collateral (A) as “all assets” of such Obligated Party, or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the UCC, or (B) as being of an equal or lesser scope or with greater detail and (ii) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Obligated Party is an organization, the type of organization, any organization identification number issued to such Obligated Party, and any employer or taxpayer identification number issued to such Obligated Party and (B) in the case of a financing statement filed as a fixture filing or indicating any Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which such Collateral relates.  Each Obligated Party agrees to furnish any such information to the Agents promptly upon request.  Each Obligated Party also ratifies its authorization for each of the Agents to file any like financing statements or amendments thereto if filed prior to the date hereof.

(i)                                     Commercial Tort Claims.  With respect to each commercial tort claim required to be disclosed by Section 6.2(o), unless otherwise consented in writing by the Agents, the applicable Obligated Party shall enter into documentation satisfactory to the Agents to grant to the Collateral Agent a first priority perfected Lien in such commercial tort claim.

(j)                                     Confirmations.  From time to time, each Obligated Party shall, upon the Administrative Agent’s or the Collateral Agent’s request, execute and deliver confirmatory written instruments pledging to the Collateral Agent, for the benefit of the Credit Providers, the Collateral, but such Obligated Party’s failure to do so shall not affect or limit any security interest or any other rights of the Collateral Agent, the Administrative Agent or any other Credit Provider in and to the Collateral with respect to such Obligated Party.  As long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Unused Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

(k)                                  Terminations and Amendments Not Authorized.  Each Obligated Party acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed by either of the Agents in connection with this Agreement or any other Loan Document without the prior written consent of the Agents and agrees that it will not do so without the prior written consent of the Agents, subject to such Obligated Party’s rights under Section 9-509(d)(2) of the UCC.

Section 10.3                                Location of Collateral.  Each Obligated Party represents and warrants to each of the Agents and the Lenders that, as of the Closing Date, Schedule 10.3 contains a correct and complete list of (a) the location of such Obligated Party’s chief executive office, (b) each location of its books and records, (c) each location and address where any Collateral is held (other than any location or address of any Inventory that as of the Closing Date is in the possession of a customer of a Borrower that is leasing such Inventory from such Borrower in the ordinary course of such Borrower’s business), (d) with respect to each location referenced in clause (c) preceding where any Collateral is held by a representative, agent, warehouseman, or bailee, the name and address of such representative, agent, warehouseman, or bailee and the cost of such Inventory and Transportation Equipment and the net book value of Inventory and Fixed Assets at such location.  Each Obligated Party covenants and agrees that it will not maintain any Collateral (other than (i) Transportation Equipment or (ii) Inventory which is in the possession of, or in transit to or from, a customer of a Borrower that is leasing such Inventory from such Borrower and Inventory in transit from one location on Schedule 10.3 (or such other location identified to the Agents in accordance with this Section 10.3) to another such location in the ordinary course of such Borrower’s business) at any location other than those locations listed for such Obligated Party in Schedule 10.3, otherwise change or add to any of the locations listed for such Obligated Party in Schedule 10.3, or change the location of its chief executive office from the location identified in Schedule 10.3 unless, in any such case, it gives each of the Agents at least 30 days prior written notice thereof and authorizes the filing of any and all financing statements and executes any other documents that either of the Agents reasonably request in connection therewith; provided, however, that if a Borrower enters into a lease for a new retail branch, such Borrower shall notify the Agents in writing thereof on or prior to entering into such lease and such Borrower shall not maintain any Collateral at such leased location until it has delivered to the Agents an executed Collateral Waiver Agreement from the landlord of such premises or, in lieu of such Collateral Waiver Agreement, if either Agent so requests, a Reserve shall be established in the manner contemplated in clause (j) of the definition of “Eligible

Inventory” and/or clause (h) of the definition of “Eligible Transportation Equipment”.  Without limiting the foregoing, each Obligated Party represents that all of its Inventory (other than Inventory in transit and Inventory which is in the possession of a customer of a Borrower that is leasing such Inventory from such Borrower in the ordinary course of such Borrower’s business) will be, located either (x) on premises owned by such Obligated Party, (y) on premises leased by such Obligated Party, provided that the Agents have received an executed Collateral Waiver Agreement from the landlord of such premises to the extent required by Section 10.2(c) (but subject to the proviso of the immediately preceding sentence), or (z) in the possession of a representative, agent, warehouseman, consignee, or bailee, provided that the Agents have received an executed Collateral Waiver Agreement from the applicable warehouseman, representative, agent, consignee, or bailee to the extent required by Section 10.2(c).  Each Obligated Party represents and warrants to each of the Agents and the Lenders that all Transportation Equipment is based out of a location listed in Schedule 10.3 or, so long as it gives each of the Agents at least 30 days prior written notice thereof, another retail branch of an Obligated Party located in the United States.

Section 10.4                                Appraisals.

(a)                                  The Agents shall, once each Fiscal Quarter, engage Rouse Asset Services or another appraiser acceptable to the Agents to conduct and deliver (i) an Inventory Appraisal of the Inventory of each Borrower consisting of spare parts and merchandise inventory, (ii) an Inventory Appraisal of the Inventory of each Borrower (other than Inventory consisting of spare parts and merchandise inventory) and (iii) an Equipment Appraisal of the Transportation Equipment of each Borrower, each such Inventory Appraisal and Equipment Appraisal to be in form and scope satisfactory to the Agents and using a methodology to determine orderly liquidation value reasonably requested by the Agents.  In addition, each Obligated Party will permit the Collateral Agent and its representatives to conduct quarterly appraisals of any and all of the Collateral.

(b)                                 Notwithstanding the provisions of clause (a) of this Section 10.4, whenever an Event of Default exists, either of the Agents may, and at the direction of the Majority Lenders, the Agents shall, engage an appraiser acceptable to the Agents to conduct and deliver appraisals of any or all of the Collateral (if directed by the Majority Lenders, of such Collateral as specified in such direction), each such appraisal to be in form and scope satisfactory to the Agents and using a methodology reasonably requested by the Agents.

(c)                                  The Borrowers agree, jointly and severally, to pay to the Agents on demand the cost of each appraisal conducted pursuant to this Section 10.4.

Section 10.5                                Accounts.

(a)                                  Representations.  Each Obligated Party hereby represents and warrants, with respect to its Accounts, that:  (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Obligated Party, or rendition of services by such Obligated Party, in the ordinary course of such Obligated Party’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agents, without any offset, deduction, defense, or counterclaim except those known to such Obligated Party and disclosed to the Agents pursuant to this Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or any agreement therefor, will be granted on any Account, except as reported to the Agents in Borrowing Base Certificates delivered in accordance with this Agreement; (iv) each copy of an invoice delivered to either of the Agents by such Obligated Party will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale or lease of goods will have been delivered to the Account Debtor and all services of such Obligated Party described in each invoice will have been performed.

(b)                                 Dating Terms.  No Obligated Party will re-date any invoice or sale or lease or make sales or leases on extended dating beyond that customary in such Obligated Party’s business or extend or modify any Account except in the ordinary course of business.  If any Obligated Party becomes aware of any matter materially adversely affecting the collectibility of any Account or the Account Debtor therefor, including information regarding the Account Debtor’s creditworthiness, such Obligated Party will exclude such Account from Eligible Accounts and, with respect to any such Account Debtor that is obligated on Accounts owing to any Obligated Party, in an aggregate amount greater than $250,000, promptly so advise the Agents.

(c)                                  Notes and Instruments.  Without the prior written consent of the Agents, (i) during the existence of any Default or Event of Default, no Obligated Party will accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account and (ii) at any time other than as provided in clause (i) preceding no Obligated Party will accept notes or other instruments in any Fiscal Year in excess of $100,000 for all Accounts or accept notes or other instruments in excess of $250,000 in the aggregate at any time outstanding during the term of this Agreement.  Any such instrument accepted by any Obligated Party with respect to any Account shall be considered as evidence of the Account and not payment thereof and such Obligated Party will promptly deliver such instrument to the Collateral Agent, endorsed by such Obligated Party to the Collateral Agent in a manner satisfactory in form and substance to the Agents.  Regardless of the form of presentment, demand, or notice of protest with respect thereto, delivery of any such note or other instrument to the Collateral Agent does not constitute payment of the Obligations.

(d)                                 Disputes and Claims.  Each Obligated Party shall notify the Agents promptly of all disputes and claims in excess of $250,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to either of the Agents or any other Credit Provider.  No discount, credit, or allowance shall be granted to any such Account Debtor without the Agents’ prior written consent, except for discounts, credits, and allowances made or given in the ordinary course of the applicable Obligated Party’s business when no Event of Default exists.  Upon either of the Agent’s request, each Obligated Party shall send the Agents a copy of credit memoranda. Notwithstanding the foregoing, each Obligated Party that is a Borrower shall promptly report that credit on

Borrowing Base Certificates submitted by the Obligated Parties.  Each of the Agents may at all times when an Event of Default exists, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms that such Agent shall consider advisable and, in all cases, the applicable Agent will credit the Loan Account with the net amounts received by such Agent in payment of any Accounts.

(e)                                  Returned Inventory.  If an Account Debtor returns any Inventory to any Obligated Party for any reason when no Event of Default exists (other than Inventory leased by an Obligated Party in the ordinary course of its business that is returned to such Obligated Party by the applicable lessee), then such Obligated Party shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount.  Each Obligated Party shall promptly report to the Agents any such return involving an amount in excess of $250,000.  Each such report shall indicate the reasons for the return and the location and condition of the returned Inventory.  In the event any Account Debtor returns Inventory to any Obligated Party for any reason when an Event of Default exists (other than Inventory leased by an Obligated Party in the ordinary course of its business that is returned to such Obligated Party by the applicable lessee), such Obligated Party, upon the request of either of the Agents, shall:  (i) hold the returned Inventory in trust for the Agents; (ii) segregate all such returned Inventory from all of such Obligated Party’s other property; (iii) dispose of the returned Inventory solely according to the Agents’ written instructions; and (iv) to the extent lawfully permitted, not issue any credits or allowances with respect thereto without the Agents’ prior written consent.  All returned Inventory shall be subject to the Agent’s Liens thereon.  Whenever any Inventory is returned (other than Inventory leased by an Obligated Party in the ordinary course of its business that is returned to such Obligated Party by the applicable lessee), the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory, in each instance, except to the extent such returned Inventory is Inventory (other than spare parts Inventory) held for lease in the ordinary course of an Obligated Party’s business that is marked with an identifiable serial number or is Inventory held for sale that was returned for reasons other than the quality of the Inventory and is still readily marketable to other Persons.

(f)                                    Leases.  Each lease of Inventory by an Obligated Party to one of its customers is entered into in the ordinary course of business of such Obligated Party and constitutes the legal, valid and binding obligation of such Obligated Party and, to the best of each Obligated Party’s knowledge, the customer party thereto.  No such lease (i) contravenes any laws, rules or regulations applicable thereto (including, without limitation, to the extent applicable, laws, rules and regulations relating to consumer protection, fair credit billing, fair credit reporting, truth in lending, equal credit opportunity, fair debt collection practices and privacy) and the Obligated Party that is party thereto is not in violation of any such law, rule or regulation with respect thereto, (ii) requires the customer party thereto to consent to the transfer, assignment or pledge of any of the rights of such Obligated Party under such lease or (iii) contains or is otherwise subject to a confidentiality provision that purports to restrict the ability of the Collateral Agent or the Administrative Agent to exercise its rights under this Agreement with respect to such lease, including, without limitation, its rights to review such lease or to enforce such lease.  No Obligated Party shall, without the prior written consent of the Agents, (i) amend, modify or supplement in any material respect its forms of leases of Inventory from that in effect on the Original Closing Date except for those amendments, modifications or supplements made in order to comply with changes in applicable law or (ii) enter into a lease of Inventory which is materially different from one of its forms of lease in existence on the Original Closing Date (as such form may be amended, modified or supplemented in compliance with clause (i) above).

Section 10.6                                Collection of Accounts; Payments.

(a)                                  [Intentionally Omitted].

(b)                                 Collections.  Each Obligated Party shall collect its Accounts and other Collateral in the ordinary course of its business consistent with past practice.  Each Obligated Party shall promptly (in any event within one Business Day of receipt thereof) deposit all such payments (except as permitted in clause (c) below) and receipts, and all other proceeds of Collateral received by it, in their original form, duly endorsed in blank (if applicable) into a Clearing Account or deliver such payments and receipts to the Collateral Agent in their original form, duly endorsed in blank (if applicable), as either of the Agents may direct.  Each Obligated Party shall receive any and all proceeds of Accounts and other Collateral as the Collateral Agent’s trustee.  All collections received directly by any Obligated Party or either Agent, and all funds in any Clearing Account or other account to which such collections are deposited shall be subject to the Collateral Agent’s sole control, and withdrawals by any Obligated Party shall not be permitted.

(c)                                  Accounts.  Each Clearing Account of any Obligated Party shall be established with BofA or a Clearing Bank reasonably acceptable to the Agents and, except as set forth in the next sentence, subject to a Deposit Account Control Agreement.  No Obligated Party shall maintain any Clearing Account or Deposit Account except with BofA or subject to a Deposit Account Control Agreement, except those Clearing Accounts and Deposit Accounts existing on the Closing Date and listed on Schedule 7.23 that are not maintained with BofA; provided that with respect to any such account, the Obligated Parties shall deliver a Deposit Account Control Agreement with respect to any such account within 45 days of a request therefor by the Administrative Agent.  No Obligated Party shall maintain any lockbox except with BofA or Wachovia.

(d)                                 Cash Sales or Rentals.  If sales or rentals of Inventory are made or services are rendered for cash, the applicable Obligated Party shall, within one Business Day of receipt, deliver to the Collateral Agent or deposit into a Clearing Account the cash that such Obligated Party receives; provided that the foregoing shall not apply to cash in an amount not to exceed $10,000 in the aggregate for all Obligated Parties at any time.

(e)                                  Payments.  All payments received by either of the Agents at a bank account designated by any of them will be the Collateral Agent’s sole property for the benefit of the Credit Providers and will be credited to the Loan Account (conditional upon final collection) after allowing one (1) Business Day for collection, including immediately available funds, as required by Section 4.3; provided that, except during the existence of an Event of Default, such payments shall be deemed to be credited to the Loan Account immediately upon receipt for purposes of (i) determining the Unused Availability, (ii) calculating the Unused Line Fee, and (iii) calculating the amount of interest accrued thereon solely for purposes of determining the amount of interest to be distributed by the Administrative Agent to the Lenders (but not the amount of interest payable by the Borrowers).  During the existence of any Event of Default, either of the Agents may, in its sole discretion, require that only payments representing final collections be credited to the Loan Account for the purposes set forth in clause (i), clause (ii), and clause (iii) preceding.

Section 10.7                                Inventory; Perpetual Inventory.  Each Obligated Party represents and warrants and agrees that all of the Inventory owned by such Obligated Party that is included in Eligible Inventory is and will be held for sale or lease, or is to be furnished in connection with the rendition of services or held as spare parts Inventory, in each case, in the ordinary course of such Obligated Party’s business, and is and will be fit for such purposes.  Each Obligated Party will keep its Inventory in good and marketable condition, except for damaged, obsolete or defective goods arising in the ordinary course of such Obligated Party’s business.  No Obligated Party will, without the prior written consent of the Agents, acquire or accept any Inventory on consignment or approval, except that Ahern may accept inventory on consignment from Kubota Tractor Corporation and other vendors, so long as (i) the aggregate amount of such consigned inventory held by all of the Obligated Parties does not exceed $2,000,000 at any one time and (ii) none of such consigned inventory is rented by any Obligated Party to any of its customers.  Each Obligated Party agrees that all Inventory produced by such Obligated Party in the U.S. will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder.  Each Obligated Party will conduct cycle counts of its Inventory such that all of its Inventory shall be counted (though at varying times) at least once per Fiscal Year and, during the existence of an Event of Default, at such other times as either of the Agents requests.  Each Obligated Party will maintain a perpetual inventory reporting system at all times.  Each Obligated Party, at its own expense, shall make available to the Agents upon request the results of each physical verification, if any, which such Obligated Party may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.  No Obligated Party will, without the Agents’ written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.  No Obligated Party will permit any of its Inventory to become a fixture with respect to Real Estate or (except for spare parts Inventory other than Eligible Spare Parts Inventory) to become an accession with respect to other personal property with respect to which Real Estate or personal property the Collateral Agent does not have a Lien.  No Obligated Party will, without the Agents’ prior written consent, alter or remove any identifying symbol or number on any of such Obligated Party’s Inventory constituting Collateral.

Section 10.8                                Equipment.

(a)                                  Changes to Equipment.  Each Obligated Party shall promptly inform the Agents of any material additions to or deletions from such Obligated Party’s Equipment and shall indicate if any such material additions include any Equipment that is subject to any certificate of title law of the U.S. or any state.  No Obligated Party will permit any of its Equipment to become a fixture with respect to Real Estate or to become an accession with respect to other personal property with respect to which Real Estate or personal property the Collateral Agent does not have a Lien.  No Obligated Party will, without the Agents’ prior written consent, alter or remove any identifying symbol or number on any of such Obligated Party’s Equipment constituting Collateral.  Except as set forth in Section 8.9, no Obligated Party shall, without the Majority Lenders’ prior written consent, sell, license, lease as a lessor, or otherwise dispose of any of such Obligated Party’s Equipment.

(b)                                 Certificates of Title.  Each Obligated Party shall (i) as soon as practicable after the date hereof, in the case of Equipment now owned in which a security interest is perfected by a notation on the certificate of title or similar evidence of the ownership of such goods and (ii) within 30 days of acquiring any other similar Equipment, in each case, cause the Collateral Agent, for the benefit of the Credit Providers, to be named as lienholder on any such certificate of title or other evidence of ownership and deliver to the Collateral Agent any and all certificates of title of such Equipment reflecting such lien.

Section 10.9                                Assigned Contracts.  Each Obligated Party shall fully perform all of its obligations under each of the Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided that no Obligated Party shall take any action or fail to take any action with respect to its Assigned Contracts that would cause the termination of a material Assigned Contract.  Without limiting the generality of the foregoing, each Obligated Party shall take all action necessary or appropriate to permit, and shall not take any action that would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts.  Each Obligated Party shall notify the Agents in writing, promptly after such Obligated Party becomes aware thereof, of any event or fact that could give rise to a material claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue such right and report to the Agents on all further developments with respect thereto.  Each Obligated Party shall deposit into a Clearing Account or remit directly to the Administrative Agent, for application to the Obligations in such order as the Majority Lenders shall determine (unless such order is otherwise expressly provided herein, in which case in the order so provided), all amounts received by such Obligated Party as indemnification or otherwise pursuant to its Assigned Contracts.  If any Obligated Party shall fail after either of the Agent’s demand to pursue diligently any right under such Obligated Party’s Assigned Contracts, or if an Event of Default then exists, either of the Agents may, and at the direction of the Majority Lenders shall, directly enforce such right in the name of such Agent or in such Obligated Party’s name and may enter into such settlements or other agreements with respect thereto as either of the Agents or the Majority Lenders, as applicable, shall determine.  In any suit, proceeding, or action brought by either of the Agents under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, each Obligated Party shall indemnify and hold the Agents and the other Credit Providers harmless from and against all expense, loss, or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by any Obligated Party of any obligation thereunder or arising out of any other agreement, indebtedness, or liability at any time owing from any Obligated Party to or in favor of such obligor or its successors.  All such obligations of any

Obligated Party shall be and remain enforceable only against such Obligated Party and shall not be enforceable against the Agents or any of the other Credit Providers.  Notwithstanding any provision hereof to the contrary, each Obligated Party shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Collateral Agent’s, the Administrative Agent’s or any Credit Provider’s exercise of any of their respective rights with respect to the Collateral shall not release any Obligated Party from any of such duties and obligations.  None of the Collateral Agent, the Administrative Agent or any other Credit Provider shall be obligated to perform or fulfill any Obligated Party’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

Section 10.10                          Documents, Instruments, and Chattel Paper.  Each Obligated Party represents and warrants that (a) all Documents, Instruments, and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by Documents, Instruments, Letter-of-Credit Rights, and Chattel Paper are and will be owned by the applicable Obligated Party, free and clear of all Liens other than Permitted Liens.  If any Obligated Party retains possession of any Chattel Paper or Instruments, such Chattel Paper and Instruments shall be marked with the following legend:  “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wachovia Bank, National Association, as Collateral Agent, for the benefit of the Agents and the other Credit Providers pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of August 18, 2005, among Ahern Rentals, Inc. and certain of its affiliates, the Collateral Agent, the Administrative Agent, and the lending institutions party thereto.”  No Obligated Party will, without the prior written consent of the Agents, modify, amend or alter in any respect the terms and conditions of any material Instrument included in the Collateral (including, without limitation and in any event, the note pledged to the Collateral Agent referred to in clause (i) of the defined term “Permitted Investments”), nor forgive any indebtedness evidenced by any such Instrument.

Section 10.11                          Right to Cure.  Either of the Agents may, in its discretion, and the Agents shall, at the direction of the Majority Lenders, pay any amount or do any act required of any Obligated Party hereunder or under any other Loan Document in order to preserve, protect, maintain, or enforce the Obligations, the Collateral, or the Agent’s Liens, and that any Obligated Party fails to pay or do, including payment of any judgment against any Obligated Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s, bailee’s or consignee’s claim, and any other Lien upon or with respect to the Collateral.  All payments that either of the Agents make under this Section 10.11 and all out-of-pocket costs and expenses that either of the Agents pay or incur in connection with any action taken by it hereunder shall be payable by the Borrowers in accordance with Section 15.7 and shall be charged to the Borrowers’ Loan Account as a Revolving Loan.  Any payment made or other action taken by either of the Agents under this Section 10.11 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

Section 10.12                          Power of Attorney.  Each Obligated Party hereby appoints the Administrative Agent and the Collateral Agent and the Administrative Agent’s and the Collateral Agent’s designees as such Obligated Party’s attorney, with power:  (a) to endorse or sign such Obligated Party’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Collateral Agent’s, the Administrative Agent’s or any Lender’s possession; (b) to sign such Obligated Party’s name on any invoice, bill of lading, warehouse receipt, or other negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) during the existence of any Event of Default, to notify the post office authorities to give the Collateral Agent access to any post office or mailboxes into which mail addressed to such Obligated Party is delivered and to receive, open, and dispose of all mail addressed to such Obligated Party; (d) to send requests for verification of Accounts to customers or Account Debtors; (e) during the existence of any Event of Default, to complete in such Obligated Party’s name, the Administrative Agent’s name or the Collateral Agent’s name, any order, sale, lease or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (f) to clear Inventory through customs in such Obligated Party’s name, the Administrative Agent’s name, the Collateral Agent’s name, or the name of the Administrative Agent’s designee or the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Obligated Party’s name for such purpose; (g) to the extent, if any, that such Obligated Party’s authorization given in Section 10.2(h) is not sufficient, and without otherwise limiting such authorization, to file such financing statements with respect to this Agreement, with or without such Obligated Party’s signature, as either of the Agents may deem appropriate and to execute in such Obligated Party’s name such financing statements and amendments thereto and continuation statements that may require such Obligated Party’s signature; (h) during the existence of any Event of Default, to endorse such Obligated Party’s name on all applications, documents, papers, and instruments necessary or reasonably desirable for either of the Agents in the use of such Obligated Party’s Proprietary Rights; (i) during the existence of any Event of Default, to grant or issue any exclusive or non-exclusive license under such Obligated Party’s Proprietary Rights to any Person; (j) during the existence of an Event of Default, to assign, convey, or otherwise transfer title in or Dispose of any of such Obligated Party’s Proprietary rights to any Person; and (k) to do all other things reasonably necessary to carry out the terms of this Agreement.  Each Obligated Party ratifies and approves all acts of such attorney.  None of the Administrative Agent, the Collateral Agent or any other Credit Provider will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully and irrevocably satisfied.

Section 10.13                          The Collateral Agent’s, the Administrative Agent’s and the Lenders’ Rights, Duties, and Liabilities.

(a)                                  The Obligated Parties’ Liability for the Collateral.  Each Obligated Party assumes all responsibility and liability arising from or relating to the use, sale, lease, license, or other disposition of the Collateral.  The Obligations shall not be affected by any failure of either of the Agents or any other Credit Provider to take any steps to perfect the Agent’s Liens or to collect or realize upon any of the Collateral, nor shall loss of or damage to any of the Collateral release any Obligated Party from any of the Obligations.  During the existence of any Event of Default, the Collateral Agent may (but shall not be required to), and at the direction of the Majority Lenders shall, without notice to or consent from any Obligated Party, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Obligated Party for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Collateral Agent, the Administrative Agent and/or any other Credit Provider and such Obligated Party.

(b)                                 The Obligated Parties’ Liability Under Contracts and Licenses.  It is expressly agreed by each Obligated Party that, anything herein to the contrary notwithstanding, such Obligated Party shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  None of the Collateral Agent, the Administrative Agent or any other Credit Provider shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Collateral Agent, the Administrative Agent or any other Credit Provider of any payment relating to any contract or license pursuant hereto.  None of the Collateral Agent, the Administrative Agent or any other Credit Provider shall be required or obligated in any manner to perform or fulfill any of the obligations of any Obligated Party under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

(c)                                  Notification of Account Debtors.  Without limiting Section 11.2, at any time during the existence of an Event of Default (or if any rights of setoff (other than setoffs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), the Collateral Agent may, without prior notice to any Obligated Party, and upon the request of either of the Agents each Obligated Party shall, notify Account Debtors and other Persons obligated on the Collateral that the Collateral Agent has a security interest therein, and that payments shall be made directly to the Collateral Agent, for the benefit of the Collateral Agent and the other Credit Providers.  Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, no Obligated Party shall give any contrary instructions to such Account Debtor or other Person without the Agents’ prior written consent.

(d)                                 Information Regarding Accounts and Account Debtors.  The Collateral Agent and the Administrative Agent may at any time in the name of the Collateral Agent or the Administrative Agent, as applicable, or in the name of any Obligated Party, or in the name of the Collateral Agent’s or the Administrative Agent’s nominee or designee, communicate with each Obligated Party’s Account Debtors, parties to contracts, and obligors in respect of Instruments to verify with such Persons, to the Collateral Agent’s or the Administrative Agent’s, as applicable, satisfaction, the existence, amount, and terms of Accounts, payment intangibles, Instruments, or Chattel Paper.  If an Event of Default exists, each Obligated Party, at its own expense, shall cause the independent certified public accountants then engaged by such Obligated Party to prepare and deliver to each of the Agents (with sufficient copies to the Administrative Agent for distribution to each Lender) at any time and from time to time promptly upon either of the Agent’s request the following reports with respect to such Obligated Party:  (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts as such Agent may request.

(e)                                  No Obligation of the Agents.  Notwithstanding anything in this Agreement to the contrary, each Obligated Party agrees that neither of the Agents shall have any obligation to take any steps necessary to preserve rights in any of the Proprietary Rights of any Obligated Party against any other Person, provided that each of the Agents may do so at its option during the existence of any Event of Default in accordance with Section 10.14(f).

Section 10.14                          Patent, Trademark, and Copyright Collateral.

(a)                                  Representations.  This Agreement is effective to create a valid and continuing Lien on and, upon filing of appropriate financing statements pursuant to the UCC, perfected Liens in favor of the Collateral Agent, on the Proprietary Rights of each Obligated Party and such perfected Liens are enforceable as against any and all creditors of such Obligated Party.  Upon filing of all such appropriate financing statements pursuant to the UCC, all action necessary to protect and perfect the Collateral Agent’s Lien on each Obligated Party’s Proprietary Rights under Requirements of Law shall have been duly taken.  Upon filing the Proprietary Rights Security Agreements with the United States Copyright Office or Unites States Patent and Trademark Office, as applicable, the Agent’s Liens will be enforceable against any purchaser of the Proprietary Rights covered thereby.

(b)                                 Notices to the Agents.  Each Obligated Party shall notify the Collateral Agent and the Administrative Agent promptly upon such Obligated Party obtaining knowledge that any application or registration relating to any patent, trademark, or copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, or any court) regarding such Obligated Party’s ownership of any patent, trademark, or copyright, its right to register the same, or to keep and maintain the same.

(c)                                  Additional Agreements.  In no event shall any Obligated Party, either directly or through any agent, employee, licensee, or designee, file an application for the registration of any patent, trademark, or copyright with the United States Patent and Trademark Office, the United States Copyright Office, or any similar Governmental Authority, or enter into any new license as licensor with respect to any patent, trademark, or copyright, without giving the Agents prior written notice thereof, and, upon request of either of the Agents, such Obligated Party shall execute and deliver such Proprietary Rights Security Agreements or other documents as either of the Agents may request to evidence the Agent’s Liens on such patent, trademark, or copyright, and the General Intangibles of such Obligated Party relating thereto or represented thereby.

(d)                                 Further Actions.  Each Obligated Party shall take all actions necessary or requested by either of the Agents to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of such Obligated Party’s material Proprietary Rights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(e)                                  Notices of Infringement.  In the event that any of the Proprietary Rights that are Collateral are infringed upon, or misappropriated or diluted by a third party, each Obligated Party shall notify the Agents promptly after such Obligated Party learns thereof.  Each Obligated Party shall, unless it shall reasonably determine that such Proprietary Rights that are Collateral are in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and shall take such other actions as either of the Agents shall deem appropriate under the circumstances to protect such Proprietary Rights that are Collateral.

(f)                                    Suits by the Agents.  Without limiting Section 11.2, during the existence of any Event of Default, each of the Agents shall have the right, but shall not be obligated, to bring suit in the name of the Collateral Agent or the Administrative Agent, as applicable, to enforce the Proprietary Rights and, if either of the Agents shall commence any such suit, each Obligated Party shall, at the request of such Agent, do any and all lawful acts and execute any and all proper documents reasonably required by such Agent in aid of such enforcement.  Each Obligated Party shall, upon demand, promptly reimburse each of the Agents for all costs and expenses incurred by such Person in the exercise of its rights under this Section 10.14(f) (including Attorney Costs and other fees and expenses of other professionals).

Section 10.15                          Indemnification.  In any suit, proceeding, or action brought by the Collateral Agent, the Administrative Agent or any other Credit Provider relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Obligated Party will save, indemnify, and keep the Agents and the other Credit Providers harmless from and against all expense (including Attorney Costs and other reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment, or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by any Obligated Party of any obligation thereunder or arising out of any other agreement, indebtedness, or liability at any time owing to, or in favor of, such obligor or its successors from any Obligated Party, provided that no Obligated Party shall be liable to any Credit Provider for the payment of any portion of such amount to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Credit Provider’s own gross negligence or willful misconduct.  All such obligations of each Obligated Party shall be and remain enforceable against and only against such Obligated Party and shall not be enforceable against the Collateral Agent, the Administrative Agent, any Lender or any other Credit Provider.

Section 10.16                          Grant of License to Use Proprietary Rights.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 11.2 or under any other Loan Document or applicable Requirement of Law (including in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell, or otherwise dispose of Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Obligated Party hereby grants to the Collateral Agent, for the benefit of the Agents and the other Credit Providers, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Obligated Party) to use, license, or sublicense any Proprietary Rights now owned or hereafter acquired by such Obligated Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

Section 10.17                          Limitation on the Agents’ and the Lenders’ Duty in Respect of the Collateral.  The Collateral Agent, the Administrative Agent and each other Credit Provider shall use reasonable care with respect to the Collateral in its possession or under its control.  None of the Collateral Agent, the Administrative Agent or any other Credit Provider shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent, the Administrative Agent or such other Credit Provider, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

Section 10.18                          Miscellaneous.

(a)                                  Reinstatement.  The Agent’s Liens on the Collateral granted pursuant to this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligated Party for liquidation or reorganization, should any Obligated Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Obligated Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to any Requirement of Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)                                 Benefit.  All Liens granted or contemplated hereby shall be for the benefit of the Collateral Agent, the Administrative Agent and the other Credit Providers, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of Section 4.6.

(c)                                  Limitations.  The Liens granted pursuant to Section 10.1 in each Obligated Party’s, other than Ahern’s, Collateral shall secure a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder and the Liens granted hereby subject to avoidance as a fraudulent transfer or conveyance under any Requirement of Law, in each case after giving effect to all other liabilities and obligations of such Obligated Party, contingent or otherwise, that are relevant under such laws, and after giving effect to the value, as assets (as determined under the applicable provisions of such laws), of any rights of such Obligated Party to contribution, indemnity, and/or subrogation from any other Obligated Party or other Person pursuant to any Requirement of Law or any agreement providing for an equitable allocation among such Obligated Party, any other Obligated Party, and any other such Person of their respective obligations hereunder.

ARTICLE 11

DEFAULT; REMEDIES

Section 11.1                                Events of Default.  It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)                                  any failure by the Borrowers to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing under any Loan Document when due, whether upon demand or otherwise;

(b)                                 any representation or warranty made or deemed made by any Obligated Party in any Loan Document, any Financial Statement, or any certificate furnished by any Obligated Party at any time to either of the Agents or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c)                                  any default shall occur in the observance or performance of

(i)                                     any of the covenants and agreements contained in Section 6.2, clauses (a) through (e), and (k), Section 8.1(c), Section 8.2, Section 8.5, Sections 8.9 through 8.24, Sections 8.26 through 8.28, Section 8.31 or Article 10;

(ii)                                  any of the covenants and agreements contained in Section 6.2 (except as specified in clause (i) preceding), Section 6.3 or Section 8.1, clauses (a) and (b), and such default shall continue for three (3) Business Days or more after the earlier of any Obligated Party acquiring actual knowledge of such default and any Obligated Party receiving notice from any Agent, any Lender or any Affiliate of any Lender of such default; or

(iii)                               any of the other covenants or agreements contained in this Agreement other than as referenced in Section 11.1(a), Section 11.1(b), and clause (i) and clause (ii) preceding, any other Loan Document, or any other agreement entered into at any time to which any Obligated Party and either of the Agents or any Lender are party (including in respect of any Bank Products) and such default shall continue for 20 days or more after the earlier of any Obligated Party acquiring actual knowledge of such default and any Obligated Party receiving notice from any Agent, any Lender or any Affiliate of any Lender of such default;

(d)                                 any default shall occur with respect to (i) the Second Lien Debt or (ii) any Debt (other than the Obligations) of any one or more of the Obligated Parties in an outstanding principal amount that, individually or in the aggregate, exceeds $500,000, or under any agreement or instrument under or pursuant to which any such Debt (under clause (i) or (ii) above) may have been issued, created, assumed, or guaranteed by any Obligated Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate or to permit the holders of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any such Debt shall not be paid on the stated maturity date thereof;

(e)                                  any Obligated Party or DFA LLC shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement, or readjustment of its debts or for any other relief under the Bankruptcy Code or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action, or proceeding, (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for it or for all or any part of its property, (iii) make an assignment for the benefit of its creditors, or (iv) be unable generally to pay its debts as they become due;

(f)                                    an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation, or readjustment of the debts of any Obligated Party or DFA LLC or for any other relief under the Bankruptcy Code or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within 60 days after the filing or commencement thereof or an order of relief (or comparable order under any other Requirement of Law) against any Obligated Party or DFA LLC shall be entered with respect thereto;

(g)                                 a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for any Obligated Party or DFA LLC or for all or any part of its property shall be appointed or a warrant of attachment, execution, or similar process shall be issued against any part of the property of any Obligated Party or DFA LLC;

(h)                                 any Obligated Party shall file a certificate of dissolution under any Requirement of Law or shall be liquidated, dissolved, or wound-up (except in a transaction allowed under Section 8.9) or shall commence or have commenced against it any action or proceeding for dissolution, winding-up, or liquidation, or shall take any action in furtherance thereof (except in connection with a transaction allowed under Section 8.9);

(i)                                     all or any material part of the property of any Obligated Party is nationalized, expropriated, condemned, recalled, seized, or otherwise appropriated, or custody or control of such property or of any Obligated Party is assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)                                     one or more judgments, orders, decrees (including out-of-court settlements), or arbitration or mediation awards is entered against any Obligated Party involving liability in the aggregate for any or all of the Obligated Parties as to any single, related, or unrelated series of transactions, incidents, or conditions, of $500,000 or more, and any such judgment, order, or decree remains unsatisfied, unvacated, and unstayed pending appeal for a period of 30 days after the entry thereof;

(k)                                  any loss, theft, damage, or destruction of any item or items of Collateral or other property of any Obligated Party occurs that is not adequately covered by insurance and could reasonably be expected to result in a Material Adverse Effect;

(l)                                     there is filed against any Obligated Party any action, suit, or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit, or proceeding (i) is not dismissed within 120 days and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(m)                               for any reason any Loan Document ceases to be in full force and effect (other than in accordance with its terms or the terms hereof or with the written consent of the Agents and the Majority Lenders) or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected, and prior to all other Liens (other than Permitted Liens that are expressly permitted to have priority over the Agent’s Liens) or is terminated, revoked or declared void (other than in accordance with its terms or the terms thereof or with the written consent of the Agents and the Majority Lenders) or for any reason any Loan Document is terminated, revoked, or declared void (other than in accordance with its terms or the terms hereof or with the written consent of the Agents and the Majority Lenders) or is challenged by any Obligated Party or any other party thereto;

(n)                                 (i) an ERISA Event shall occur with respect to any Pension Plan or Multiemployer Plan that has resulted in, or could reasonably be expected to result in, liability of any Obligated Party under Title IV of ERISA to such Pension Plan, such Multiemployer Plan, or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) any Obligated Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000;

(o)                                 there occurs a Change of Control;

(p)                                 there occurs any event or events that, individually or in the aggregate, results in a Material Adverse Effect;

(q)                                 any “Default” shall occur under and as defined in the GE Sale and Leaseback Agreement; or

(r)                                    any default shall occur with respect to any Debt of DFA LLC in an outstanding principal amount that, individually or in the aggregate, exceeds $3,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by DFA LLC or any Obligated Party, and such default is a payment default and such payment default shall continue for more than the period of grace, if any, therein specified, or the holders of any such Debt shall have accelerated the maturity of such Debt or have declared such Debt due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any such Debt shall not be paid on the stated maturity date thereof; or

(s)                                  failure by the Second Lien Agent under the Second Lien Debt Agreement or any lender, agent or trustee under any of the Refinancing Second Lien Debt Documents to comply in any material respect with, or any breach in any material respect by any such Person of, any terms or conditions of the Intercreditor Agreement or, in the case of the lenders and agents under any of the Refinancing Second Lien Debt Documents, any intercreditor agreement entered into by any such lenders and agents with either of the Agents.

Section 11.2                                Remedies.

(a)                                  During the existence of any Default or Event of Default, either of the Agents may, in its discretion, and the Agents shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Obligated Party:  (i) reduce the Maximum Revolver Amount, or the advance rates against the Net Amount of Eligible Accounts, Eligible Transportation Equipment and/or Eligible Inventory used in computing the Borrowing Base and/or any other advance rates or amounts used in computing the Borrowing Base (including increasing the amount of any Reserve); (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) instruct the Letter of Credit Issuer to restrict or refuse to provide Letters of Credit.

(b)                                 During the existence of any Event of Default, the Administrative Agent or the Collateral Agent, as applicable, shall, at the direction of the Majority Lenders, do one or more of the following:  (i) take any of the actions described in clause (a) preceding, at any time or times and in any order, without notice to or demand on any Obligated Party; (ii) terminate the Commitments, the obligation of the Lenders to make Revolving Loans under this Agreement, and the obligation of the Agents to cause the Letter of Credit Issuer to issue any Letter of Credit hereunder; (iii) declare any or all of the Obligations to be immediately due and payable (except for Obligations under Hedge Agreements, which remedy shall be governed by the terms and conditions contained in such Hedge Agreements); provided, however, that upon the occurrence of any Event of Default described in Section 11.1(e), Section 11.1(f), Section 11.1(g), or Section 11.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (iv) require the Obligated Parties to provide cash collateral in an amount equal to 105% of all Obligations (contingent or otherwise) outstanding with respect to Letters of Credit; and (v) pursue its other rights and remedies under the Loan Documents and any Requirement of Law.

(c)                                  During the existence of any Event of Default:  (i) the Collateral Agent shall have, for the benefit of the Credit Providers, in addition to all other rights of the Credit Providers, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Collateral Agent may, at any time, take possession of the Collateral and keep it on any Obligated Party’s premises, at no cost to the Credit Providers, or remove any part of the Collateral to such other place or places as the Collateral Agent may desire, or any Obligated Party shall, upon the Collateral Agent’s demand, at such Obligated Party’s cost, assemble the Collateral and make it available to the Collateral Agent at a place reasonably convenient to the Collateral Agent; (iii) the Collateral Agent or the Collateral Agent’s designee may notify the Obligated Parties’ Account Debtors that the Obligated Parties’ Accounts have been assigned to the Collateral Agent and of the Agent’s Lien therein, and may collect such Accounts directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan:  and (iv) the Collateral Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion, and may, if the Collateral Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, each Obligated Party agrees that any notice by the Collateral Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Obligated Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten days prior to such action to the Obligated Parties’ address specified in or pursuant to Section 15.8.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Collateral Agent, Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Collateral Agent may resell the Collateral without further notice to any Obligated Party.  In the event the Collateral Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Obligated Party irrevocably waives the posting of any bond, surety, or security with respect thereto that might otherwise be required, any demand for possession prior to the commencement of any suit or action to recover the Collateral, and any requirement that the Collateral Agent retains possession and not dispose of any Collateral until after trial or final judgment.  Each Obligated Party agrees that the Collateral Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  In addition to any license granted pursuant to Section 10.16, the Collateral Agent is hereby granted a license or other right to use, without charge, each Obligated Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising, or selling any Collateral, and each Obligated Party’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit for such purpose.  The proceeds of sale shall be applied first to all expenses of sale, including Attorney Costs, and then to the Obligations as provided in Section 4.6(b).  The Collateral Agent will return any excess to the Obligated Parties, except as required by the Intercreditor Agreement or as a court of competent jurisdiction shall otherwise direct, and the Obligated Parties shall remain liable for any deficiency.

(d)                                 Without limiting the generality of the foregoing, each Obligated Party expressly agrees that, during the existence of any Event of Default, the Collateral Agent, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon any Obligated Party or any other Person (all and each of which demands, advertisements, and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of any Obligated Party where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Obligated Party or any other Person notice and opportunity for a hearing on the Collateral Agent’s claim or action and may collect, receive, assemble, process, appropriate, and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as the Collateral Agent may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent or any other Credit Provider shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and/or one or more of the other Credit Providers, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Obligated Party hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.  The Collateral Agent shall have the right to conduct such sales on any Obligated Party’s premises or elsewhere and shall have the right to use each Obligated Party’s premises without charge for such time or times as the Collateral Agent deems necessary or advisable.

(e)                                  Each Obligated Party further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at a place or places designated by the Collateral Agent that are reasonably convenient to the Collateral Agent and such Obligated Party, whether at such Obligated Party’s premises or elsewhere.  Until the Collateral Agent is able to effect a sale, lease, or other disposition of the

Collateral, the Collateral Agent shall have the right to hold or use the Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent.  The Collateral Agent shall have no obligation to any Obligated Party to maintain or preserve the rights of such Obligated Party as against third parties with respect to any Collateral while such Collateral is in the possession of the Collateral Agent.  The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral, or any part thereof, and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the other Credit Providers), with respect to such appointment without prior notice or hearing as to such appointment.  The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, or sale to the Obligations as provided in Section 4.6(b), and only after so paying over such net proceeds, and after the payment by the Collateral Agent of any other amount required by any provision of law (and subject to the terms of the Intercreditor Agreement or a decision, order or ruling of a court of competent jurisdiction), need the Collateral Agent account for the surplus, if any, to the applicable Obligated Party.  To the maximum extent permitted by applicable law, each Obligated Party waives all claims, damages, and demands against the Collateral Agent or any other Credit Provider arising out of the repossession, retention, or sale of the Collateral except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent or such other Credit Provider as determined in a final, nonappealable judgment by a court of competent jurisdiction.  Each Obligated Party agrees that ten days prior notice by the Collateral Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  Each Obligated Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees or other expenses incurred by the Collateral Agent or any other Credit Provider to collect such deficiency.

(f)                                    Except as otherwise specifically provided herein or in the other Loan Documents, each Obligated Party hereby waives presentment, demand, protest, or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(g)                                 To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Obligated Party acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (ii) if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the

Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Obligated Party, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession, or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection, or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants, and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.  Each Obligated Party acknowledges that the purpose of this Section 11.2(g) is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.2(g).  Without limiting the foregoing, nothing contained in this Section 11.2(g) shall be construed to grant any rights to any Obligated Party or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by Requirement of Law in the absence of this Section 11.2(g).

(h)                                 Without limiting Section 10.12(c), during the existence of an Event of Default, each Obligated Party, at the Collateral Agent’s request, shall execute and deliver to the Collateral Agent such documents as the Collateral Agent shall require to grant the Collateral Agent access to any post office box in which collections of Accounts are received.

(i)                                     During the existence of an Event of Default, the Obligated Parties will, at the Collateral Agent’s request, with respect to all Inventory financed by Letters of Credit, instruct all suppliers, carriers, forwarders, customs brokers, warehouses, or others receiving or holding cash, checks, Inventory, documents, or instruments in which the Collateral Agent holds a security interest to deliver them to the Collateral Agent and/or subject to the Collateral Agent’s order, and if they shall come into any Obligated Party’s possession, to deliver them, upon request, to the Collateral Agent in their original form.  The Obligated Parties shall also, at the Collateral Agent’s request, during the existence of an Event of Default, designate the Collateral Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents or cause all such documents to designate the applicable Obligated Party as the consignee subject to the Agent’s Liens.

(j)                                     During the existence of an Event of Default, each Obligated Party hereby waives all rights to notice and hearing prior to the exercise by the Collateral Agent of the Collateral Agent’s rights to repossess the Collateral without judicial process or to replevy, attach, or levy upon the Collateral without notice or hearing.

ARTICLE 12

TERM AND TERMINATION

Section 12.1           Term and Termination.

(a)           The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof.  Either of the Agents may, and upon direction from the Majority Lenders the Agents shall, terminate this Agreement, without notice to the Obligated Parties, during the existence of an Event of Default.  Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest, and any early termination or prepayment fees, but excluding indemnification obligations to the extent no claim with respect thereto has been asserted and remains unsatisfied) shall become immediately due and payable, the Lenders shall have no obligation to make any Loans, the Agents shall have no obligation to cause the Letter of Credit Issuer to issue any Letter of Credit, and the Borrowers shall immediately arrange for the cancellation and return of all Letters of Credit then outstanding or delivery to the Collateral Agent of a Supporting Cash Deposit or a Supporting Letter of Credit in accordance with Section 2.4(g).  Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full, the Obligated Parties shall remain bound by the terms of this Agreement and the other Loan Documents and shall not be relieved of any of their Obligations hereunder or thereunder, and the Agents and the Lenders shall retain all their rights and remedies hereunder and thereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-acquired or after-arising Collateral).

(b)           Notwithstanding the payment in full of the Obligations, the Agents shall not be required to terminate the Agent’s Liens in any of the Collateral unless, with respect to any loss or damage either of the Agents or any Lender may incur as a result of the dishonor or return of any payment items applied to the Obligations, the Agents shall have received either (i) a written agreement, executed by the Obligated Parties and any other Person deemed financially responsible by the Agents and whose loans or other advances to the Borrowers, or any of them, are used in whole or in part to satisfy the Obligations, indemnifying the Agents and the other Credit Providers  from any such loss or damage or (ii) such monetary reserves and Liens on the Collateral for such period of time as the Agents, in their reasonable credit judgment, may deem necessary to protect the Agents and the other Credit Providers from any such loss or damage.  The provisions of Section 2.4(f), Section 2.5, Section 4.7, Article 5, this Section 12.1(b), Section 14.7, Section 14.16(d), Section 15.7, Section 15.11, and all indemnification obligations of any of the Obligated Parties shall in all events survive any termination of the Commitments or this Agreement.

ARTICLE 13

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

Section 13.1           Amendments and Waivers.

(a)           Except as specified in clause (b) following, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than Hedge Agreements), and no consent with respect to any departure by any Obligated Party therefrom, shall be effective unless such amendment, modification, or consent is in writing, signed by the Majority Lenders or, in the case of any amendment or waiver of, or any consent with respect to, any provision of Section 8.21 or any provision of the Intercreditor Agreement or the GE Intercreditor Agreement, the Majority Lenders and both Agents, and, in each case, the Obligated Parties that are party thereto, and then any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Unless it is in writing and signed by all of the Lenders and the Obligated Parties that are party thereto and acknowledged by the Agents, no amendment, waiver, or consent shall do any of the following:

(i)            increase (other than pursuant to an Incremental Commitment Agreement or an assignment under Section 13.2) or extend the Commitment of any Lender;

(ii)           amend the second sentence of Section 2.2(a);

(iii)          increase the Maximum Revolver Amount, the Letter of Credit Subfacility or the Dollar amount set forth in the first sentence of Section 2.2(j), in each instance, in excess of the respective amount set forth on the Closing Date, except as permitted in accordance with the terms of this Agreement;

(iv)          postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (other than fees payable to BofA, Wachovia, the Administrative Agent or the Collateral Agent solely for such Person’s benefit), or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(v)           reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(vi)          change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders, or any of them, to take any action hereunder;

(vii)         change the definition of Borrowing Base, Blocked Availability Amount, Eligible Accounts, Eligible Inventory, Eligible Rental and Sale

Equipment, Eligible Spare Parts Inventory, Eligible Transportation Equipment or Unused Availability in a manner that would result in an increase in Unused Availability;

(viii)        change the definition of Majority Lenders;

(ix)           amend this Section 13.1 or any provision of this Agreement providing for consent or other action by all of the Lenders;

(x)            other than as permitted by Section 14.11, release any Guaranties of the Obligations or release Collateral;

(xi)           amend Section 4.6(b); or

(xii)          expressly subordinate the payment of any Obligation to any other Debt;

provided that (A) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (B) no amendment, waiver, or consent shall, unless in writing and signed by BofA and Wachovia, acting in their respective capacities as the Letter of Credit Issuer, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document related to any Letter of Credit issued or to be issued by it, (C) no amendment, waiver, or consent shall, unless in writing and signed by the Collateral Agent, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, (D) Schedule 1.1(A) may be amended from time to time by the Agents alone to reflect assignments of Commitments in accordance with this Agreement and as contemplated by Section 2.1(c), (E) any Loan Document relating to Bank Products may be amended by the applicable Obligated Parties and the Person providing such Bank Products without the approval or consent of any other Lender, the Administrative Agent or the Collateral Agent, (F) except as specified for in clause (i) preceding, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder and (G) amendments and modifications to the Collateral Documents in connection with the provision of any Incremental Commitments by Incremental Lenders may be made as contemplated in Section 2.1(c)(ii) (with the consent of the Administrative Agent and/or the Collateral Agent, as appropriate).

(c)           If any fees are paid to the Lenders as consideration for amendments, waivers, or consents with respect to this Agreement, at the Agents’ election, such fees may be paid only to those Lenders that agree to such amendments, waivers, or consents within the time specified for submission thereof.

(d)           If, in connection with any proposed amendment, waiver, or consent requiring the consent of all of the Lenders, the consent of the Majority Lenders is obtained but the consent of the other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, if neither BofA nor Wachovia (in its individual capacity as a Lender) is a Non-Consenting Lender, at the Obligated Parties’ request either or both of BofA or Wachovia (in its individual capacity as a Lender) or an Eligible Assignee shall, subject to the requirements of Section 13.2(a), have the right (but not the obligation) to purchase from each Non-Consenting Lender, and each Non-Consenting Lender agrees that it shall sell, such Non-Consenting Lender’s Loans and Commitments for an amount equal to the aggregate outstanding principal balances thereof plus all accrued interest and fees with respect thereto through the date of sale pursuant to one or more Assignment and Acceptances, without premium or discount.

Section 13.2           Assignments; Participations.

(a)           Any Lender (the “assigning Lender”) may, with the written consent of the Agents (which consent shall not be unreasonably withheld or delayed) and if no Default or Event of Default exists with the written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), assign and delegate to one or more Eligible Assignees (provided that no consent of the Agents or the Borrowers shall be required in connection with any assignment and delegation by an assigning Lender to an Affiliate of the assigning Lender or to another Lender) (each, an “Assignee”) all or part of the Commitment of the assigning Lender hereunder, in a minimum amount of $10,000,000 and integral amounts of $5,000,000 in excess thereof, together with a ratable part of the assigning Lender’s outstanding Loans and the other rights and obligations of the assigning Lender hereunder (provided that, unless the assigning Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, the assigning Lender retains a Commitment in a minimum amount of $10,000,000 and a ratable part of the outstanding Loans and the other rights and obligations hereunder); provided, further, that the Obligated Parties and the Agents may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Ahern and the Agents by the assigning Lender and the Assignee, (ii) the assigning Lender and the Assignee shall have delivered to Ahern and the Agents an Assignment and Acceptance substantially in the form of Exhibit F (an “Assignment and Acceptance”), and (iii) the assigning Lender or the Assignee has paid to each of the Agents a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500).

(b)           From and after the date that the Agents notify the assigning Lender that they have received an executed Assignment and Acceptance and payment of the above-referenced processing fee, if applicable, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit, have been assigned to the Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by the assigning Lender pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by the Obligated Parties to the Collateral Agent or any Lender in the Collateral; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligated Parties or the performance or observance by the Obligated Parties of any of their respective obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon either of the Agents, the assigning Lender, or any other Lender, and based on such documents and information as such Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as administrative agent or collateral agent, as applicable, on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms hereof, together with such powers, including the discretionary rights and incidental powers, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon satisfaction of the requirements of Section 13.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Lender pro tanto.

(e)                                  Any Lender (the “originating Lender”) may at any time sell to one or more Participants participating interests in any Loans, the Commitment of the originating Lender, and the other interests of the originating Lender hereunder and under the other Loan Documents; provided that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Obligated Parties and the Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except for the matters set forth in Section 13.1(b)(i), Section 13.1(b)(ii), and Section 13.1(b)(iii), and (v) all amounts payable by the Borrowers hereunder shall be determined as if the originating Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)                                    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 C.F.R. §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 14

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 14.1                                Appointment and Authorization.

(a)                                  Each Lender hereby irrevocably appoints and designates each of BofA, acting in its capacity as the Administrative Agent, and Wachovia, acting in its capacity as the Collateral Agent, as its agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes the Collateral Agent and the Administrative Agent to take such action on such Lender’s behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent or the Administrative Agent, as applicable, by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Each of the Collateral Agent and the Administrative Agent agrees to act as such on the express conditions contained in this Article 14.  Other than as expressly provided in Section 14.10 and Section 14.11, the provisions of this Article 14 are solely for the benefit of the Collateral Agent, the Administrative Agent and the other Credit Providers, and no Obligated Party shall have any rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall either of the Agents have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either of the Agents.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement or any other Loan Document with reference to the Collateral Agent or the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, each of the Collateral Agent and the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Collateral Agent or the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (as applicable) (i) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (ii) the making of Agent Advances pursuant to Section 2.2(j), and (iii) the exercise of remedies pursuant to Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

(b)                                 The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued hereunder and the agreements and documents associated therewith.  The Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 14 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it, or proposed to be issued by it, and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, “Collateral Agent” or “Agent”, as the case may be, as used in this Article 14 included the Letter of Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Letter of Credit Issuer.

Section 14.2                                Delegation of Duties.  Each of the Collateral Agent and the Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 14.3                                Liability of the Agents.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Credit Provider or Participant for any recital, statement, representation, or warranty made by any Obligated Party or any Affiliate of any Obligated Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent or the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligated Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Obligated Party or any Obligated Party’s Affiliates.

Section 14.4                                Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, electronic mail message, statement, or other document or conversation believed by the Collateral Agent or the Administrative Agent to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligated Party or any of their respective Affiliates), independent accountants and other experts selected by the Collateral Agent or the Administrative Agent.  Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as the Collateral Agent or the Administrative Agent deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 13.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  For purposes of determining compliance with the conditions specified in Section 9.1, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved, or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender unless each Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 14.5                                Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, other than the failure of the Borrowers to make any payment of principal, interest, fees, or expenses required to be paid to it for the benefit of the Credit Providers, unless the Collateral Agent or the Administrative Agent, as applicable, shall have received written notice from an Obligated Party or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Collateral Agent or the Administrative Agent, as applicable, will notify the Lenders of its receipt of any such notice.  The Collateral Agent and/or the Administrative Agent, as applicable, shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in accordance with Article 11; provided that unless and until the Collateral Agent or the Administrative Agent, as applicable, has received any such direction, the Collateral Agent or the Administrative Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Credit Providers.

Section 14.6                                Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to such Lender, and that no act by the Collateral Agent or the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Obligated Parties and their Affiliates (or any of them), shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether any Agent-Related Person has disclosed material information in its possession.  Each Lender represents to the Agents that such Lender has, independently and without reliance upon any Agent-Related Person and based on such documents and information as such Lender has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Obligated Parties and their Affiliates, and any Requirement of Law relating to the transactions contemplated hereby, and such Lender has made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as such Lender shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Obligated Parties and their Affiliates.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by either of the Agents (as applicable), neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Obligated Party or any of their Affiliates that may come into the possession of any of the Agent-Related Persons.

Section 14.7                                Indemnification.  WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL, UPON DEMAND, INDEMNIFY THE AGENT-RELATED PERSONS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE OBLIGATED PARTIES AND WITHOUT LIMITING THE OBLIGATION OF THE OBLIGATED PARTIES TO DO SO), IN ACCORDANCE WITH THEIR PRO RATA SHARES, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES (AS SUCH TERM IS DEFINED IN SECTION 15.11(a)); PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, FURTHER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY LENDERS OR ALL LENDERS (IF REQUIRED BY THE TERMS OF THIS AGREEMENT) SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION.  Without limitation of the foregoing, each Lender shall reimburse the Collateral Agent and the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent or the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent or the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section 14.7 shall survive the termination of the Commitments, payment of all Obligations hereunder, and the resignation or replacement of the Collateral Agent or the Administrative Agent.

Section 14.8                                The Collateral Agent and the Administrative Agent in their Individual Capacity.  Each of BofA and Wachovia and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Obligated Party and its Affiliates as though such Person were not the Administrative Agent, the Letter of Credit Issuer or the Collateral Agent hereunder, as applicable, and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, each of BofA and Wachovia and its respective Affiliates may receive information regarding any Obligated Party, its Affiliates, and Account Debtors (including information that may be subject to confidentiality obligations in favor of any such Obligated Party or Affiliate), and the Lenders acknowledge that BofA and Wachovia shall be under no obligation to provide such information to the Lenders.  With respect to its Loans, each of BofA and Wachovia as a Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, the Letter of Credit Issuer or the Collateral Agent, as applicable, and the terms “Lender” and “Lenders” include each of BofA and Wachovia in its individual capacity.

Section 14.9                                Successor Agents.  Each Agent may resign as an Agent (the “resigning Agent”) upon at least 30 days’ prior notice to the other Agent, the Lenders and the Obligated Parties (and any such resignation by BofA or Wachovia shall also constitute its resignation as the Letter of Credit Issuer hereunder (the “resigning Letter of Credit Issuer”)).  In the event BofA or Wachovia sells all of its Commitment and Loans, such Person shall resign as an Agent; provided that if such sale by BofA or Wachovia is as part of a sale, transfer, or other disposition by such Person of substantially all of its loan portfolio, such Person shall resign as an Agent and such purchaser or transferee shall become its successor Administrative Agent and/or Collateral Agent, as applicable, hereunder.  Subject to the foregoing, if either Agent resigns under this Agreement, then (i) effective upon the effective date of the resignation of the resigning Agent, the remaining Agent shall act (and hereby agrees to act) as the sole Administrative Agent and Collateral Agent for the Lenders or (ii) if there is no remaining Agent at such time, the Majority Lenders shall appoint from among the Lenders the successor sole Administrative Agent and Collateral Agent (any Person being appointed pursuant to this clause (ii) as successor to the resigning Agent being referred to in this Section as the “successor Agent,” and any such appointment shall also constitute appointment of such successor Agent as the Letter of Credit Issuer hereunder (the “successor Letter of Credit Issuer”)) for the Lenders that shall be consented to by the Borrowers at all times other than during the existence of a Default or an Event of Default (such consent not to be unreasonably withheld or delayed).  If no successor Agent has accepted appointment as the Administrative Agent and Collateral Agent for the Lenders prior to the effective date of the resignation of the resigning Agent at a time when there is no other Agent, the resigning Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all the duties of the Agents hereunder until such time, if any, as the Majority Lenders appoint the successor sole Administrative Agent and Collateral Agent as provided for in this Section 14.9.  Upon the remaining Agent becoming the Administrative Agent and Collateral Agent for the Lenders (as provided in clause (i) of the second preceding sentence) or the acceptance by the successor Agent of its appointment as the successor Agent hereunder (as provided in clause (ii) of the second preceding sentence), (a) the remaining Agent or such successor Agent, as applicable, shall succeed to all the rights, powers, and duties of each of the Administrative Agent, the Collateral Agent and the resigning Letter of Credit Issuer, (b) the respective terms “Administrative Agent”, “Collateral Agent” and “Letter of Credit Issuer” shall mean the remaining Agent or such successor Agent (as applicable) and such successor Letter of Credit

Issuer, (c) the resigning Agent’s appointment, rights, powers, and duties as an Agent shall be terminated, and (d) the resigning Letter of Credit Issuer’s appointment, rights, powers, and duties as the Letter of Credit Issuer shall be terminated without any other or further act or deed on the part of the resigning Letter of Credit Issuer, the remaining Agent or any Lender, other than the obligation of the remaining Agent or the successor Letter of Credit Issuer, as applicable, to issue Letters of Credit in substitution for the Letters of Credit, if any, issued by the resigning Letter of Credit Issuer outstanding at the time of such succession or to make other arrangements satisfactory to the resigning Letter of Credit Issuer to effectively assume the obligations of the resigning Letter of Credit Issuer with respect to its Letters of Credit.  After any resigning Agent’s resignation hereunder as an Agent, the provisions of this Article 14, Section 15.7, and Section 15.11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

Section 14.10                          Withholding Tax.

(a)                                  If any Lender is a “foreign corporation, partnership, or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agents, to deliver to the Agents and Ahern:

(i)                                     if such Lender claims an exemption from, or a reduction of, withholding tax under a U.S. tax treaty, two properly completed and executed IRS Form W-8BEN before the payment of any interest in the first calendar year during which interest may be paid under this Agreement (and thereafter as reasonably requested by the Administrative Agent, the Collateral Agent or Ahern, but only if such Lender is then lawfully permitted to do so);

(ii)                                  if such Lender claims that interest paid under this Agreement is exempt from U.S. withholding tax because it is effectively connected with a U.S. trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender during which interest may be paid under this Agreement (and thereafter as reasonably requested by the Administrative Agent, the Collateral Agent or Ahern, but only if such Lender is then lawfully permitted to do so), and IRS Form W-9; and

(iii)                               such other form or forms as may be required under the Code or other laws of the U.S. as a condition to exemption from, or reduction of, U.S. withholding tax.

Such Lender agrees to promptly notify the Agents and Ahern of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Lender claims exemption from, or reduction of, withholding tax under a U.S. tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agents and Ahern of the percentage amount in which it is no longer the beneficial owner of Obligations owing to such Lender.  To the extent of such percentage amount, the Agents and the Borrowers will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Lender claiming exemption from U.S. withholding tax by filing IRS Form W-8ECI with the Agents sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)                                 If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent, the Collateral Agent or any Borrower, as appropriate, may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by clause (a) preceding are not delivered to the Agents and Ahern, then the applicable Agent or any Borrower, as appropriate, may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)                                  If the IRS or any other Governmental Authority of the U.S. or other jurisdiction asserts a claim that an Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agents or any Borrower of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify each of the Agents and any Borrower fully for all amounts paid, directly or indirectly, by any of them as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to either of the Agents or the Borrowers under this Section 14.10, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this clause (e) shall survive the payment of all Obligations and the resignation or replacement of either Agent.

Section 14.11                          Collateral Matters.

(a)                                  The Credit Providers hereby irrevocably authorize the Collateral Agent to release any Guarantor that is permitted to wind-up, dissolve, liquidate, or merge out of existence under Section 8.9, and to release any Agent’s Liens upon any Collateral (i) upon (A) termination of the Commitments, (B) termination or collateralization as provided in Section 2.4(g) of all outstanding Letters of Credit (whether or not any of such obligations are due), and (C) the Borrowers’ payment and satisfaction in full of all Loans and other Obligations (other than indemnification obligations to the extent no claim with respect thereto has been asserted and remains unsatisfied), (ii) constituting property being sold or disposed of if the Obligated Party disposing of such property certifies to the Agents that the sale or disposition is made in compliance with Section 8.9 (and the Agents may rely conclusively on any such certification, without further inquiry), (iii) constituting property in which no Obligated Party owned any interest at the time the Lien was granted or at any time thereafter, or (iv) constituting property leased to an

Obligated Party under a lease that has expired or been terminated in a transaction permitted under this Agreement.  Except as provided above, the Collateral Agent will not release any of the Agent’s Liens without the prior written authorization of the Majority Lenders; provided that the Collateral Agent may, in its discretion with the prior written authorization of the Administrative Agent, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $1,000,000 during each Fiscal Year without the prior written authorization of any Lender and the Collateral Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $5,000,000 during each Fiscal Year with the prior written authorization of the Majority Lenders and the Administrative Agent.  Upon request by either of the Agents or the Obligated Parties at any time, the Credit Providers will confirm in writing the Collateral Agent’s authority to release any Guarantor and any of the Agent’s Liens upon particular types or items of Collateral in accordance with the terms of this Section 14.11.

(b)                                 Upon receipt by the Collateral Agent of any authorization required pursuant to Section 14.11(a) from the Majority Lenders and/or the Administrative Agent, as appropriate, of the Collateral Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Obligated Parties, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided that (i) the Collateral Agent shall not be required to execute any such document on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligated Parties in respect of) all interests retained by the Obligated Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                                  Neither of the Agents shall have any obligation whatsoever to any of the Credit Providers to assure that the Collateral exists or is owned by any of the Obligated Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to either of the Agents pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, each of the Agents may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral in its capacity as one of the Lenders and that neither of the Agents shall have any other duty or liability whatsoever to any Credit Provider as to any of the foregoing.

(d)                                 Upon receipt by the Collateral Agent of any proceeds of Collateral, the Collateral Agent shall promptly turn all such proceeds over to the Administrative Agent for application in accordance with Section 4.6(b).

Section 14.12                          Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Credit Providers agrees that it shall not, without the express consent of the Majority Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Majority Lenders, setoff against the Obligations, any amounts owing by such Credit Provider to any Obligated Party or any accounts of any Obligated Party now or hereafter maintained with such Credit Provider.  Each of the Credit Providers further agrees that it shall not, unless specifically requested to do so by the Agents, take or cause to be taken any action to enforce its rights under this Agreement or any other Loan Document or against any Obligated Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If at any time or times any Credit Provider shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations owing to such Credit Provider arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Credit Provider from either of the Agents pursuant to the terms of this Agreement, or (ii) payments from either of the Agents in excess of such Credit Provider’s ratable portion of all such distributions by the Agents, such Credit Provider shall promptly (A) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Credit Providers and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied among the Credit Providers in accordance with the terms of this Agreement; provided that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 14.13                          Agency for Perfection.  Each Credit Provider hereby appoints each other Credit Provider as agent for the purpose of perfecting Liens, for the benefit of the Credit Providers, in assets that, in accordance with Article 9 of the UCC or any other Requirement of Law can be perfected only by possession.  Should any Credit Provider (other than the Collateral Agent) obtain possession of any such Collateral, such Credit Provider shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 14.14                          Payments by Agents to the Lenders.  All payments to be made by either of the Agents to the Credit Providers shall be made by bank wire transfer or internal transfer of immediately available funds to each Credit Provider pursuant to transfer instructions delivered in writing to the Agents on or prior to the Closing Date (or if such Credit Provider is an Assignee, delivered with or in the applicable Assignment and Acceptance), or pursuant to such other transfer instructions as each party may designate for itself by written notice to the Agents.  Concurrently with each such payment, the applicable Agent shall identify whether such payment (or any portion thereof) represents principal, premium, interest, or fees on the Revolving Loans, the Letters of Credit, or otherwise.  Unless the Agents receive notice from the Borrowers prior to the date on which any payment is due to any Credit Provider that the Borrowers will not make such payment in full as and when required, each of the Agents may assume that the Borrowers have made such payment in full to the applicable Agent on such date in immediately available funds and the applicable Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Credit Provider on such due date an amount equal to the amount then due such Credit Provider.  If and to the extent the Borrowers have not made such payment in full to the applicable Agent, each Credit Provider shall repay to such Agent on demand such amount distributed to such Credit Provider, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Credit Provider until the date repaid.

Section 14.15                          Settlement.

(a)                                  Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Notwithstanding such agreement, the Agents, BofA, Wachovia, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Obligated Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, including the Non-Ratable Loans and the Agent Advances, shall take place on a periodic basis in accordance with the following provisions:

(i)                                     The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at its election, (A) on behalf of BofA, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 1:30p.m. (New York time) on the date of such requested Settlement (the “Settlement Date”).  In its discretion, the Administrative Agent may on any Settlement Date permit Non-Ratable Loans in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) to remain outstanding, while requiring Settlement of the other outstanding Non-Ratable Loans.  Each Lender (other than BofA, in the case of the Non-Ratable Loans, and the Administrative Agent, in the case of the Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to which Settlement is requested to the Administrative Agent to such account of the Administrative Agent as the Administrative Agent may designate, not later than 4:00p.m. (New York time), on the Settlement Date applicable thereto.  Settlements shall occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 9 have then been satisfied.

Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance for which the Administrative Agent has requested Settlement and, together with the portion of such Non-Ratable Loan or Agent Advance representing BofA’s (in its individual capacity or as the Administrative Agent, as appropriate) Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans (Y) on behalf of BofA, with respect to each outstanding Non-Ratable Loan and (Z) for itself, with respect to each Agent Advance.

(ii)                                  Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether it has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from BofA or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance, and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by BofA or the Administrative Agent, as applicable, shall pay to BofA or the Administrative Agent, as applicable, as the purchase price of such participation an amount equal to 100% of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances.  If such amount is not in fact transferred to BofA or the Administrative Agent, as applicable, by any Lender, BofA or the Administrative Agent, as applicable, shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iii)                               From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Non-Ratable Loan or Agent Advance.

(iv)                              Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to BofA any payments received by the Administrative Agent which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Revolving Loans of BofA, including Non-Ratable Loans.  If, as of any Settlement Date, collections received since the then immediately preceding

Settlement Date have been applied to the Revolving Loans of BofA (other than to Non-Ratable Loans or Agent Advances in which a Lender has not yet funded its purchase of a participation pursuant to clause (ii) preceding), as provided for in the previous sentence, BofA shall pay to the Administrative Agent, for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, BofA with respect to Non-Ratable Loans, the Administrative Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by BofA, the Administrative Agent and the other Lenders.

(v)                                 Unless the Administrative Agent has received written notice from a Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 9 have been satisfied on any Funding Date for a Revolving Loan or Non-Ratable Loan.  Unless the Administrative Agent has received written notice from a Lender to the contrary or the Administrative Agent has actual knowledge to the contrary (based solely on the Borrowing Base Certificate most recently delivered to it), the Administrative Agent may assume that the requested Borrowing will not exceed the Unused Availability on any Funding Date for a Revolving Loan or Non-Ratable Loan.

(b)                                 The Lenders’ Failure to Perform.  All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c)                                  Defaulting Lenders.  Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that each Lender has made such amount available to it in immediately available funds on the Funding Date.  Furthermore, the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If any Lender has not transferred its full Pro Rata Share to the Administrative Agent in immediately available funds and if the Administrative Agent has transferred a corresponding amount to the Borrowers on the Business Day following such Funding Date, the applicable Lender shall make such amount available to the Administrative

Agent, together with interest at the Federal Funds Rate for that day.  A notice by the Administrative Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error.  If each Lender’s full Pro Rata Share is transferred to the Administrative Agent as required, the amount transferred to the Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If any such amount is not transferred to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Borrowers shall pay such amount to the Administrative Agent for its account, together with interest thereon for each day elapsed since the date of such Borrowing at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing.  The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being referred to herein as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on such Funding Date.  No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

(d)                                 Retention of Defaulting Lender’s Payments.  Neither of the Agents shall be obligated to transfer to a Defaulting Lender any payments made by any Borrower to such Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent.  In its discretion, the Administrative Agent may loan the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so loaned to the Borrowers shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender.”  Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (i) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (ii) the Unused Line Fee shall accrue in favor of the Lenders that have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments.  This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

(e)                                  Removal of Defaulting Lender.  At the Borrowers’ request, each Agent (acting in its individual capacity as a Lender) or an Eligible Assignee reasonably acceptable to the Agents and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to such Agent (acting in its individual capacity as a Lender) or such Eligible Assignee (as applicable), all of the Defaulting Lender’s outstanding Loans and Commitments hereunder.  Such sale shall be consummated promptly after the applicable Agent or one or more of the Borrowers, as applicable, has arranged for a purchase by such Agent (acting in its individual capacity as a Lender) or an Eligible Assignee (as applicable) pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees (excluding the Unused Line Fee to the extent not required to be paid to the Defaulting Lender pursuant to Section 14.15(d)), without premium or discount.

Section 14.16                          Letters of Credit; Intra-Lender Issues.

(a)                                  Notice of Letter of Credit Balance.  On each Settlement Date, either or both of the Agents shall notify each Lender of the issuance of any Letters of Credit since the prior Settlement Date.

(b)                                 Participations in Letters of Credit.

(i)                                     Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with Section 2.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit in connection with the issuance of such Letter of Credit (including all obligations of the Borrower for whose account such Letter of Credit was issued, and any security therefor or guaranty pertaining thereto).

(ii)                                  Sharing of Reimbursement Obligation Payments.  Whenever the Administrative Agent receives a payment from a Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Administrative Agent has previously received for its account or the account of the Letter of Credit Issuer payment from a Lender, the Administrative Agent shall pay to such Lender such Lender’s Pro Rata Share of such payment from such Borrower.  Each such payment shall be made by the Administrative Agent on the next Settlement Date.

(iii)                               Documentation.  Upon the request of any Lender, the Letter of Credit Issuer shall furnish to either of the Agents and such Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation relating to such Letter of Credit as may reasonably be requested by such Lender.

(iv)                              Obligations Irrevocable.  The obligation of each Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to its participation therein or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligation of the Borrowers to make payments to the Administrative Agent, for the account of the Lenders, with respect to any Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(A)                              any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                                the existence of any claim, setoff, defense, or other right that any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, either Agent, the Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);

(C)                                any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)                                 the occurrence of any Default or Event of Default; or

(F)                                 the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article 9.

(v)                                 Claims Against Letter of Credit Issuer.  Nothing in this Section 14.16 shall prohibit a Lender from seeking to recover any payment made by such Lender to or for the benefit of the Letter of Credit Issuer that constituted reimbursement of (or the funding of its Pro Rata Share of) a drawing under a Letter of Credit, the honor of which drawing constitutes the gross negligence or willful misconduct of the Letter of Credit Issuer as determined by a court of competent jurisdiction in a final nonappealable judgment.

(c)                                  Recovery or Avoidance of Payments; Refund of Payments in Error.  In the event any payment by or on behalf of any Borrower received by the Administrative Agent with respect to any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided, or recovered from the Administrative Agent or the Letter of Credit Issuer in connection with any receivership, liquidation, or bankruptcy proceeding, the Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided, or recovered, together with interest at the rate required to be paid by the Administrative Agent or the Letter of Credit Issuer upon the amount required to be repaid by it.  Unless the Administrative Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the

Administrative Agent may assume that the Borrowers have made such payment in full to it on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers have not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d)                                 Indemnification by the Lenders.  To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Letter of Credit Issuer’s own gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any Borrower to the Letter of Credit Issuer to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by a Borrower.  The agreement contained in this Section shall survive payment in full of all other Obligations.

Section 14.17                          Concerning the Collateral and the Related Loan Documents.  Each Lender authorizes and directs the Collateral Agent and the Administrative Agent, as applicable, to enter into the other Loan Documents, for the benefit and obligation of the Credit Providers.  Each Lender agrees that any action taken by the Collateral Agent, the Administrative Agent or the Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Collateral Agent, the Administrative Agent or the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The Lenders acknowledge that the Revolving Loans (including the Agent Advances and the Non-Ratable Loans), Bank Products, and all interest, fees, and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral, subject to the order of distribution of payments set forth in Section 4.6.

Section 14.18                          Field Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each, a “Report” and collectively, the “Reports”) prepared by or on behalf of such Agent;

(b)                                 expressly agrees and acknowledges that none of BofA, Wachovia or either of the Agents (i) makes any representation or warranty as to the accuracy of any Report or (ii) shall be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the applicable Agent, BofA or Wachovia, or any other Person performing any audit or examination will inspect only specific information regarding the Obligated Parties and will rely significantly upon the Obligated Parties’ books and records, as well as on representations of the Obligated Parties’ personnel;

(d)                                 agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its Participants, or use any Report in any other manner; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold each of the Agents and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Obligated Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans to the Obligated Parties; and (ii) to pay and protect, and indemnify, defend, and hold each of the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including Attorney Costs) incurred by such Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 14.19                          Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of the Collateral Agent and the Administrative Agent) authorized to act for, any other Lender.

Section 14.20                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Obligated Party, or any other Person party to any Loan Document, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation relating to Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either of the Agents shall have made any demand on the Obligated Parties or such other Person) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations relating to Letters of Credit, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent, the Collateral Agent and the Lenders, and their respective agents and counsel, and all other amounts due the Administrative Agent, the

Collateral Agent and the Lenders under Section 3.4 through Section 3.7 and Section 15.7) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel (including Attorney Costs), and any other amounts due to the Administrative Agent under Section 3.4 through Section 3.7 and Section 15.7.  Nothing contained in this Section shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.21                          Co-Lead Arrangers and Syndication Agent.  Each of the Co-Lead Arrangers and the Syndication Agent, solely in its capacity as such, shall have no obligations, liabilities, responsibilities or duties under this Agreement or any other Loan Document.  Without limiting the foregoing, the Co-Lead Arrangers and the Syndication Agent shall have no fiduciary relationship with any Credit Provider and each Credit Provider acknowledges that it has not relied, and will not rely, on either of the Co-Lead Arrangers or the Syndication Agent in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

ARTICLE 15

MISCELLANEOUS

Section 15.1                                No Waivers; Cumulative Remedies.  No failure by the Collateral Agent, the Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among any Obligated Party and the Collateral Agent, the Administrative Agent and/or any Lender, or delay by the Collateral Agent, the Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or option hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or option.  Subject to Section 13.1, no waiver by the Collateral Agent, the Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Collateral Agent, the Administrative Agent or the Lenders on any occasion shall affect or diminish the Collateral Agent’s, the Administrative Agent’s and each Lender’s rights thereafter to require strict performance by the Obligated Parties of any provision of this Agreement.  The Administrative Agent, the Collateral Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral.  The Collateral Agent’s, the Administrative Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy that the Collateral Agent, the Administrative Agent or any Lender may have.

Section 15.2                                Severability.  The illegality or unenforceability of any provision of this Agreement, any other Loan Document, or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document, or any instrument or agreement required hereunder.

Section 15.3                                Governing Law; Choice of Forum; Service of Process.

(a)                                  THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE U.S. LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE OBLIGATED PARTIES, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE OBLIGATED PARTIES, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OTHER AGREEMENT, DOCUMENT, OR INSTRUMENT RELATED HERETO OR THERETO.  NOTWITHSTANDING THE FOREGOING (i) THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OBLIGATED PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)                                  EACH OBLIGATED PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH OBLIGATED PARTY AT ITS ADDRESS SET FORTH IN SECTION 15.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

Section 15.4                                Waiver of Jury Trial.  EACH OBLIGATED PARTY, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, AND EACH OTHER CREDIT PROVIDER IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT, OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE OBLIGATED PARTIES, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, AND EACH OTHER CREDIT PROVIDER AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 15.4 AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 15.5                                Survival of Representations and Warranties.  All representations and warranties of the Obligated Parties contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Collateral Agent, the Administrative Agent or the Lenders or their respective agents.

Section 15.6                                Other Security and Guaranties. Each of the Collateral Agent and the Administrative Agent may, without notice or demand and without affecting the Obligated Parties’ obligations hereunder, from time to time (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce, or release such collateral or any part thereof and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor (other than any Guarantor), or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

Section 15.7                                Fees and Expenses.  Each Borrower agrees to pay to each of the Collateral Agent and the Administrative Agent, for its account, on demand, all reasonable costs and expenses that the Collateral Agent or the Administrative Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including:  (a) Attorney Costs; (b) costs and expenses (including Attorney Costs) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches, title insurance, and environmental audits; (d) taxes, fees, and other charges for recording the Mortgages and the Aircraft Mortgage, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Collateral Agent or the Administrative Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Obligated Party under the Loan Documents that such Obligated Party fails to pay or take; (f) costs of all Inventory Appraisals, Equipment Appraisals and other appraisals (in each case, whether conducted by an internal or external appraiser), and costs of two field examinations and two environmental audits per year (except that after the occurrence and during the continuation of an Event of Default, the Borrowers shall pay the costs of all field examinations and environmental audits), inspections, and verifications of the Collateral and other due diligence, including travel, lodging, and meals for field examinations and inspections of the Collateral and the Obligated Parties’ operations by such Agent, plus such Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge for each Agent is currently $850 per day (or portion thereof) for each Person retained or employed by such Agent with respect to each field examination or audit) performed or prepared at any time; and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Clearing Accounts, and costs and expenses of preserving and protecting the Collateral.  In addition, the Borrowers agree to pay (i) to the Collateral Agent and the Administrative Agent, for its benefit, on demand, all costs and expenses incurred by the Collateral Agent or the Administrative Agent (including Attorney Costs), and (ii) to the Lenders, for their benefit, on demand, all reasonable and actual fees, expenses, and disbursements incurred by the Lenders for one law firm retained by the Lenders, in each case, paid or incurred during the existence of an Event of Default to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Collateral Agent, the Administrative Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers.  All of the foregoing costs and expenses shall be charged to the Loan Account as Revolving Loans as described in Section 4.5.  The agreements in this Section 15.7 shall survive payment of all other Obligations.

Section 15.8                                Notices and Information.

(a)                                  Except as otherwise provided herein, all notices, demands, and requests that any party is required or elects to give to any other party shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail or courier service, (ii) four days after it shall have been mailed by U.S. mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by such a telecommunications device, when properly transmitted and confirmed, in each case addressed to the party to be notified as follows:

If to the Administrative Agent:

Bank of America, N.A.
335 Madison Avenue
New York, NY  10017
Attention:  Business Capital/URGENT
Telecopy No.:  (212) 503-7330

If to the Collateral Agent:

Wachovia Bank, National Association
One Wachovia Center
301 S. College Street
Charlotte, NC  28202
Mail Code: NC0479
Attention:  John Trainor
Telecopy No.:  (704) 374-2703

If to any Obligated Party:

c/o Ahern Rentals, Inc.
4241 S. Arville Street
Las Vegas, Nevada  89103
Attention:  Chief Financial Officer
Telecopy No.:  (702) 367-7652

If to any Lender:

to the address of such Lender set forth on the signature pages of this Agreement or on the most recent Assignment and Acceptance to which such Lender is a party,

or to such other address as each party may designate for itself by like notice.

(b)                                 The Obligated Parties hereby agree that any notice required or permitted to be given by the Agents hereunder may be given by either of the Agents.

(c)                                  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such Loan Documents and signatures shall, subject to Requirements of Law, have the same force and effect as manually signed originals and shall be binding on the Obligated Parties, the Agents, the Lenders, and all other parties to the Loan Documents.  Either of the Agents may also require that any such documents and signatures be confirmed by a manually signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices in lieu of written Notices of Borrowing and Notices of Continuation/Conversion) purportedly given by or on behalf of any Obligated Party even if (i) such notices were not made in a manner specified herein, (ii) such notices were incomplete or were not preceded or followed by any other form of notice specified herein, or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Obligated Parties shall indemnify each Credit Provider from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of an Obligated Party.  All telephonic notices to and other communications with the Collateral Agent or the Administrative Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(e)                                  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Obligated Party agrees to use its best efforts to provide all Communications (as defined below) to each of the Agents in an electronic/soft medium in a format acceptable to the Collateral Agent or the Administrative Agent, as applicable, to the e-mail addresses specified by it to Ahern from time to time.  As used in this Section 15.8 “Communications” means all information, documents and other materials that any Obligated Party is obligated to furnish to the Collateral Agent or the Administrative Agent pursuant to this Agreement or any other Loan Document, including all notices, requests, Financial Statements, financial and other reports, certificates, and other information materials, but excluding any such information, documents, or materials that (i) relate to any request for a Borrowing or a continuation or a conversion of any existing Loan (including any election of an interest rate or the duration of an Interest Period), (ii) relate to the payment of any principal or other amount due under this Agreement or any other Loan Document prior to the scheduled date therefor, (iii) provide notice of any Default or Event of Default; or (iv) are required to be delivered to satisfy any condition set forth in Section 9.1 or Section 9.2.  The Collateral Agent and the Administrative Agent may, in its sole discretion, require that the Obligated Parties provide any of the information provided in electronic/soft medium also in written or printed form.

(f)                                    Each Obligated Party and each Credit Provider agrees that each of the Agents may make the Loan Documents and the Communications, together with other information relating to the Obligated Parties and their business and assets, including Borrowing Base Certificates, appraisals, and Reports, (all such other information being referred to collectively in this Section 15.8 as the “Other Information”), available to the Credit Providers by posting on Intralinks or a substantially similar electronic transmission system (each such system being referred to in this Section 15.8 as a “Platform”).  Each Obligated Party (i) acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and (ii) agrees that posting of the Communications and

Other Information to a Platform will not in any event constitute a breach of the confidentiality provisions of Section 15.16.

(g)                                 EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY LOAN DOCUMENTS, COMMUNICATIONS, OR OTHER INFORMATION POSTED BY ANY AGENT-RELATED PERSON TO ANY PLATFORM, OR THE ADEQUACY OF ANY PLATFORM, AND THE AGENT-RELATED PERSONS AND THE OTHER CREDIT PROVIDERS EXPRESSLY DISCLAIM ANY LIABILITY FOR ERRORS OR OMISSIONS IN ANY LOAN DOCUMENTS, COMMUNICATIONS, OR OTHER INFORMATION AS POSTED ON ANY PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY (INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT-RELATED PERSONS OR ANY OTHER CREDIT PROVIDER IN CONNECTION WITH THE LOAN DOCUMENTS, COMMUNICATIONS, OR OTHER INFORMATION OR ANY PLATFORM.  IN NO EVENT SHALL ANY AGENT-RELATED PERSON OR ANY OTHER CREDIT PROVIDER HAVE ANY LIABILITY TO ANY OBLIGATED PARTY OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND (INCLUDING DIRECT OR INDIRECT DAMAGES, SPECIAL DAMAGES, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN CONTRACT, TORT OR OTHERWISE)) ARISING OUT OF ANY PERSON’S TRANSMISSION OF LOAN DOCUMENTS, COMMUNICATIONS, OR OTHER INFORMATION THROUGH THE INTERNET, OR POSTING OR FAILURE TO POST ANY LOAN DOCUMENTS, COMMUNICATIONS, OR OTHER INFORMATION ON ANY PLATFORM, EXCEPT TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(h)                                 Subject to the last sentence of clause (e) preceding, the Collateral Agent and the Administrative Agent each agrees that the receipt of the Communications by it at its e-mail address specified to the Obligated Parties from time to time shall constitute effective delivery of the Communications to the Collateral Agent or the Administrative Agent, as the case may be, for purposes of this Agreement.  Each Lender agrees that notice to it (as provided in the following sentence) specifying that the Communications and the Other Information have been posted to a Platform shall constitute effective delivery of the Communications and the Other Information to such Lender for purposes of this Agreement.  Each Lender agrees (i) to notify the Collateral Agent and the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail addresses to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(i)                                     Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Agent agrees that any notice of a Default delivered by such Agent to any Obligated Party shall be effected through personal delivery (including, but not limited to, delivery by overnight mail or courier service), registered mail or by a telecommunications device.

Section 15.9                                Waiver of Notices.  Unless otherwise expressly provided herein, each Obligated Party waives presentment, notice of demand or dishonor, protest as to any instrument, notice of intent to accelerate the Obligations, and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Obligated Party that the Collateral Agent, the Administrative Agent or any Lender may elect to give shall entitle any Obligated Party to any or further notice or demand in the same, similar, or other circumstances.

Section 15.10                          Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided that no interest herein may be assigned by any Obligated Party without the prior written consent of the Agents and the Lenders.

Section 15.11                          Indemnity of the Credit Providers by the Obligated Parties.

(a)                                  EACH OBLIGATED PARTY AGREES TO DEFEND, INDEMNIFY, AND HOLD THE AGENT-RELATED PERSONS, EACH CREDIT PROVIDER, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS, AND ATTORNEYS-IN-FACT (EACH, AN “INDEMNIFIED PERSON”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES, AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS AND REASONABLE LEGAL COSTS AND EXPENSES OF THE OTHER CREDIT PROVIDERS) OF ANY KIND OR NATURE WHATSOEVER THAT MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE LOANS AND THE TERMINATION, RESIGNATION, OR REPLACEMENT OF THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT OR REPLACEMENT OF ANY OTHER CREDIT PROVIDER) BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OTHER AGREEMENT, INSTRUMENT, OR DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY INDEMNIFIED PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION, OR PROCEEDING (INCLUDING ANY BANKRUPTCY, INSOLVENCY, OR OTHER PROCEEDING, AND ANY APPELLATE PROCEEDING) RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE LOANS, OR THE USE OF THE PROCEEDS OF THE LOANS, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO (ALL THE FOREGOING,

COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT NO OBLIGATED PARTY SHALL HAVE ANY OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  THE AGREEMENTS IN THIS SECTION 15.11(a) SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS.

(b)                                 EACH OBLIGATED PARTY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS FROM ANY LOSS OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF THE USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE OF A HAZARDOUS SUBSTANCE RELATING TO ANY OBLIGATED PARTY’S OPERATIONS, BUSINESS, OR PROPERTY.  THIS INDEMNITY WILL APPLY WHETHER THE HAZARDOUS SUBSTANCE IS ON, UNDER, OR ABOUT ANY OBLIGATED PARTY’S PROPERTY OR OPERATIONS OR PROPERTY LEASED TO ANY OBLIGATED PARTY.  THE INDEMNITY INCLUDES BUT IS NOT LIMITED TO ATTORNEY COSTS AND REASONABLE LEGAL COSTS AND EXPENSES OF THE CREDIT PROVIDERS (INCLUDING ENVIRONMENTAL ASSESSMENTS).  THE INDEMNITY EXTENDS TO THE AGENTS AND THE OTHER CREDIT PROVIDERS, THEIR AFFILIATES, SUBSIDIARIES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS, ATTORNEYS, AND ASSIGNS.  AS USED IN THIS CLAUSE (b), “HAZARDOUS SUBSTANCES” MEANS ANY SUBSTANCE, MATERIAL, OR WASTE THAT IS OR BECOMES DESIGNATED OR REGULATED AS “TOXIC,” “HAZARDOUS,” “POLLUTANT,” OR “CONTAMINANT” OR A SIMILAR DESIGNATION OR REGULATION UNDER ANY FEDERAL, STATE, OR LOCAL LAW (WHETHER UNDER COMMON LAW, STATUTE, REGULATION, OR OTHERWISE) OR JUDICIAL OR ADMINISTRATIVE INTERPRETATION OF SUCH, INCLUDING PETROLEUM OR NATURAL GAS.  THIS INDEMNITY WILL SURVIVE REPAYMENT OF ALL OTHER OBLIGATIONS.

Section 15.12                          Limitation of Liability.  NO CLAIM MAY BE MADE BY ANY OBLIGATED PARTY, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, ANY OTHER CREDIT PROVIDER, OR ANY OTHER PERSON AGAINST ANY OBLIGATED PARTY, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, ANY OTHER CREDIT PROVIDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH OBLIGATED PARTY, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, AND EACH OTHER CREDIT PROVIDER HEREBY

WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 15.13                          Final Agreement.  This Agreement and the other Loan Documents are intended by the Obligated Parties, the Agents, and the Lenders to be the final, complete, and exclusive expression of the agreement between them.  This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof and thereof (including, without limitation, the terms of the Original Loan and Security Agreement).  No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except in accordance with Section 13.1.

Section 15.14                          Counterparts.  This Agreement may be executed in any number of counterparts, and by the Collateral Agent, the Administrative Agent, each Lender, and each Obligated Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.  Signature pages to this Agreement may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document and a telecopy of any such executed signature page shall be valid as an original.

Section 15.15                          Right of Setoff.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Obligated Party, any such notice being waived by the Obligated Parties to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Obligated Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not either Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Obligated Parties and the Agents after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY OBLIGATED PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAJORITY LENDERS.

Section 15.16                          Confidentiality.

(a)                                  Each Obligated Party hereby consents that the Collateral Agent, the Administrative Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Obligated Parties and a general description of the Obligated Parties’ business and may use each Obligated Party’s name in advertising and other promotional material.

(b)                                 Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by any Obligated Party and provided to the Collateral Agent, the Administrative Agent or such Lender by or on behalf of any Obligated Party under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Collateral Agent, the Administrative Agent or a Lender or (ii) was or becomes available on a nonconfidential basis from a source other than an Obligated Party, provided that such source is not bound by a confidentiality agreement with an Obligated Party known to the Collateral Agent, the Administrative Agent or such Lender; provided, however, that the Collateral Agent, the Administrative Agent and any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Collateral Agent, the Administrative Agent or such Lender is subject or in connection with an examination of the Collateral Agent, the Administrative Agent or such Lender by any such Governmental Authority, (B) pursuant to subpoena or other court process, (C) when required to do so in accordance with the provisions of any applicable Requirement of Law, (D) to the extent reasonably required in connection with any litigation or proceeding (including any bankruptcy proceeding) to which the Collateral Agent, the Administrative Agent, any Lender or any of their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (F) to the Collateral Agent’s, the Administrative Agent’s or such Lender’s independent auditors, accountants, attorneys, and other professional advisors, (G) to any prospective Participant or Assignee, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agents and the Lenders hereunder, (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Obligated Party is party or is deemed party with the Collateral Agent, the Administrative Agent or such Lender, and (I) to its Affiliates.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Section 15.17                          USA Patriot Act Notice.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Obligated Parties that pursuant to the requirements of the Patriot Act, such Credit Provider is required to obtain, verify, and record information that identifies the Obligated Parties, which information includes the name and address of the Obligated Parties and other information that will allow such Credit Provider to identify the Obligated Parties in accordance with the Patriot Act.

Section 15.18                          Joint and Several Liability.  All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers.  Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which either Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records.  Each Borrower shall be liable for all amounts due to either of the Agents and/or any Lender under this

Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records.  Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower.  The Borrowers acknowledge and expressly agree with each Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower.  Each Borrower’s obligations under this Agreement and as an obligor under a Guaranty Agreement shall be separate and distinct obligations.  Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (b) the absence of any attempt to collect the Obligations from any other Borrower, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent, the Collateral Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower or Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower or Guarantor and delivered to the Administrative Agent, the Collateral Agent and/or any Lender, (d) the failure by the Collateral Agent, the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower or Guarantor, (e) the Administrative Agent’s, the Collateral Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, or the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance of all or any portion of the Administrative Agent’s, the Collateral Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (h) any other circumstances that might constitute a legal or equitable discharge or defense of a Guarantor or of any other Borrower.  With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy that the Collateral Agent, the Administrative Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Collateral Agent and/or any other Credit Provider to secure payment of the Obligations or any other liability of any Borrower to any other Credit Provider.  Upon any Event of Default, either of the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that neither the Collateral Agent nor the Administrative Agent shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Section 15.19                          Contribution and Indemnification among the Obligated Parties.  Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower and to the extent any other Obligated Party makes any transfer (including any payment, grant, guaranty, or granting of a Lien) pursuant to this Agreement (any such payment or transfer being referred to herein as an “Accommodation Payment”), then the Obligated Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Obligated Parties in an amount, for each of such other Obligated Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Obligated Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Obligated Parties.  As of any date of determination, the “Allocable Amount” of each Obligated Party shall be equal to the maximum amount of liability for Accommodation Payments that could be asserted against such Obligated Party hereunder without (a) rendering such Obligated Party “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Obligated Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Obligated Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations.  The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.  Notwithstanding the foregoing, no provision of this Agreement shall limit the liability or obligation of any Person (the “subject Person”) with respect to any indebtedness, liabilities, or obligations of any Subsidiary of the subject Person.

Section 15.20                          Agency of Ahern for Each Other Obligated Party.  Each of the Obligated Parties (excluding Ahern) irrevocably appoints Ahern as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including execution and delivery to the Agents of Borrowing Base Certificates) and all modifications hereto.  Any acknowledgment, consent, direction, certification, or other action that might otherwise be valid or effective only if given or taken by all or any of the Obligated Parties or acting singly, shall be valid and effective if given or taken only by Ahern, whether or not any of the other Obligated Parties joins therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of Ahern under this Section 15.20, provided that nothing in this Section 15.20 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action delivered by any Obligated Party pursuant to this Agreement.

Section 15.21                          Additional Borrowers and Guarantors.  Addition of any Person as a Borrower or a Guarantor to this Agreement is subject to approval of all of the Lenders (in the case of a Borrower) or the Majority Lenders (in the case of a Guarantor), and may be conditioned upon such requirements as they may determine in their discretion, including (a) the furnishing of such financial and other information as any such Lender may reasonably request, (b) approval by all appropriate approval authorities of each such Lender, and (c) execution and delivery by the Obligated Parties, such Person, the Agents and the Majority Lenders (as appropriate) of such agreements and other documentation (including a Guaranty Agreement and an amendment to this Agreement or any other Loan Document), and the furnishing by such Person or any of the Obligated Parties of such certificates, opinions, and other documentation, as either of the Agents or any such Lender may reasonably request.  No Lender shall have any obligation to approve any such Person for addition as a party to this Agreement.

Section 15.22                          Express Waivers By the Obligated Parties In Respect of Cross Guaranties and Cross Collateralization.  Each Obligated Party agrees as follows:

(a)                                  Each Obligated Party hereby waives:  (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit, or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Obligated Party’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Obligated Party or of any other fact that might increase such Obligated Party’s risk with respect to such other Obligated Party under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Obligated Party hereunder or under any of the other Loan Documents to which such Obligated Party is a party) and demands to which such Obligated Party might otherwise be entitled.

(b)                                 Each Obligated Party hereby waives the right by statute or otherwise to require any Credit Provider to institute suit against any other Obligated Party or to exhaust any rights and remedies that any Credit Provider has or may have against any other Obligated Party.  Each Obligated Party further waives any defense arising by reason of any disability or other defense of any other Obligated Party (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) or by reason of the cessation from any cause whatsoever of the liability of any such Obligated Party in respect thereof.

(c)                                  Each Obligated Party hereby waives and agrees not to assert against any Credit Provider:  (i) any defense (legal or equitable), setoff, counterclaim, or claim that such Obligated Party may now or at any time hereafter have against any other Obligated Party or any other party liable under any of the Loan Documents; (ii) any defense, setoff, counterclaim, or claim of any kind or nature available to any other Obligated Party against any Credit Provider, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Credit Provider under any Requirement of Law; or (iv) the benefit of any statute of limitations affecting any other Obligated Party’s liability hereunder.

(d)                                 Each Obligated Party consents and agrees that, without notice to or by such Obligated Party and without affecting or impairing the obligations of such Obligated Party hereunder, each of the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction:  (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Obligated Party in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of any of the Obligations, or enforce, exchange, release, or waive any security for any of the Obligations or any Guaranty of the Obligations.

Each Obligated Party represents and warrants that such Obligated Party is currently informed of the financial condition of all other Obligated Parties and all other circumstances that a diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations.  Each Obligated Party further represents and warrants that such Obligated Party has read and understands the terms and conditions of the Loan Documents.  Each Obligated Party agrees that no Credit Provider has any responsibility to inform any Obligated Party of the financial condition of any other Obligated Party or of any other circumstances that bear upon the risk of nonpayment or nonperformance of the Obligations.

Section 15.23                          Intercreditor Agreements.  EACH CREDIT PROVIDER HEREBY GRANTS TO THE COLLATERAL AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME BOUND BY EACH OF THE INTERCREDITOR AGREEMENT (AND AN INTERCREDITOR AGREEMENT ENTERED INTO IN CONNECTION WITH ANY REFINANCING SECOND LIEN DEBT) AND THE GE INTERCREDITOR AGREEMENT AND TO BIND THE CREDIT PROVIDERS THERETO BY THE COLLATERAL AGENT’S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE CREDIT PROVIDERS IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF EITHER THE INTERCREDITOR AGREEMENT (OR ANY INTERCREDITOR AGREEMENT ENTERED INTO IN CONNECTION WITH ANY REFINANCING SECOND LIEN DEBT) OR THE GE INTERCREDITOR AGREEMENT.

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

OBLIGATED PARTIES:

AHERN RENTALS, INC.

By:	/s/ HOWARD BROWN
Name:	Howard Brown
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N. A.

By:	/s/ ROBERT SCALZITTI
Name:	Robert Scalzitti
Title:	Vice President

COLLATERAL AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ JOHN T. TRAINOR
Name:	John T. Trainor
Title:	Director

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ ROBERT SCALZITTI
Name:	Robert Scalzitti
Title:	Vice President

Address for Notices:

Bank of America, N.A. 335 Madison Avenue New York, New York 10017 Attn: Business Capital: URGENT Telecopy: (212) 503-7330

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ JOHN T. TRAINOR
Name:	John T. Trainor
Title:	Director

Address for Notices:

Wachovia Bank, National Association One Wachovia Center 301 S. College Street Charlotte, NC 28202 Mail Code: NC0479 Attn: John Trainor Telecopy: (704) 374-2703

KEYBANK NATIONAL ASSOCIATION

By:	/s/ CHRIS MOHLER
Name:	Chris Mohler
Title:	Vice President

Address for Notices:

KeyBank National Association 1675 Broadway, Suite 500 Denver, Colorado 80202 Attn: Chris Mohler Telecopy: (720) 904-4515

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ THANWANTIE SOMAR
Name:	Thanwantie Somar
Title:	AVP

Address for Notices:

PNC Bank, National Association 70 East 55th Street New York, New York 10022 Attn: Kysha Pierre-Louis Telecopy: (646) 497-0324

COMERICA BANK

By:	/s/ MICHAEL T. RODGERS
Name:	Michael T. Rodgers
Title:

Address for Notices:

Comerica Bank Construction & Industrial Equipment Lending 1601 Elm Street, 2nd Floor Dallas, Texas 75201 Attn: Michael T. Rodgers Telecopy: (214) 969-6534